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(Amendment No.           )
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CF INDUSTRIES HOLDINGS, INC.

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Proxy Statement

2022 Annual Meeting of
Shareholders

4 Parkway North
Deerfield, Illinois 60015
Tel: 847.405.2400
cfindustries.com
March 30, 2022
To Our Shareholders:
On behalf of your board of directors, it is our privilege to invite you to attend the 2022 annual meeting of shareholders of CF Industries Holdings, Inc. The annual meeting will be held on Wednesday, May 11, 2022, in a virtual meeting format only, via the Internet. At the annual meeting, shareholders will vote on the matters set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement and any other business matters properly brought before the annual meeting. Whether or not you are able to attend the annual meeting, we encourage you to read the enclosed materials and submit your proxy.
CF Industries’ 2021 Performance
By almost every measure, 2021 was one of CF Industries’ most successful years ever. We leveraged our investments in operational excellence and capacity growth over the previous decade to capitalize on the opportunities that developed during the year, and generate strong returns. Throughout the year, we experienced strong global nitrogen demand, constrained nitrogen supply due to lower global industry operating rates, and favorable energy spreads that increased the margin opportunities for the company. These dynamics became much more pronounced in the second half of the year and, in particular, during the fourth quarter of 2021 when global nitrogen prices and energy spreads reached record highs.
For 2021, the company reported net earnings attributable to common stockholders of $917 million, or $4.24 per diluted share, and EBITDA(1) of approximately $2.2 billion. Net earnings and EBITDA reflect pre-tax non-cash impairment charges of $521 million related to our U.K. operations. Net cash from operations was approximately $2.9 billion and free cash flow(2) was approximately $2.2 billion, both company records. We want to recognize and thank the entire CF Industries team for their hard work and dedication in bringing about these impressive results, particularly given all of the challenges that 2021 presented.
Strong operational performance underpinned these financial results. We continue to operate safely with our full year recordable incident rate at 0.32 incidents per 200,000 work hours, significantly better than industry averages. This is especially impressive as we had our highest level ever of maintenance activities during the year, including seven ammonia plant turnarounds. This included two turnarounds deferred from the year before due to the COVID-19 pandemic, as well as one turnaround that was planned for 2022 but brought forward into 2021 to reduce the risk of an unplanned outage during the 2022 spring application season.
The company also navigated two severe weather events in North America (Winter Storm Uri and Hurricane Ida) that disrupted production across the industry. Our team’s ability to restart our plants safely and more quickly than our peers speaks to the skill of our people and the strength we have built into our manufacturing network.

We made the difficult but necessary decision to take our ammonia plants offline in the United Kingdom in September due to the excessively high cost of natural gas that made ammonia production unprofitable. We were able to restart one of the plants shortly thereafter supported by restructured CO2 supply contracts. CO2 is a natural byproduct of the ammonia production process, and it is used in a number of applications in the U.K. including food and beverage, nuclear power, and hospitals. We continue to evaluate the situation in the U.K. and are working through numerous scenarios to develop a longer-term solution there.
Our strong cash flow from operations in 2021 enabled us to make meaningful progress on several priorities for the company. We returned $800 million to shareholders through share repurchases and dividends, repaid $500 million in long-term debt, and increased the cash on our balance sheet by nearly $1 billion Our actions to strengthen our balance sheet have been recognized by upgrades to investment grade credit ratings from S&P Global Ratings and Fitch Ratings.
Governance of CF Industries
As we look ahead to the future, we remain committed to implementing sound corporate governance practices that enhance the effectiveness of our board of directors and management team for the benefit of shareholders and our other stakeholders.
We believe the board’s structure and composition are integral to our ability to be effective for shareholders and other stakeholders and a valued resource for management. Our director nominees consist of ten independent directors and the CEO. Our Chairman of the Board is independent and separate from the Chief Executive Officer.
The eleven director nominees represent a broad range of experience and skills. The Chairman of the Board and chair of the governance committee lead an active process to regularly assess Board performance, composition and attributes in succession planning and Board refresh. In 2021, we were fortunate to add two new independent directors as a result of this process: Deborah DeHaas, former vice chairman and managing partner of the Center for Board Effectiveness at Deloitte, and Jesus Madrazo, founder and chairman of Kompali Farms and former executive vice president, public affairs and sustainability of Bayer’s Crop Science division. Over half of the director nominees have joined the Board since 2017 and the director nominees as a group are 55% diverse (gender or racial/ethnic background).
Our committee structure provides a deep level of engagement with management and oversight of company activities. We work to continually identify areas of focus and emerging importance to stakeholders. For example, the board’s Compensation and Management Development Committee has oversight over inclusion, diversity and equity matters as well as employee well-being initiatives. Our Environmental Sustainability and Community Committee was created in 2020 to oversee the company’s clean energy initiatives, progress toward net-zero carbon emissions, community involvement efforts, and overall accountability for meeting the company’s environmental, social and governance (ESG) objectives. Finally, we align executive compensation not just to financial performance, but also on performance against ESG goals including employee safety and sustainability goals.
The Path Ahead
We believe that the Board and management team working together will help create strong shareholder value in both the near- and longer- term. We have a positive outlook on the near-term opportunities available to CF Industries and its shareholders due to strong global nitrogen industry fundamentals. We also remain focused on our long-term growth strategy, which is aligned with our commitment to have a positive impact on issues important to our many stakeholders.
The production of our core product, ammonia, has helped transform the world’s ability to feed itself.

Although the ammonia production process is energy intensive, several other energy-intensive industries concerned about their carbon emissions have identified ammonia as a potential source of clean energy that could help them reduce their carbon footprints. This is due both to ammonia’s hydrogen component, which is widely viewed as a scalable source of clean energy, and to the fact that ammonia does not emit carbon when used as an energy source.
CF Industries’ strategy is to leverage our unique capabilities to accelerate the world’s transition to clean energy. We are committed to decarbonizing our ammonia production network while collaborating with industry leaders to develop a global market for zero- and low-carbon ammonia as an energy source that can help other industries decarbonize their businesses as well.
In 2021, we made substantial progress on our clean energy initiatives. We started construction on North America’s first carbon-free green ammonia production capacity. We also announced two projects that, when complete, will reduce our CO2 emissions by up to 2.5 million tons annually, enabling the production of up to 1.25 million tons of net-zero carbon ammonia — ammonia produced conventionally with the CO2 byproduct captured and geologically sequestered.
We believe our clean energy initiatives go hand-in-hand with our comprehensive ESG goals. These include a dramatic reduction in carbon emissions across our global network with a commitment to achieve net-zero carbon emissions by 2050, with an intermediate goal of a 25% reduction in emissions intensity by 2030. In 2021, we added a new goal to reduce our Scope 3 greenhouse gas emissions, which we calculated and published for the first time, 10% by 2030. We also have set specific goals related to inclusion, diversity and equity, community involvement and nutrient stewardship.
In 2021, we exceeded our expectations on certain goals, such as identifying decarbonization projects, increasing representation of females and persons of color in senior leadership roles, and nutrient stewardship. We communicate our performance in these areas and other areas through our annual ESG and sustainability reporting, which are now available at https://sustainability.cfindustries.com. There, you can also access our submissions under the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB) framework and the Task Force on Climate-related Financial Disclosures (TCFD).
CF Industries’ Future
As we entered 2022, global nitrogen industry fundamentals remained very favorable. The need to replenish global grains stocks and increased economic activity should continue to support robust global demand. High energy prices in Europe and Asia, as well as nitrogen export restrictions from key-producing countries such as China, Egypt, Russia and Turkey, are expected to challenge nitrogen supply availability. As a result, we believe CF Industries is well-positioned for the year ahead, despite the geopolitical tensions in the world and surging inflation as of this writing.
Our efforts have put CF Industries at the forefront of the emerging clean energy economy and the opportunities that we expect to develop for decarbonized ammonia. We believe this will underpin our ability to create shareholder value over the long-term.

Finally, we want to recognize the many contributions of Stephen A. Furbacher, who is retiring from the board of directors this year. Steve has been a member of the Board since 2007 and was chairman from 2014 through the end of 2021. His commitment, dedication and insight were critical in these years as the company navigated rapid growth followed by challenging industry conditions and development into an industry leader. Steve leaves behind many legacies: helping to shape and develop our industry-leading safety culture; evolving our strategy to become a leading clean energy company, and helping us to define our role within our communities as larger than just an employer. However, his greatest impact from his time leading the Board may well be the Board itself. Steve has been a tireless advocate for transforming the Board by broadening our collective skills, experiences and diversity. This purposeful effort will continue to serve the company and shareholders for years to come. We are grateful for the time we have worked with Steve and for his patient guidance and uncompromising standards, and we wish him all the best in his retirement.
Thank you for your continued trust in CF Industries. We look forward to discussing our performance and the opportunities ahead when we gather virtually for our annual meeting on May 11, 2022.
Sincerely,

Stephen J. Hagge Chairman of the Board of Directors	W. Anthony Will President and Chief Executive Officer

(1)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense — net, income taxes, and depreciation and amortization. See Appendix A for a reconciliation of EBITDA to the most directly comparable GAAP measure.

(2)
Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See Appendix A for a reconciliation of free cash flow to the most directly comparable GAAP measure.

4 Parkway North
Deerfield, Illinois 60015
Tel: 847.405.2400
cfindustries.com
NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS
Date and Time:	Wednesday, May 11, 2022, at 10:00 a.m., Central time
Virtual Meeting:	To support the health and well-being of our shareholders and other meeting participants, the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) will be conducted virtually at www.virtualshareholdermeeting.com/CF2022
Items of Business:	At the Annual Meeting, shareholders will be asked to:
1. elect the eleven directors named in the accompanying Proxy Statement;
2. consider and approve an advisory resolution regarding the compensation of our named executive officers;
3. approve our new 2022 Equity and Incentive Plan;
4. ratify the selection of KPMG LLP as our independent registered public accounting firm for 2022;
5. act upon one shareholder proposal regarding the ownership threshold required to call a special meeting of shareholders, if properly presented at the Annual Meeting; and
6. consider any other business properly brought before the Annual Meeting.
Record Date:	You may vote at the Annual Meeting if you were a shareholder of record of our company as of the close of business on March 18, 2022.
Meeting Details:	Procedures for attending and participating in the virtual meeting and other information regarding the Annual Meeting can be found on page 107. During the Annual Meeting, the list of our shareholders of record will be available for viewing by shareholders at www.virtualshareholdermeeting.com/CF2022. To view the list of shareholders, you will be required to enter the 16-digit control number on your Notice of Internet Availability of Proxy Materials or your proxy card.
Internet Availability of Proxy Materials:
Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Shareholders to be held on Wednesday, May 11, 2022: Our Proxy Statement and 2021 Annual Report are available free of charge at www.proxyvote.com.

Your vote is important. Please vote your shares promptly so that your shares will be represented whether or not you attend the Annual Meeting. To vote your shares, you may use the Internet as described on your Notice of Internet Availability of Proxy Materials and proxy card, call the toll-free telephone number listed on your proxy card or complete, sign, date, and return your proxy card. Submitting your proxy now will not prevent you from voting your shares during the Annual Meeting, as your proxy is revocable at your option.
By order of the board of directors,
Douglas C. Barnard
Senior Vice President, General Counsel, and Secretary
March 30, 2022

PROXY STATEMENT SUMMARY
This summary provides certain key information about CF Industries’ business and strategy and highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. This Proxy Statement and a form of proxy were first sent or made available to shareholders on or about March 30, 2022.
2022 ANNUAL MEETING OF SHAREHOLDERS INFORMATION
Date and Time:
Wednesday, May 11, 2022, at 10:00 a.m. Central time

Location:
www.virtualshareholdermeeting.com/CF2022

Record Date:
March 18, 2022

VOTING MATTERS
Shareholders will be asked to vote on the following matters at the Annual Meeting:
Proposals	Board Recommendation	Page Reference
1. Election of Directors The Board believes the director nominees provide us with the combined depth and breadth of skills, experience and qualities required to contribute to an effective and well-functioning Board.	Vote FOR each director nominee	12
2. Advisory Vote on Compensation of Named Executive Officers (“Say on Pay”) CF Industries seeks a non-binding advisory vote from its shareholders to approve the compensation of the named executive officers as disclosed in this Proxy Statement. The Board values the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.	Vote FOR	41
3. Approval of Our New 2022 Equity and Incentive Plan The Board believes that our new 2022 Equity and Incentive Plan will enable CF Industries to continue to recruit, incentivize and retain qualified employees and non-employee directors and further align the interests of employees, directors and shareholders through stock-based compensation awards.	Vote FOR	92
4. Ratification of Selection of Independent Registered Public Accounting Firm for 2022 The audit committee has selected KPMG LLP to serve as CF Industries’ independent registered public accounting firm for 2022, and this selection is being submitted to our shareholders for ratification. The audit committee and the Board believe that the continued retention of KPMG to serve as CF Industries’ independent registered public accounting firm is in the best interests of the company and its shareholders.	Vote FOR	101
5. Shareholder Proposal Regarding the Ownership Threshold Required to Call a Special Meeting of Shareholders, if Properly Presented at the Annual Meeting The Board believes that the action requested by the proponent is unnecessary and not in the best interests of the company and its shareholders.	Vote AGAINST	104

OUR BUSINESS AND STRATEGY
At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network — the world’s largest — to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our nine manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. Our best-in-class operational capability and disciplined capital and corporate stewardship — supported by a culture rooted in our core values that we live each and every day — drive business results that create long-term value for all our stakeholders. Our strategy is reviewed and endorsed annually by the Board, and the Board plays an active role in overseeing the successful execution of our strategy.
For more information on our business, see “Item 1. — Business” and “Item 7. — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2021 Annual Report.
Our Commitment to a Clean Energy Economy
We are taking significant steps to support a global hydrogen and clean fuel economy, through the production of green and blue ammonia. Since ammonia is one of the most efficient ways to transport and store hydrogen and is also a fuel in its own right, we believe that CF Industries, as the world’s largest producer of ammonia with an unparalleled manufacturing and distribution network and deep technical expertise, is uniquely positioned to fulfill anticipated demand for hydrogen and ammonia from green and blue sources. Our approach includes green ammonia production, which refers to ammonia produced through a carbon-free process, and blue ammonia production, which relates to ammonia produced by conventional processes but with CO2 removed through carbon capture and sequestration (CCS) and other certified carbon abatement projects.
We have announced a $100 million green ammonia project at our flagship Donaldsonville complex to produce approximately 20,000 tons per year of green ammonia. Construction and installation began in the fourth quarter of 2021 and is expected to finish in 2023. We believe that, when completed, the Donaldsonville green ammonia project will be the largest of its kind in North America.
We have also announced steps to produce blue ammonia from our ammonia production network. In the fourth quarter of 2021, the Board authorized $285 million in capital projects that will enable the annual production of up to 1.25 million tons of blue ammonia from our existing network starting in 2024. The projects will involve constructing units at our Donaldsonville and Yazoo City complexes that dehydrate and compress CO2, a process essential for CO2 transport via pipeline to sequestration sites. Management expects that, once the units are in service and sequestration is initiated, we could sequester up to 2.5 million tons of CO2 per year.
We believe that execution of our strategy and development of the market for green and blue ammonia will provide significant growth opportunities and generate sustainable long-term value for all of our stakeholders.
Shareholder Returns
The global nitrogen industry is inherently cyclical, and our financial results can be significantly impacted by the pronounced effects of highly volatile commodity prices for our products as well as for natural gas, which is our principal feedstock. Additionally, we execute our strategy and evaluate our performance over a full cycle for our industry, which typically occurs over multiple years. As a result, we believe it is important to view total shareholder return over a longer time horizon than just one year. The following table shows the cumulative total shareholder return (“TSR”), assuming the reinvestment of dividends, for our common stock and a peer group index for the 1-, 3-, 5-, 7-, and 10-year periods ended December 31, 2021.
Each of the peer group companies is or was a publicly traded manufacturer of agricultural chemical fertilizers. The companies comprising the peer group are:
• Agrium, Inc.*	• The Mosaic Company	• LSB Industries, Inc.
• Incitec Pivot Limited	• OCI N.V.**	• Potash Corporation of Saskatchewan Inc.*
• Nutrien Ltd.*	• CVR Partners LP	• Yara International ASA

*
Agrium, Inc. (“Agrium”) and Potash Corporation of Saskatchewan Inc. (“Potash Corp”) are included in the peer group from December 31, 2011 through December 31, 2017. On January 2, 2018, Agrium and Potash Corp completed a merger of equals transaction to form Nutrien, Ltd. The cumulative investment in each of Agrium and Potash Corp, assuming dividend reinvestments up to December 31, 2017, was converted into shares of Nutrien, Ltd. on January 2, 2018 using the exchange ratio in the merger of equals transaction consummated on that date. Nutrien, Ltd. is included in the peer group for the period from January 2, 2018 through December 31, 2021.
**
OCI N.V. has been excluded from the calculation of the 10-year total shareholder return because its shares had less than 10 years of trading history as of December 31, 2021.

For purposes of calculating the TSR of CF Industries and the peer group index for the 1-, 3-, 5-, 7-, and 10‑year periods ending December 31, 2021, the beginning stock price for each peer group company was established by its respective closing price on the last trading day immediately preceding January 1 of the first fiscal year of the applicable measurement period. The returns of the peer group companies were weighted according to their respective market capitalizations as of the date used to establish the beginning stock price. For Yara International ASA, Incitec Pivot Limited and OCI N.V., we used their respective home exchange stock prices, converted into U.S. dollars, for TSR calculation purposes.
2021 PERFORMANCE HIGHLIGHTS
Operating Results
Net Earnings Attributable to Common Stockholders	Earnings Per Diluted Share	EBITDA(1)	Net Cash Provided by Operating Activities
$917 Million	$4.24	$2.17 Billion	$2.87 Billion
Annual Incentive Plan Performance Metrics
Financial Metric	Environmental Metric	Process Safety Metric
Adjusted EBITDA(2)	List for Reduction of GHG Emissions(3)	Behavioral Safety Gate Threshold(4)	Timely Completion Percentage(5)
$2.74 Billion	Achieved 54%	Achieved 99%	Achieved 99.6%
Target: $1.35 Billion	Target: 20%	Threshold: ≥ 95%	Target: 80%
When setting performance levels for the short-term incentive program, the compensation and management development committee considers the previous year’s financial performance, market trends and the company’s annual business plan. Going into 2021, rising energy costs in North America were projected to lead to higher realized natural gas costs for the company as energy feedstock prices rebounded from the lows of the global pandemic. The company also expected meaningfully lower production volumes in 2021, driven by a record number of planned maintenance activities due to the normal level of annual activity plus a significant number of maintenance activities that were deferred from 2020 to minimize the risk to our workforce of exposure to COVID-19. In addition, higher selling, general and administrative (“SG&A”) expenditures were anticipated for 2021 compared to 2020 as activities returned to pre-pandemic levels. These factors were expected to be partially offset by improved product prices across all products in 2021 compared to 2020, primarily driven by higher global energy prices and greater industrial demand.
Actual financial results in 2021 greatly exceeded the company’s forecasts, led by higher revenue from strong product pricing. Global nitrogen prices reached the highest levels in over a decade with a dramatic tightening of the global supply and demand balance driven by high crop prices, increased economic activity and lower global production due to high energy prices in Europe and Asia. Despite higher gas and energy costs as compared to the business plan, both in North America and, to a greater degree, in the United Kingdom, energy cost spreads between North

America and high-cost regions grew, resulting in greater margins for the company overall compared to plan. Sales volume for 2021 declined compared to plan as our production levels were impacted by weather, including the impact of Winter Storm Uri in February and Hurricane Ida in October, and we pulled forward certain maintenance activity originally scheduled for 2022.
Additionally, the company continued to deliver on its strategic priorities and create long-term shareholder value.
Safety	As of December 31, 2021, the company’s 12-month rolling average recordable incident rate was 0.32 incidents per 200,000 work hours – an industry leading result
Operational Excellence	Long-term asset utilization over the last five years is approximately 14 percent higher than the average utilization rate of our North American competitors
Efficiency	SG&A costs as a percentage of sales remained among the lowest in both the chemicals and fertilizer industries in 2021
Return to Shareholders	Returned $799 million to shareholders in 2021 through $541 million in share repurchases and $258 million in dividend payments.
Clean Energy Commitment	We are taking significant steps to decarbonize our own production network and support a global hydrogen and clean fuel economy, through the production of green and blue ammonia
Comprehensive ESG Goals	In line with our commitment to the clean energy economy and our focus on sustainability, we have published comprehensive environmental, social and governance ("ESG") goals covering critical environmental, societal, and workforce imperatives

(1)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense-net, income taxes and depreciation and amortization. See Appendix A for a reconciliation of EBITDA to the most directly comparable GAAP measure.

(2)
See “Compensation Discussion and Analysis — Compensation Discussion and Analysis: In Detail — Key Elements of NEO Compensation Program — Our Metrics Defined” for the definition of Adjusted EBITDA for purposes of our annual incentive plan.

(3)
The development of a list of capital projects to reduce the company’s Scope 1 greenhouse gas (GHG) emissions footprint versus a 2019 baseline. The percentage target is the aggregate amount of the company’s GHG emissions that could be reduced through the implementation of the identified capital projects, as compared to the 2019 Scope 1 emissions baseline.

(4)
The Process Safety Metric has a behavioral safety gate threshold. If at least 95% of the aggregated safety grades of all employees at manufacturing sites were a “B” or better for the year, the safety performance gating requirement would be achieved. If the safety performance gating requirement was not achieved, there would be no payout under the Process Safety Metric.

(5)
The completion of scheduled safety critical equipment inspections on schedule and timely management of changes (MOCs).

OUR DIRECTOR NOMINEES
Our corporate governance and nominating committee regularly reviews the overall composition of the Board and its committees to assess whether each reflects the appropriate mix of experience, qualifications, attributes, and skills that are relevant to CF Industries’ current and future global strategy, business, and governance.
Nominee Primary Occupation	Age	Director Since	Independent	Other Public Boards	Committee Memberships(1)
					AC	CC	GC	EC
Javed Ahmed Former CEO of Tate & Lyle PLC	62	2018	Yes	0		●	●
Robert C. Arzbaecher Former Chairman and CEO of Actuant Corporation	62	2005	Yes	0	●			C
Deborah L. DeHaas Former Vice Chairman and Managing Partner Center for Board Effectiveness, Deloitte	62	2021	Yes	1	●			●
John W. Eaves Executive Chairman of Arch Resources, Inc.	64	2017	Yes	1	●	C		●
Stephen J. Hagge Former President and CEO of AptarGroup, Inc.	70	2010	Yes	1	●	●
Jesus Madrazo Former EVP, Public Affairs and Sustainability of Bayer AG, Crop Science division	52	2021	Yes	0			●	●
Anne P. Noonan President and CEO of Summit Materials, Inc.	58	2015	Yes	1		●	C
Michael J. Toelle Owner, T & T Farms	59	2017	Yes	0		●		●
Theresa E. Wagler CFO and EVP of Steel Dynamics, Inc.	51	2014	Yes	0	C			●
Celso L. White Former Global Chief Supply Chain Officer of Molson Coors Brewing Company	60	2018	Yes	1		●	●
W. Anthony Will President and CEO of CF Industries	56	2014	CEO	1
(1)	AC	= Audit Committee
	CC	= Compensation and Management Development Committee
	EC	= Environmental Sustainability and Community Committee
	GC	= Corporate Governance and Nominating Committee
	C	= Committee Chair

CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to implementing sound corporate governance practices that enhance the effectiveness of the Board and our management and that serve the interests of our shareholders. Highlights of our governance practices include:
	Governance Practice	For More Information
Board Structure and Governance
•
All of director nominees are independent, except for our chief executive officer (“CEO”). All of our standing Board committees are 100 percent independent.

•
We have an independent Chairman of the Board and separate CEO.

•
Our directors are elected annually based on a majority voting standard for uncontested elections. We have a resignation policy for incumbent directors who fail to receive a majority of votes cast.

•
Each of our directors attended 75% or more of the combined total meetings of the full Board and the committees on which he or she served during 2021.

•
Our non-employee directors meet in executive session, without management present, during each regularly scheduled Board meeting.

•
Annual Board and committee self-assessments and peer evaluations monitor the performance and effectiveness of the Board and its committees and directors.

•
The Chairman of the Board and chair of the governance committee lead an active process to regularly assess Board composition and attributes and consider succession planning.

•
We consider diversity of background, including experience and skills as well as personal characteristics such as race, gender and age, in identifying nominees for director and incorporate recruitment protocols in our candidate searches that seek to identify candidates with these diversity characteristics.

•
The Board plays an active role in reviewing and approving our strategy and in overseeing the successful execution of our strategy.

•
Diligent Board oversight of risk management is a cornerstone of our risk management program.

•
The Board has an integral role in oversight of sustainability and engages with senior management on a broad range of environmental, social, and governance topics, including climate change, human capital management and diversity and inclusion, and our related comprehensive ESG goals.

P. 23-26 P. 23-24 P. 12 P. 26 P. 24 P. 24 P. 12-14 P. 14-15 P. 26-27 P. 26-27 P. 27-29;30-32
Stock Ownership
•
We have strong stock ownership guidelines for our executive officers and directors.

•
We prohibit hedging and pledging of our common stock by directors and executive officers.

•
We have a robust clawback policy covering incentive awards.

P. 74 P. 75 P. 74
Corporate Responsibility
•
Our ethics program includes a strong Code of Corporate Conduct for all of our directors, officers and employees.

•
We discuss Corporate Responsibility on our website and in our sustainability reports, including our values and “Do It Right” culture, our commitment to our stakeholders and communities, and our strong corporate commitment to respect the dignity and human rights of others.

•
We provide disclosure of charitable contributions and corporate political contributions and trade associate dues in semi-annual reports.

P. 32 https://sustainability. cfindustries.com www.cfindustries.com/reports
Shareholder Rights
•
Eligible shareholders can utilize the proxy access provisions of our bylaws to include their own nominees for director in our proxy materials along with Board-nominated candidates.

•
We do not have a shareholder rights plan, or poison pill. The Board has adopted a policy whereby any shareholder rights plan adopted without shareholder approval must be submitted to shareholders for ratification, or the plan must expire, within one year of such adoption.

•
One or more holders of our common stock representing at least 25% of the voting power of our common stock have the right to call a special meeting of shareholders.

•
All supermajority voting provisions have been eliminated from our certificate of incorporation and our bylaws.

P. 14; Bylaws Bylaws Charter and Bylaws

SHAREHOLDER ENGAGEMENT
We believe that building positive relationships with our shareholders is critical to CF Industries’ success. We conduct shareholder outreach campaigns in the spring and in the fall to engage with shareholders to understand their perspectives on a variety of topics, such as our financial performance, environmental, social, and governance initiatives, executive compensation, human capital management, environmental sustainability, community relations, and related matters.
We also communicate with shareholders through a number of routine forums, including
•
quarterly earnings releases;

•
Securities and Exchange Commission (“SEC”) filings;

•
the annual report and proxy statement;

•
the annual shareholders meeting;

•
investor meetings, conferences and web communications; and

•
sustainability reporting, including our ESG Report and our Sustainability Report.

We relay shareholder feedback and trends on corporate governance and sustainability developments to the Board and its committees. Our engagement activities have resulted in valuable feedback that has contributed to our decision-making with respect to these matters. See “Corporate Governance — Shareholder Engagement” for a further discussion of our shareholder engagement activities.

COMPENSATION PROGRAM HIGHLIGHTS
Our executive compensation practices are overseen and administered by the compensation and management development committee, which is comprised exclusively of independent directors. The committee is responsible for designing an executive compensation program — including approving any changes to it — that effectively incentivizes our executives to create long-term value for our shareholders.
	Summary		More Details
Compensation Philosophy	Our compensation philosophy seeks to align the interests of our employees and our shareholders through focusing on the total compensation (base salary, short-term incentives, long-term incentives, and benefits) of our employees, including our executive officers. We seek to benefit from this strategy by attracting key talent, retaining strong performers, increasing productivity, and maximizing operational and financial results, while also implementing compensation programs that are cost effective, market competitive, and sustainable across business cycles.		P. 52
Key Elements of Compensation Program	Salary	Paid in line with individual performance and contribution to company goals and aligned to competitive market data	P. 53;57
Annual Cash Incentives*
The amount of the actual incentive earned is determined based on our level of achievement of three performance metrics:
•
80%: level of achievement of Adjusted EBITDA** (Financial Metric)

•
10%: level of achievement of the development of a list of capital projects to reduce the company’s Scope 1 GHG emissions footprint versus a 2019 baseline (Environmental Metric)

•
10%: level of achievement of the completion of safety critical equipment inspections on schedule and timely management of changes, subject to first achieving a gating level of behavioral safety practices goals
(Process Safety Metric)

P. 53; 56-62
Long-Term Equity Incentives
A specified cash value amount is split between two equity award types:
•
60%: performance restricted stock units (“PRSUs”) (3-year cliff vesting based on average return on net assets (“RONA”)** over three one-year periods, and a TSR modifier that can decrease or increase payout by up to 20%)

•
40%: restricted stock units (“RSUs”) (3-year ratable vesting)

P. 53; 63-69
Rigorous Benchmarking and Incentive Target Setting	Bench-marking	Our total direct compensation is targeted at the 50th percentile of our Industry Reference Group, which is comprised of 17 companies in related industries, and the overall general industry market data.	P. 55
Incentive Metrics and Performance Levels
•
We utilize performance metrics for our incentive compensation programs that align executive interests with those of our shareholders.

•
Executives are focused on achieving top performance across metrics that are directly tied to shareholder value creation and our core strategic objectives.

•
The compensation and management development committee considers the previous year’s financial performance, market trends and the company’s annual business plan when setting goals and targets for our incentive compensation programs.

•
The performance metrics and target performance levels reflect the inherent cyclicality of our business.

P. 53-56; 57-62; 63-67
Leading Compensation Governance Practices	Our leading compensation governance practices include:
	Strong pay-for-performance alignment	No employment agreements
	Robust clawback policy covering incentive awards	No repriced stock options
	Stock ownership guidelines	Minimal perquisites
	Performance metrics that align executive interests with interests of shareholders	Executive officers are prohibited from hedging or pledging our stock
	A majority of compensation for CEO and other executive officers is performance-based, at risk, and paid in equity	No new excise tax gross-ups after 2011 (CEO, chief financial officer and senior vice president, human resources have no such gross-up)

*
See “Compensation Discussion and Analysis — Compensation Discussion and Analysis: In Detail — 2022 Compensation Actions” for a discussion of changes to our performance metrics and weightings for 2022.

**
For the definitions of Adjusted EBITDA and RONA, see “Compensation Discussion and Analysis — Compensation Discussion and Analysis: In Detail — Key Elements of NEO Compensation Program — Our Metrics Defined.”

2021 Target Total Compensation
The compensation and management development committee believes the majority of compensation should be composed of awards that are performance-based — with direct ties to the company and individual employee performance. The significant majority of the target compensation of each named executive officer (“NEO”) is at-risk based on company performance.
The following graphs illustrate the mix of total target direct compensation for our chief executive officer and for our other named executive officers for 2021:
AIP:
Annual Incentive Plan (annual bonus), cash settled

LTIP:
Long-Term Incentive Plan, denominated in equity

Changes to AIP Performance Metrics and Weightings for 2022
The compensation and management development committee approved changes in the performance metrics and metrics for our annual incentive program for 2022. The annual incentive awards to our NEOs for 2022 will be determined based upon our level of achievement of the following performance metrics:
•
80% of each executive’s annual incentive payment opportunity is based upon our level of achievement of Adjusted EBITDA for 2022 (the “Adjusted EBITDA Metric”);

•
10% of each executive’s annual incentive payment opportunity is based upon our level of achievement of the completion of specified “Program Simplification” milestones (the “Strategic Initiative Metric”) related to an enterprise-wide project to increase automation and better integrate our processes, technology and reporting systems to strengthen and expand our capabilities for our long-term growth and sustainability; and

•
10% of each executive’s annual incentive payment opportunity is based upon our level of achievement of the completion of safety critical equipment inspections on schedule and timely management of changes, subject to first achieving a gating level of behavioral safety practices goals (the “Process Safety Metric”).

Our Adjusted EBITDA Metric, which has been a part of our annual incentive performance metrics since 2016, increased in weighting from 75% (in 2018, 2019 and 2020) to 80% in 2021 and will remain at 80% for 2022. The new Strategic Initiative Metric reflects the importance of an enterprise-wide strategic project to increase automation and better integrate our processes, technology and reporting systems to strengthen and expand our capabilities for our long-term growth and sustainability, and the extensive resources and employee effort that will be focused on the implementation. The Process Safety Metric, which was added to our annual incentive performance metrics in 2021 and maintains a behavioral safety practice goal that was since 2018 also part of our annual incentive performance metrics as a gating standard (“safety gate”), reflects our focus on safely operating our facilities in a way that benefits a broad set of stakeholders: employees, shareholders, customers and the communities in which we operate. The inclusion of the Strategic Initiative Metric and the Process Safety Metric with the safety gate component in our performance metrics for the annual incentive payment opportunity demonstrates our commitment to our “Do It Right” culture and further integrates strategic corporate goals into executive compensation. The performance levels and corresponding percentages of target opportunity earned with respect to the 2022 performance metrics established by the compensation and management development committee will be disclosed in the proxy statement for our 2023 annual meeting of shareholders.
For a further discussion of 2022 AIP performance metrics and weightings for 2022, see “Compensation Discussion and Analysis — Compensation Discussion and Analysis: In Detail — 2022 Compensation Actions.”

PROPOSAL 1: ELECTION OF DIRECTORS
DIRECTOR NOMINEES
The Board has nominated the eleven individuals named in this Proxy Statement for election at the Annual Meeting. All of the director nominees are present directors of the company standing for re-election. Stephen A. Furbacher will retire from the Board effective as of the date of the Annual Meeting and will not stand for re-election. Each director elected at the Annual Meeting will serve until our next annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or retirement.
Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, an event that the Board does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person as the Board may recommend, unless the Board decides to reduce its total size.
If all eleven director nominees are elected, the Board will consist of eleven directors, each of whom other than our CEO will be “independent” under the listing standards of the New York Stock Exchange (the “NYSE”).
Majority Vote Standard for Election of Directors
Our directors are elected by a majority of the votes cast in uncontested elections, which means that, for a director nominee to be elected in an uncontested election, the number of shares voted “for” that director nominee must exceed the number of votes cast “against” that director nominee. In a contested election, directors are elected by receiving a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A contested election is a situation in which the number of nominees for election exceeds the number of directors to be elected. Whether an election is contested is determined fourteen days in advance of the date we file our definitive proxy statement with the SEC.
Director Resignation Policy
In accordance with procedures set forth in the company’s corporate governance guidelines, any incumbent director (including the 11 nominees standing for re-election at the Annual Meeting) who fails to receive a majority of votes cast in an uncontested election will be required to tender his or her resignation for consideration by the company’s corporate governance and nominating committee. The corporate governance and nominating committee will consider the resignation and, within 45 days following the date of the applicable annual meeting, make a recommendation to the Board concerning the acceptance or rejection of the resignation. The Board will then take formal action on the corporate governance and nominating committee’s recommendation no later than 90 days following the date of the annual meeting. Following the Board’s decision on the committee’s recommendation, we will publicly disclose the Board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.
DIRECTOR SUCCESSION PLANNING AND NOMINATION PROCESS
The Board is responsible for nominating candidates for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The corporate governance and nominating committee is responsible for identifying, screening, and recommending candidates to the Board for Board membership.
Regular Assessment of Board Composition and Succession Planning
The chairman of the Board and chair of the corporate governance and nominating committee lead an active process to regularly review the overall composition of the Board and each Board committee and assess whether each reflects the appropriate mix of experience, qualifications, attributes, and skills that are relevant to CF Industries’ current and future global strategy, business, and governance. Board composition and succession planning is a standing item on the calendar for corporate governance and nominating committee meetings each year. The review process incorporates the results of the annual Board and committee performance and skills self-assessment processes described in “Corporate Governance — Leadership of the Board — Annual Board and Committee Self-Evaluations and Director Peer Evaluations” in assessing and determining whether any gaps in experience, qualifications, attributes, and skills exist and the characteristics and critical skills required of prospective candidates for election to the Board.
To maintain a Board with an appropriate mix of experience and qualifications and to permit time for orientation, the succession planning process generally considers the development of the Board over a time horizon extending for the next five years. In the case of an anticipated change in the composition of the Board, whether as a result of a retirement consistent with our general age-based retirement policy described below or otherwise, the Board generally prefers to recruit and add new directors such that there is time for the new directors to learn in detail our strategy, business, and governance sufficiently in advance of expected departures. The Board has also concluded that the appropriate number of directors is generally no fewer than eight and no more than twelve. The Board believes this range permits diversity of experience without hindering effective discussion or diminishing individual accountability. Therefore, the Board attempts to coordinate director additions and departures to maintain this size while allowing orientation time for new members as discussed above. Consistent with this process, the Board has added six new independent directors over the past five years, and five independent directors have retired over the past five years (including Mr. Furbacher, who will retire as of the date of the 2022 Annual Meeting). The gradual refreshment process over the last several years reflects the Board’s intention to allow orientation time for new directors while maintaining the benefit of departing directors’ experience. Similarly, this year the chairman of the Board role transitioned from Mr. Furbacher to Mr. Hagge on January 1, 2022 to provide sufficient overlap and continuity before Mr. Furbacher’s retirement at the 2022 Annual Meeting.
Identifying and Evaluating Candidates for Director
The corporate governance and nominating committee generally identifies potential nominees for election to the Board by engaging third party search firms that specialize in identifying director candidates. Current directors and executive officers may also notify the committee if they become aware of potential candidates, and the committee refers any such potential candidate to the third party search firm to first evaluate whether the potential candidate meets the criteria for Board membership discussed below. The committee will also consider candidates for election to the Board recommended by shareholders as described below.
Once a person has been identified by the corporate governance and nominating committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the corporate governance and nominating committee determines that the person warrants further consideration, the committee chair or another member of the committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the corporate governance and nominating committee will request information from the person, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and ask directors to conduct one or more interviews with the person. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate’s accomplishments. The committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder, although, as stated below, the committee may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Recent Director Searches
As a result of our active succession planning and candidate evaluation processes, directors Ahmed, DeHaas, Eaves, Madrazo, Toelle and White were identified as candidates and added to the Board over the last five years. Each of these independent directors brings important skills and experience to our company that have further strengthened the Board and complemented the skills and experience of our other Board members. Each of these six individuals was recommended for consideration to the corporate governance and nominating committee by a third party search firm, and none of these six individuals was known to our chairman of the Board or CEO prior to the candidate evaluation process.
Shareholder Recommendations of Director Candidates
The corporate governance and nominating committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the corporate governance and nominating committee, a shareholder must submit the recommendation to the committee in writing and include the following information:
•
the name of the shareholder and evidence of the shareholder’s ownership of our stock, including the number of shares owned and the length of time of ownership; and

•
the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of CF Industries, and the candidate’s consent to be named as a director if selected by the committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the corporate governance and nominating committee c/o the corporate secretary at our principal executive offices at the address on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement and must be received by the corporate secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of shareholders.
Proxy Access
Our bylaws allow eligible shareholders to include their own nominees for director in our proxy materials along with the Board-nominated candidates. Subject to applicable procedural and other requirements under our bylaws, the proxy access provisions of our bylaws permit any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of 3% or more of our outstanding common stock for at least the previous three years to nominate and include in our proxy materials director nominees constituting not more than 25% of the number of the directors in office at the time of the nomination. For further information in this regard, see the discussion under the heading “Annual Meeting Information — Deadlines for Submission of Future Shareholder Proposals, Shareholder Nominated Director Candidates and Other Business of Shareholders — Director Nominations for Inclusion in CF Industries’ Proxy Materials (Proxy Access).”
CRITERIA FOR BOARD MEMBERSHIP
Director Qualifications and Attributes
The corporate governance and nominating committee takes into consideration a number of factors and criteria in reviewing candidates for potential nomination to the Board. The corporate governance and nominating committee believes that the minimum qualifications for serving as a director of CF Industries are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs and have an impeccable record and reputation for honesty and ethical conduct in his or her professional and personal activities.

In addition, the committee will examine a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, age, potential conflicts of interest, material relationships with CF Industries, and independence from management and the company.
Diversity
Our corporate governance guidelines and corporate governance and nominating committee charter reflect the intention of the Board that the board of directors represent a diversity of backgrounds. In accordance with the corporate governance and nominating committee charter and our corporate governance guidelines, the corporate governance and nominating committee considers diversity in identifying nominees for director, including personal characteristics such as race, gender and age, and the experiences and skills relevant to the Board’s performance of its responsibilities in the oversight of the company. In furtherance of this objective, the corporate governance and nominating committee has determined that it will incorporate recruitment protocols that seek to identify candidates in any future director search who meet these diversity characteristics. As discussed above, six independent directors have joined the Board over the last five years. These directors’ experience and skills backgrounds include senior executive leadership (two sitting or retired chief executive officers, a retired managing partner of a big four accounting firm, a public affairs and sustainability executive and a global supply chain executive) and five directors with industry expertise. In terms of personal characteristics, these directors include one woman, an African American, a director of Hispanic origin who has dual citizenship in the United States and Mexico and a director of Asian origin who lives in the United Kingdom and has dual citizenship in the United States and the United Kingdom.
Retirement Age
As set forth in the company’s corporate governance guidelines, it is the general policy of the company that no director having attained the age of 74 years shall be nominated for re-election or reappointment to the Board. However, the Board may determine to waive this policy in individual cases.
Director Tenure
To ensure that the Board maintains an appropriate balance of experience, continuity, and an openness to new ideas and a willingness to critically re-examine the status quo, the corporate governance and nominating committee considers the issue of continuing director tenure in connection with each director nomination recommendation.
Two director nominees, comprising 18% of the nominees, have served 10 or more years on the Board, and three director nominees, comprising 27% of the nominees, have served between five and 10 years on the Board. These directors bring a wealth of experience and knowledge concerning CF Industries. The remaining six director nominees, comprising 55% of the nominees, have served less than five years on the Board and bring fresh perspective to Board deliberations.
Service on Other Public Company Boards
The company recognizes the substantial time commitments attendant to Board membership and expects that the members of the Board will be fully committed to devoting all such time as is necessary to fulfill their Board responsibilities, in terms of both preparation for and attendance and participation at meetings. Accordingly, directors should generally not serve on more than three other public company boards. A director who also serves as the chief executive officer or named executive officer of a public company generally should not serve on the board of more than one other public company.
In addition, in recognition of the enhanced time commitments associated with membership on a public company’s audit committee, the Board has adopted a policy that no member of the audit committee may serve simultaneously on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the company’s audit committee.

Summary of Director Core Competencies
We consider the depth and diversity of experience on the Board a key strength. Our eleven director nominees offer a diverse set of qualifications and perspectives and possess a wealth of leadership and professional experience. The following table summarizes experiences and skills that we have identified as key to our current and future global strategy, business, and governance.
Accounting and Finance Expertise	Environmental, Health & Safety Aspects of Operations
8 of 11 nominees	7 of 11 nominees
A strong understanding of accounting and finance is important for ensuring the integrity of our financial reporting and critically evaluating our performance.	Safety and environmental stewardship are core values of ours. We take guidance from our directors who have served in executive or operating positions at industrial manufacturing companies.
Environmental Sustainability	Human Capital Management
8 of 11 nominees	10 of 11 nominees
Insight and expertise in environmental sustainability and related matters help guide the company as it embraces a global hydrogen and clean fuel economy and pursues its ESG goals.	Insight and experience regarding culture, talent development, compensation, recruiting and retention, and diversity and inclusion are critical given the importance of the company’s human capital.
Industry Focus	Operations
7 of 11 nominees	8 of 11 nominees
Directors who are knowledgeable about the chemical, energy, and agriculture industries help guide the company in assessing the trends and external forces relevant to its strategy and operations.	As a global manufacturing and distribution company, we benefit from the experience of our directors who have served in senior executive roles of global manufacturing companies.
Public Company Governance	Risk Management
8 of 11 nominees	11 of 11 nominees
A deep understanding of the Board’s duties and responsibilities enhances board effectiveness and ensures independent oversight that is aligned with shareholder interests.	Directors with significant risk management experience provide important oversight as we manage the risks inherent in our strategy and operations.
Senior Executive Leadership	Strategy & Strategic Initiatives
11 of 11 nominees	10 of 11 nominees
We believe that directors who have served as CEOs or senior executives are in a position to challenge management and contribute practical insight into business strategy and operations.	Experience with major strategic initiatives helps us identify, pursue and consummate the right major initiatives that achieve our strategic objectives and realize synergies and optimal growth.
Snapshot of Director Nominees

BOARD RECOMMENDATION
In connection with the Annual Meeting and in accordance with the above guidelines, the corporate governance and nominating committee recommended that the Board nominate the eleven individuals named in this Proxy Statement for election to the Board. The Board believes these nominees provide CF Industries with the combined depth and breadth of skills, experience and qualities required to contribute to an effective and well-functioning Board. Our eleven director nominees offer a diverse set of qualifications and perspectives and possess a wealth of leadership and professional experience in areas relevant to our current and future global strategy, business, and governance.
The Board unanimously recommends that you vote FOR the election of the nominees presented in Proposal 1.

DIRECTOR NOMINEE BIOGRAPHIES
The following biographical information about each of our director nominees highlights the particular experiences, qualifications, attributes, and skills possessed by each director nominee that led the Board to determine that he or she is qualified to serve as a public company director and that he or she should serve as member of the Board. All director nominee biographical information is as of March 30, 2022.

Javed Ahmed
Javed Ahmed served as chief executive officer of Tate & Lyle PLC, a British-headquartered, global provider of solutions and ingredients for food, beverage and industrial markets with facilities and offices in over 30 locations worldwide whose products are sold or distributed in over 120 countries, from October 2009 until April 2018. Prior to this role, he spent 17 years with Benckiser NV (later Reckitt Benckiser Group plc), a leading consumer products group, in a number of senior roles. He began his career with The Procter & Gamble Company before spending five years with Bain & Co.
Qualifications
As the former chief executive officer of Tate & Lyle PLC, Mr. Ahmed brings public company governance, agriculture and food industry focus, human capital management, strategic initiative, environmental sustainability, risk management, environmental, health and safety aspects of operations, and accounting and financial expertise to the Board.
Other Public Company Directorships (within the past 5 years)
•
Tate & Lyle PLC (Oct. 2009 – Apr. 2018)

Age 62	Director Since 2018
CF Industries Committees • Compensation and management development • Corporate governance and nominating

Qualifications
•
Accounting and Finance

•
Agriculture and Food Industry

•
CEO

•
EHS Aspects of Operations

•
Environmental Sustainability

•
Human Capital

•
Public Company Governance

•
Risk Management

•
Strategic Initiatives

Robert C. Arzbaecher
Robert C. Arzbaecher served as chief executive officer of Actuant Corporation, a diversified manufacturer and marketer of industrial products and systems with operations in more than 30 countries, from 2000 until January 2014 and as interim president and chief executive officer of Actuant from August 2015 until March 2016. He served as a director of Actuant from 2000 until January 2017 and as chairman of the board of Actuant from 2001 until March 2016. From 1992 until 2000, he held various financial positions with Applied Power, Inc., Actuant’s predecessor, the most recent of which was chief financial officer. Prior to 1992, Mr. Arzbaecher held various financial positions with Grabill Aerospace Industries Ltd., Farley Industries Inc., and Grant Thornton LLP, a public accounting firm. Mr. Arzbaecher is a certified public accountant and he is also a director of Fiduciary Management, Inc. mutual funds.
Qualifications
As the former chairman and chief executive officer of Actuant, Mr. Arzbaecher brings public company governance, human capital, operations, strategic initiative, and risk management expertise to the Board. As a certified public accountant who has served as a financial executive, he is an “audit committee financial expert” within the meaning of SEC rules.
Other Public Company Directorships (within the past 5 years)
•
Actuant Corporation (2000 – Jan. 2017) (Chairman from 2001 – Mar. 2016)

Age 62	Director Since 2005
CF Industries Committees • Audit • Environmental sustainability and community (Chair)
Qualifications • Accounting and Finance • CEO • Human Capital • Operations • Public Company Governance • Risk Management • Strategic Initiatives

Deborah L. DeHaas
Deborah L. DeHaas retired from Deloitte as a vice chairman and the managing partner of the Center for Board Effectiveness in September 2020. She held numerous leadership roles at Deloitte during her 18 years of service to the firm, including as the firm’s first chief inclusion officer, as the regional managing partner for the midwest and central regions of Deloitte — in which role she led the quality, client satisfaction, growth, marketplace and talent initiatives for over 10,000 professionals in fourteen states — as the Chicago office managing partner, as a member of the Deloitte US board of directors, and as a member of the Deloitte US Executive Committee. Before joining Deloitte, Ms. DeHaas was a partner at Arthur Andersen LLP. She has served as the chief executive officer of Corporate Leadership Center since November 2020. She currently serves on the Board and Executive Committee of the Value Reporting Foundation Board (formerly known as the Sustainability Accounting Standards Board Foundation Board). She is also a trustee and chair of the audit committee at both Northwestern University and the University of Denver. Ms. DeHaas is also a member of the board of directors of Dover Corporation, a diversified global manufacturer and solutions provider, since February 2021.
Qualifications
With her roles and responsibilities at Deloitte, Corporate Leadership Center, and the Value Reporting Foundation Board, Ms. DeHaas brings substantial environmental sustainability, human capital management, public company governance, risk management, and strategic initiative experience to the Board. Ms. DeHaas is a certified public accountant and is an “audit committee financial expert” within the meaning of SEC rules.
Other Public Company Directorships (within the past 5 years)
•
Dover Corporation (Feb. 2021 – Present)

Age 62	Director Since 2021
CF Industries Committees • Audit • Environmental Sustainability and Community
Qualifications • Accounting and Finance • Environmental Sustainability • Human Capital • Public Company Governance • Senior Executive Leadership • Risk Management • Strategic Initiatives

John W. Eaves
John W. Eaves is the executive chairman of Arch Resources, Inc. (formerly Arch Coal, Inc.), a top coal producer for the global steel and power generation industries, and served as president and chief executive officer of Arch Resources from 2012 to April 2020. He has been a member of its board of directors since 2006. Mr. Eaves has more than 30 years of experience in the coal industry. During his tenure with Arch Resources, he has held positions of president and chief operating officer; senior vice president of marketing; and vice president of marketing and president of Arch Coal Sales, the company’s marketing subsidiary. Mr. Eaves joined Arch Resources in 1987 after serving in various marketing-related positions at Diamond Shamrock Coal Company and Natomas Coal Company. He serves on the boards of the National Association of Manufacturers and the National Mining Association. On January 11, 2016, Arch Resources filed a voluntary petition for reorganization under the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Missouri. On October 5, 2016, Arch Resources’s reorganization plan became effective and it emerged from Chapter 11.
Qualifications
As the executive chairman and former president and chief executive officer of Arch Resources, Mr. Eaves brings substantial energy industry, operations, strategic initiative, human capital management, environmental sustainability and environmental, health and safety of operations expertise to the Board. Mr. Eaves has extensive experience in risk management and accounting and finance expertise through his active supervision of those performing financial accounting and reporting at Arch Resources and he is an “audit committee financial expert” within the meaning of SEC rules.
Other Public Company Directorships (within the past 5 years)
•
Arch Resources, Inc. (2006 – Present)

Age 64	Director Since 2017
CF Industries Committees • Audit • Compensation and management development (Chair) • Environmental sustainability and community

Qualifications
•
Accounting and Finance

•
CEO

•
EHS Aspects of Operations

•
Energy Industry

•
Environmental Sustainability

•
Human Capital

•
Operations

•
Public Company Governance

•
Risk Management

•
Strategic Initiatives

Stephen J. Hagge
Stephen J. Hagge served as president and chief executive officer of AptarGroup, Inc., a leading global supplier of a broad range of innovative dispensing systems for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food and beverage markets with manufacturing facilities in North America, Europe, Asia and Latin America, from 2012 until January 2017 and as special advisor to the chief executive officer of AptarGroup from February 2017 to March 2017. He served as chief operating officer of AptarGroup from 2008 to 2011, as chief financial officer of AptarGroup from 1993 to 2011 and as an executive vice president and secretary of AptarGroup from 1993 to 2011. Mr. Hagge served as a director of AptarGroup from 2001 to 2019 and as a director of Crown Holdings, Inc. since 2019. He is also a member of the board of directors of Transcendia Topco Holdings, Inc., a privately held specialty package company, since 2018.
Qualifications
Through his experience as a director, chief executive officer, chief financial officer, and chief operating officer of AptarGroup, Mr. Hagge brings substantial public company governance, operations, human capital management, strategic initiative, environmental, health and safety of operations, and risk management expertise to the Board. Mr. Hagge has served as a financial executive and is an “audit committee financial expert” within the meaning of SEC rules.
Other Public Company Directorships (within the past 5 years)
•
AptarGroup, Inc. (2001 – 2019)

•
Crown Holdings, Inc. (2019 – Present)

Age 70	Director Since 2010
Chairman of the Board and Lead Independent Director
CF Industries Committees • Audit • Compensation and management development
Qualifications • Accounting and Finance • CEO • EHS Aspects of Operations • Human Capital • Operations • Public Company Governance • Risk Management • Strategic Initiatives

Jesus Madrazo
Jesus Madrazo Yris is the former executive vice president of public affairs and sustainability of Bayer AG’s Crop Science division, having served in that capacity from August 2018 to November 2019. Prior to that role, Mr. Madrazo held numerous leadership positions during his 19 years of service at Monsanto Company, including as the executive vice president, operations, Europe, Middle East, Asia, Africa and global supply chain — in which role he had oversight of more than 9,000 employees and held responsibility for planning, production, manufacturing, procurement, engineering and customer care — as vice president of global corporate engagement, and as vice president of the International Row Crops Business. Mr. Madrazo is the founder and chairman of Kompali Farms, a large wine venture in Mexico renowned for its innovation in uniting technology and sustainability to deliver value to consumers while minimizing environmental impact. He also serves as a member of the boards of Reiter Affiliated Companies, a privately held company and the largest fresh multi-berry producer in the world, and Monte Xanic, a premium winery in Mexico.
Qualifications
As the former executive vice president of public affairs and sustainability of Bayer AG’s Crop Science division, as founder and chairman of Kompali Farms and with previous leadership roles at Monsanto Company, Mr. Madrazo brings agricultural industry, environmental sustainability, human capital, operations, and risk management expertise to the Board.
Other Public Company Directorships (within the past 5 years)
•
None

Age 52	Director Since 2021
CF Industries Committees • Corporate governance and nominating • Environmental sustainability and community
Qualifications • Agriculture Industry • Environmental Sustainability • Human Capital • Operations • Risk Management • Senior Executive Leadership

Anne P. Noonan
Anne P. Noonan has served as president and chief executive officer and as a director of Summit Materials, Inc., a leading vertically integrated construction materials company that supplies aggregates, cement, ready-mix concrete and asphalt paving mix in the United States and western Canada, since September 2020. From December 2016 to April 2020, Ms. Noonan served as president and chief executive officer of OMNOVA Solutions Inc., a global provider of emulsion polymers, specialty chemicals, and engineered surfaces for a variety of commercial, industrial, and residential end uses with manufacturing, technical, and other facilities located in North America, Europe, China, and Thailand. She served as OMNOVA’s president, performance chemicals from 2014 until December 2016. Ms. Noonan previously held several positions of increasing responsibility with Chemtura Corporation, a global specialty chemicals company, from 1987 through 2014, including most recently as senior vice president and president of Chemtura’s Industrial Engineered Products business and Corporate Development function.
Qualifications
As the president and chief executive officer of Summit Materials, former president and chief executive officer of OMNOVA Solutions and with previous executive operating positions at both OMNOVA Solutions and Chemtura, Ms. Noonan brings operations, chemical industry, environmental, health and safety of operations, environmental sustainability, human capital, public company governance, risk management and strategic initiative expertise to the Board.
Other Public Company Directorships (within the past 5 years)
•
Summit Materials, Inc. (Sept. 2020 – Present)

•
OMNOVA Solutions Inc. (Dec. 2016 – Apr. 2020)

Age 58	Director Since 2015
CF Industries Committees • Compensation and management development • Corporate governance and nominating (Chair)

Qualifications
•
CEO

•
Chemical Industry

•
EHS Aspects of Operations

•
Environmental Sustainability

•
Human Capital

•
Operations

•
Public Company Governance

•
Risk Management

•
Strategic Initiatives

Michael J. Toelle
Michael J. Toelle is the owner of T & T Farms, a diversified farming company. He has been a member of the board of Nationwide Mutual Insurance Company, one of the largest insurance and financial services companies in the world, since 2013. He is a former board chairman and former longtime board member of CHS Inc., a diversified global agribusiness cooperative. He also served as a board member for Cenex, Inc., before it merged with Harvest States Cooperatives to create CHS in 1998. Mr. Toelle is past chairman of the CHS Foundation and previously served as a director for the Agricultural Council of America and Country Partners Cooperative. Since June 2020, Mr. Toelle has served as a member of the board of directors of CIBO, a privately-owned science-based software company that applies science and technology to the scaling of environmentally and economically sustainable agriculture.
Qualifications
As the owner and operator of a major diversified farming company, a director of Nationwide Mutual Insurance Company and CIBO and former chairman and director of CHS, Mr. Toelle brings agricultural industry, accounting and financial, risk management and strategic initiative expertise to the Board.
Other Public Company Directorships (within the past 5 years)
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None

Age 59	Director Since 2017
CF Industries Committees • Compensation and management development • Environmental sustainability and community
Qualifications • Accounting and Finance • Agriculture Industry • Risk Management • Senior Executive Leadership • Strategic Initiatives

Theresa E. Wagler
Theresa E. Wagler has served as chief financial officer and executive vice president of Steel Dynamics, Inc., one of the largest domestic steel producers and metals recyclers in the United States, since 2007 and 2009, respectively. She serves as Steel Dynamics’ principal accounting officer and also has oversight responsibility for company-wide safety, human resources, business development and strategy, and two operating joint ventures. She has held various positions of increasing responsibility since joining Steel Dynamics in 1998. Prior to joining Steel Dynamics, she served as assistant corporate controller for Fort Wayne National Bank and as a certified public accountant with Ernst & Young LLP.
Qualifications
With her roles and responsibilities at Steel Dynamics, Ms. Wagler brings substantial public company governance, accounting and finance, strategic initiative, risk management, human capital, operations, environmental, health and safety of operations and environmental sustainability expertise to the Board. Ms. Wagler is a certified public accountant and an “audit committee financial expert” within the meaning of SEC rules.
Other Public Company Directorships (within the past 5 years)
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None

Age 51	Director Since 2014
CF Industries Committees • Audit (Chair) • Environmental sustainability and community

Qualifications
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Accounting and Finance

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CFO

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EHS Aspects of Operations

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Environmental Sustainability

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Human Capital

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Operations

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Public Company Governance

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Risk Management

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Strategic Initiatives

Celso L. White
Celso L. White served as global chief supply chain officer at Molson Coors Brewing Company, one of the largest global brewers with breweries in the United States, Canada, Europe and India and worldwide distribution, from January 2013 to December 2019. From September 2010 to January 2013, he was vice president of international supply chain at Molson Coors. Prior to joining Molson Coors, he was Pepsi Cola’s vice president and general manager of Concentrate Operations, responsible for the Americas and parts of Asia, from 2004 to 2010. In January 2020, Mr. White co-founded Igniting Business Growth LLC, a consultancy business. Mr. White serves on the board of Colorado UpLift based in Denver, Colorado and is a member of the Bradley University Board of Trustees. He is also a member of the board of directors of Armada Acquisition Corp. I, a newly formed acquisition company concentrating in the FinTech industry, since 2021.
Qualifications
As the global chief supply chain officer at Molson Coors Brewing Company, Mr. White was responsible for all aspects of the supply chain from grain fields to finished product retailer distribution, including procurement; operations; planning; logistics and distribution; environmental health and safety; engineering; and technical innovation. Mr. White brings operational, agricultural industry, strategic initiative, risk management, human capital management, environmental sustainability and environmental, health and safety of operations expertise to the Board.
Other Public Company Directorships (within the past 5 years)
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Armada Acquisition Corp. I (Aug. 2021 – Present)

Age 60	Director Since 2018
CF Industries Committees • Compensation and management development • Corporate governance and nominating

Qualifications
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Agriculture Industry

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EHS Aspects of Operations

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Environmental Sustainability

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Human Capital

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Global Chief Supply Chain Officer

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Operations

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Risk Management

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Strategic Initiatives

W. Anthony Will
W. Anthony Will has served as our president and chief executive officer and as a member of the Board since January 2014. He was previously our senior vice president, manufacturing and distribution, from January 2012 to January 2014, our vice president, manufacturing and distribution, from March 2009 to December 2011, and our vice president, corporate development, from April 2007 to March 2009. Mr. Will also served from April 2010 to April 2018 in the officer positions with Terra Nitrogen GP Inc. (“TNGP”) comparable to those he held during that period with CF Industries. TNGP was our indirect, wholly-owned subsidiary and the sole general partner of Terra Nitrogen Company, L.P., a publicly-traded producer of nitrogen fertilizer products. In April 2018, we purchased all of the publicly traded common units of Terra Nitrogen Company, L.P. Mr. Will served as a director of TNGP from June 2010 until February 2016 and as chairman of the board of TNGP from January 2014 to February 2016. Before joining CF Industries, Mr. Will was a partner at Accenture Ltd., a global management consulting, technology services, and outsourcing company. Earlier in his career, he held positions as vice president, business development at Sears, Roebuck and Co. and vice president, strategy and corporate development at Fort James Corporation. Prior to that, Mr. Will was a manager with the Boston Consulting Group, a global management consulting firm. He is also a member of the board of directors of Olin Corporation, a global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition, since 2021.
Qualifications
As the president and chief executive officer of CF Industries and with his previous executive operations and corporate development positions, Mr. Will brings public company governance, operations, fertilizer and chemical industry, strategic initiative, environmental sustainability and environmental, health and safety of operations expertise to the Board. Mr. Will has extensive experience and expertise in risk management, accounting and finance and human capital management through his active supervision of those performing those functions at CF Industries.
Other Public Company Directorships (within the past 5 years)
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Olin Corporation (Sept. 2021 – Present)

Age 56	Director Since 2014
CF Industries Committees • None

Qualifications
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Accounting and Finance

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CEO

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EHS Aspects of Operations

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Environmental Sustainability

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Fertilizer / Chemical Industry

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Human Capital

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Operations

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Public Company Governance

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Risk Management

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Strategic Initiatives

CORPORATE GOVERNANCE
CF Industries is committed to implementing sound corporate governance practices that enhance the effectiveness of the Board and our management and that serve the interests of our shareholders. Our corporate governance and nominating committee periodically reviews corporate governance developments and best practices along with our policies and business strategies. The committee advises the Board and management in an effort to strengthen existing governance practices and develop new policies that make CF Industries a better company. We are proud of the steps we have taken and the progress we have made to further strengthen our corporate governance practices and demonstrate our responsiveness to shareholder concerns.
CORPORATE GOVERNANCE GUIDELINES
The Board has adopted corporate governance guidelines to document its overall corporate governance philosophy. According to these guidelines, the business and affairs of CF Industries shall be managed by or under the direction of the Board. The Board’s goal is to build long-term value for our shareholders and assure the vitality of the company for our customers and employees and the other individuals and organizations who depend on us. A copy of our corporate governance guidelines is available to shareholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.
DIRECTOR INDEPENDENCE
The experience and diversity of our directors has been, and continues to be, critical to our success. Our corporate governance guidelines require that the Board be composed of at least a majority of directors who qualify as independent directors under the listing standards of the NYSE. Additionally, in accordance with NYSE listing standards, the members of our audit, compensation, and corporate governance and nominating committees must be independent. The Board has made an affirmative determination that all of our non-employee directors who served in 2021 or are currently serving as directors, including all of our non-employee director nominees, have no material relationship with CF Industries or any of its subsidiaries (other than, as applicable, being a director and shareholder of CF Industries) and, accordingly, meet the applicable requirements for “independence” set forth in the NYSE’s listing standards.
LEADERSHIP OF THE BOARD
Separate Independent Board Chairman and Chief Executive Officer
The Board has determined that the most effective leadership structure is to maintain an independent Board chair role separate from the chief executive officer. In making this determination, the Board considered a number of factors, including (1) that separating these positions allows our Board chairman to focus on the Board’s role of providing advice to, and independent oversight of, management and (2) the time and effort our chief executive officer needs to devote to the management and operation of CF Industries and the development and implementation of our business strategies. Although our governance documents provide the Board with the flexibility to select the leadership structure in the way that it deems best for CF Industries at any given point in time, the Board intends to continue to maintain an independent Board chair separate from the chief executive officer. In addition, according to our corporate governance guidelines, if the chairman of the Board is not an independent director, our independent directors will designate one of their number to serve as a lead independent director. Otherwise, if the chairman of the Board is an independent director, he or she will serve as the lead independent director.
Stephen J. Hagge became our Board chairman effective January 1, 2022. Mr. Hagge succeeds Stephen A. Furbacher, who served as our lead independent director beginning in 2010 and as Board chairman from May 2014 through December 2021. Mr. Hagge was selected by the directors to serve as chairman because of his contributions to the leadership of the Board. Because Mr. Hagge is an independent director, he also serves as our lead independent director. The lead independent director’s duties include (i) coordinating the activities of the independent directors, (ii) coordinating the agenda for and moderating sessions of the independent directors, and (iii) facilitating communications between the other members of the Board. Unless otherwise provided in a short-term succession plan approved by the Board:
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in the event that our chief executive officer should unexpectedly become unable to perform his or her duties, the chairman of the Board (if the chairman is an independent director or else the lead independent director) shall allocate the duties of the chief executive officer among our other senior officers; and

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in the event that the chairman of the Board should unexpectedly become unable to perform his or her duties, the chief executive officer (if the chairman of the Board is an independent director or else the lead independent director) shall temporarily assume the duties of the chairman of the Board, in each case, until the Board has the opportunity to consider the situation and take action.
Executive Sessions
At each regularly scheduled meeting, the Board conducts executive sessions, which are discussions that involve only the non-employee directors. Our corporate governance guidelines state that the lead independent director or, in such director’s absence, another independent director designated by the lead independent director will preside at the executive sessions of the Board.
Annual Board and Committee Self-Evaluations and Director Peer Evaluations
Our corporate governance and nominating committee sponsors an annual self-assessment of the Board’s performance and the performance of each committee of the Board as well as director peer evaluations. The assessment includes a review of any areas in which the Board believes the Board can make a better contribution to CF Industries. In addition, the chair of the corporate governance and nominating committee sponsors an annual self-assessment of director skills and experience. The assessment asks each director to rank the importance of various business experiences, qualifications, attributes, and skills to our current and future global strategy, business, and governance and to rate the director’s own competency level in each of these skills. The results of the assessments are discussed with the full Board and each committee. The corporate governance and nominating committee considers the results of these self-evaluation processes as applicable in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board and making recommendations to the Board with respect to assignments of Board members to various committees.
COMMITTEES OF THE BOARD
The Board has established four separate standing committees: the audit committee, the compensation and management development committee, the corporate governance and nominating committee and the environmental sustainability and community committee. The Board has adopted written charters for each of these committees, and copies of these charters are available to shareholders at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.
Audit Committee. Our audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The committee currently consists of Theresa E. Wagler (chair), Robert C. Arzbaecher, Deborah L. DeHaas, John W. Eaves, Stephen A. Furbacher and Stephen J. Hagge. The Board has affirmatively determined that all of the directors on the committee are independent under the corporate governance standards of the NYSE applicable to audit committee members.

The Board has also determined that Ms. Wagler, Ms. DeHaas and Messrs. Arzbaecher, Eaves and Hagge are “audit committee financial experts,” as defined by the SEC. The audit committee assists the Board in fulfilling its oversight responsibility for (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls, (2) the performance of our internal audit function, (3) the annual independent integrated audit of our consolidated financial statements and internal control over financial reporting, and (4) our compliance with legal and regulatory requirements, including our disclosure controls and procedures. The duties and responsibilities of the audit committee include the engagement of our independent registered public accounting firm and the evaluation of our accounting firm’s qualifications, independence, and performance. The audit committee’s report to shareholders appears elsewhere in this Proxy Statement.
Compensation and Management Development Committee. Our compensation and management development committee currently consists of John W. Eaves (chair), Javed Ahmed, Stephen J. Hagge, Anne P. Noonan, Michael J. Toelle, and Celso L. White. The Board has affirmatively determined that all of the directors on the committee are independent under the corporate governance standards of the NYSE applicable to compensation committee members. The Board has also determined that all of the members of the committee qualify as “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and “outside directors,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The compensation and management development committee oversees our compensation and employee wellbeing plans and practices, including our executive compensation plans, director compensation plans, and incentive-compensation and equity-based plans. In addition, the compensation and management development committee supports the full Board with succession plans for the CEO, while overseeing and reviewing management’s development, retention and succession planning for other key executives and senior management as well as overseeing diversity, equity and inclusion initiatives within the company. The compensation and management development committee may delegate to subcommittees of two or more members such power and authority, other than any power or authority required by any law, regulation or listing standard to be exercised by the compensation and management development committee as a whole, as the compensation and management development committee deems appropriate. The compensation and management development committee’s report to shareholders appears elsewhere in this Proxy Statement under the heading “Compensation Committee Report.” Additional information regarding the processes and procedures of the compensation and management development committee in recommending and determining compensation for our directors and executive officers is set forth below under the heading “Compensation Discussion and Analysis.”
Corporate Governance and Nominating Committee. Our corporate governance and nominating committee currently consists of Anne P. Noonan (chair), Javed Ahmed, Stephen A. Furbacher, Jesus Madrazo, and Celso L. White. The Board has affirmatively determined that all of the directors on the committee are independent under the corporate governance standards of the NYSE. The corporate governance and nominating committee’s responsibilities include identifying and recommending to the Board individuals qualified to serve as directors and on committees of the Board; advising the directors with respect to the Board’s composition, procedures, and committees; developing and recommending to the Board a set of corporate governance principles; and overseeing the evaluation of the Board and the president and chief executive officer.
Environmental Sustainability and Community Committee. Our environmental sustainability and community committee currently consists of Robert C. Arzbaecher (chair), John W. Eaves, Jesus Madrazo, Michael J. Toelle and Theresa E. Wagler. The Board has affirmatively determined that all of the directors on the committee are independent under the corporate governance standards of the NYSE. The purpose of the environmental sustainability and community committee is to assist the Board in fulfilling its oversight responsibility with respect to the strategies, goals, objectives, policies and practices, and related risks that pertain to energy, emissions and climate change, food security, product stewardship, public advocacy, community engagement, and charitable contributions (“ESC Committee Matters”). The environmental sustainability and community committee’s responsibilities include considering, reviewing and monitoring the company’s general strategy and objectives relating to ESC Committee Matters; assessing the effectiveness of and advising the Board on the company’s programs and initiatives related to ESC Committee Matters; reviewing and discussing current and emerging trends with respect to ESC Committee Matters; and discussing and reviewing with management the company’s identification, assessment and management of risks associated with ESC Committee Matters. The environmental sustainability and community committee also reviews the goals established from time to time with respect to ESC Committee Matters, assesses the company’s sustainability performance and progress towards its goals and strategic objectives, and oversees the company’s external reporting on ESC Committee Matters, including our ESG Report and Sustainability Report.
ATTENDANCE OF DIRECTORS AT MEETINGS
Directors are expected to attend meetings of the Board and the committees on which they serve, as well as our annual meeting of shareholders. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the chairman of the Board or the chair of the appropriate committee in advance of such meeting.
During 2021, the Board held nine meetings, our audit committee held eight meetings, our compensation and management development committee held six meetings, our corporate governance and nominating committee held seven meetings and our environmental sustainability and community committee held five meetings. Each of our directors attended 75% or more of the combined total meetings of the full Board and the committees on which he or she served during 2021. All eleven of our directors then in office attended the 2021 annual meeting, which was held virtually on May 4, 2021.
BOARD OVERSIGHT OF STRATEGY AND RISK MANAGEMENT
Shareholders elect the Board to oversee management and to serve shareholders’ long-term interests. Management is responsible for delivering on our strategy, creating our culture, establishing accountability, and managing risk. The Board and its committees work closely with management to balance and align strategy, risk, sustainability, and other areas while considering feedback from shareholders. Essential to the Board’s oversight role is a transparent and active dialogue between the Board and its committees and management. To support that dialogue, the Board and its committees have access to, receive presentations from, and conduct regular meetings with our executive officers, other internal business and function leaders and subject matter experts, as well as external experts and advisors.
Board Oversight of Strategy
One of the Board’s primary responsibilities is reviewing and approving the strategy established by management and overseeing the successful execution of our strategy. Throughout the year, the Board and its committees provide oversight and guidance to management regarding our strategy, operating plans, and overall performance. While elements of strategy are embedded in every regularly-scheduled meeting of the Board, the Board also dedicates at least one full day meeting each year to focus on our long-term business strategic planning. At all of these reviews, the Board engages with our executive officers and other business leaders regarding business objectives, the competitive landscape, economic trends, political and regulatory developments and sustainability matters. At meetings occurring throughout the year, the Board also assesses strategic initiatives, our budget and capital allocation plans, and performance for alignment to our strategy.
Board Oversight of Risk Management
Our management is responsible for establishing and maintaining systems to assess and manage the company’s risk exposure, and the Board provides oversight in connection with those efforts. In fulfilling its risk oversight role, the Board focuses on the adequacy of our risk management process and the effectiveness of our overall risk management system. In addition, the Board routinely assesses policies and procedures in critical areas to ensure that the responsibilities and authority delegated to senior management are appropriate from an operational and risk management perspective. The Board also receives regular reports from senior management addressing financial and operational risk exposure, including monthly scorecards and quarterly dashboards that include financial metrics and safety and environmental statistics.
Our management has established an enterprise risk management (“ERM”) program that includes an annual assessment process designed to identify risks that could affect us and the achievement of our objectives; to understand, assess, and prioritize those risks; and to facilitate the implementation of risk management strategies and processes across the company that are responsive to the company’s risk profile, business strategies, and specific material risk exposures. The ERM program seeks to integrate consideration of risk and risk management into business decision-making throughout the company, including through the implementation of policies and procedures intended to ensure that necessary information with respect to material risks is transmitted to senior executives and, as appropriate, to the Board or relevant committees. Each year, the Board reviews and discusses with the key members of management responsible for management of risk the guidelines and policies governing the ERM process, the key risks identified in the ERM process, the likelihood of occurrence and the potential impact assigned to those risks by management, and the risk mitigation strategies in each instance.
The standing committees assist the Board in its oversight role with respect to risks relating to the committees’ respective areas of responsibility.
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The audit committee oversees the integrity of CF Industries’ financial statements, the effectiveness of the internal control environment, the external auditors and the internal audit function. In addition, the audit committee receives regular reports on the efficacy of our information security and technology risks (including cybersecurity) and related policies and procedures from our chief information officer and other members of senior management who are tasked with monitoring cybersecurity risks.

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The compensation and management development committee reviews risks associated with the design and implementation of our compensation plans and arrangements (see “Compensation Discussion and Analysis — Compensation Discussion and Analysis: In Detail — Other Compensation Governance Practices and Considerations — Compensation and Benefits Risk Analysis,” below). In addition, the compensation and management development committee supports the full Board with succession plans for the CEO, while overseeing and reviewing management’s development, retention and succession planning for other key executives and senior management.

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The nominating and corporate governance committee reviews risks related to our governance structures and processes, including Board succession planning.

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The environmental sustainability and community committee, among other things, assists the Board with the oversight of our strategy and processes to identify, assess, and address the risks and opportunities to our company associated with energy, emissions and climate change, food security, product stewardship, public advocacy, community engagement, and charitable contributions.

All Board members are invited to attend every committee meeting, and Board members who do not attend a committee meeting receive information about committee activities and deliberations.
OUR APPROACH TO HUMAN CAPITAL MANAGEMENT
Our long-term success depends on our people. We are dedicated to creating a workplace where employees are proud to work and grow and everyone feels empowered to do their best work. We do this by investing in extensive recruitment, training and professional development opportunities for our employees and fostering diversity and inclusion in CF Industries’ culture. In addition, we have an effective succession management process to safeguard the long-term achievement of our strategy.

Culture, Inclusion and Diversity
Doing the right thing is the cornerstone of our culture and is a significant factor in our success. Our culture is rooted in our core values — We Do It Right, We Do It Well, We Execute as a Team and We Take a Long-Term View — which you can read more about on our website at www.cfindustries.com.
Our core values and their underlying principles reflect our commitment to a diverse and inclusive culture, treating one another with respect. We have developed a long-term Inclusion and Diversity (I&D) strategy to provide direction to our ongoing efforts to strengthen our culture of inclusive leadership. Our strategy focuses on three key areas: employee education and skill development, representation, and belonging. As part of the education and skill development pillar of our I&D strategy, we introduced curated training for enterprise learning and targeted audiences. Across the company, all employees complete training to learn to recognize and address the effects of unconscious bias by challenging assumptions; encouraging diversity of experience, opinion, and expression; and supporting a workplace culture that actively strives to be more inclusive. Leaders in the organization also receive training in inclusive leadership, completing a three-part course that includes an instructor-led session. During 2021, we launched our Inclusion Council to champion the company’s I&D strategy and the Inclusion Resource Group to drive I&D programming that fosters a diverse, equitable and inclusive workplace.
In order to continue to improve the inclusiveness and diversity of our company and culture, our comprehensive ESG goals announced in 2020 include goals to increase the representation of females and persons of color in senior leadership roles and to implement a program designed to increase the hiring and promotion of minority and female candidates. As of December 31, 2021, we had exceeded our representation goal with approximately 38% of senior leadership roles held by females and persons of color.
In addition, to increase our I&D transparency, in 2021 we published our first Inclusion, Diversity & Equity Report and made our most recently filed U.S. Federal Employer Information Report EEO-1 available on our website www.cfindustries.com. We are on a journey to build a culture of belonging where it is safe to be yourself — a workplace where everyone feels welcomed, valued, empowered and inspired to do their best work. We believe we have made significant progress in these efforts while also recognizing that there is much work to do to create new opportunities and growth for employees from traditionally underrepresented groups.
Workforce Health & Safety
Operating in a safe and responsible manner is a core value and an integral part of what sets CF Industries apart to all our stakeholders. Our safety culture permeates our business in three key ways:
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Engaged culture that empowers consistent behaviors that drive toward excellence.

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Robust systems and processes that provide a clear, repeatable direction toward excellence.

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Superior performance that aligns effective and efficient environmental, health, and safety activities with operations.

Our commitment to safety is unwavering, and we have demonstrated that our focus on this priority is yielding positive results. We believe that focusing on leading indicators — such as our Process Safety Metric and the behavioral safety practices we have incorporated into our annual incentive plan — to drive and measure activities that prevent and control safety incidents, results in our industry-leading safety record.
Board Oversight of COVID-19 Response
The Board has been highly engaged with management on the company’s response to the COVID-19 pandemic. Discussions with the Board and committees have included, among other topics:
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the impact of the pandemic on industry fundamentals, including the cost of natural gas and product supply and demand;

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our strategy and the pandemic’s implications for our execution of that strategy, including potential effects on our customers, suppliers and third party service providers;

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the designation of our business operations as part of the critical infrastructure by the United States and as an essential business in the United Kingdom and Canada due to the use of fertilizer products in crop production to support the global food supply chain;

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business continuity and the protocols and policies put in place to protect ongoing operations;

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safety precautions instituted to protect the health and well-being of all of our employees, including the manufacturing workers who operate our manufacturing complexes and distribution facilities;

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the transition of the majority of our non-operational personnel at our sites who work in administrative and operational support functions to remote work and our ability to operate effectively with such functions being carried out remotely;

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financial and other well-being measures taken to support our employees;

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information security and technology controls to manage the remote work environment;

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the company’s controls to maintain the integrity of financial reporting; and

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the company’s return to work procedures and continued adjustments in response to new coronavirus variants and evolving government guidelines.

Additionally, throughout the pandemic, our management has provided the Board with regular strategic, financial and operational updates.
Talent Development
A core aspect of our culture is our commitment to identifying and developing talent to help employees accelerate growth and achieve their career goals. We invest in extensive assessment, training and professional development opportunities for our employees through a robust set of formal and informal programs, including targeted job movements, key experiences, and training with an emphasis on creating a culture of inclusion. At CF Industries, leadership is the quality that drives our values and sets us apart. To help foster leadership, the company has developed a set of leadership competencies that provide a common language for how to demonstrate leadership at every level of the organization. We view training and development programs as being a key part of succession planning, allowing us to grow a stronger company, today and in the future.
Board Oversight of Human Capital Management and Succession Planning
The Board plays a critical role in the oversight of talent and culture at CF Industries. The Board and the compensation and management development committee engage with senior management and human resources executives across a broad range of human capital management topics, including culture, succession planning and development, compensation, recruiting and retention, and diversity and inclusion.
The Board plays an integral oversight role in talent development by recognizing the importance of succession planning for the CEO and other key executives at CF Industries. To assist the Board, the chief executive officer prepares and distributes to the Board an annual report on succession planning for all senior officers of the company with an assessment of senior managers and their potential to succeed the chief executive officer and other senior management positions. In addition, the chief executive officer prepares, on a continuing basis, a short-term succession plan which delineates a temporary delegation of authority to certain officers of the company, if all or a portion of the senior officers should unexpectedly become unable to perform their duties.

BEYOND THE BOARDROOM
On-Site Visits to Nitrogen Manufacturing Facilities
In 2021, due to the COVID-19 pandemic and related measures to contain the virus, the majority of our Board and committee meetings were held virtually through video conferencing or in-person with limited non-executive attendees. In a typical year, most Board and committee meetings are held on-site at our headquarters or near other CF Industries facilities. Over the last several years, the Board has visited our nitrogen manufacturing facilities in Verdigris, Oklahoma; Yazoo City, Mississippi; Port Neal, Iowa; Donaldsonville, Louisiana; and Ince, United Kingdom. Locating the Board and committee meetings on-site or near our headquarters or manufacturing locations allows our directors to deepen their understanding of the company and interact with on-site employees.
Director Orientation
All new members of the Board participate in the company’s new director orientation program led by members of senior management. The new director orientation program enables new members of the Board to quickly become active, knowledgeable and effective Board members. Orientation includes a visit to the company’s corporate headquarters for a personal comprehensive briefing by senior management on our business, financial position, strategic plans, significant financial, accounting and risk management issues, compensation practices, corporate governance and key policies and our principal officers and internal and independent auditors as well as the roles and responsibilities of our directors. In addition, within a few months of joining the Board, new directors visit one of our nitrogen manufacturing facilities to see our operations in person and learn about our manufacturing processes.
Continuing Education
All directors are encouraged to participate in outside continuing education programs to increase their knowledge and understanding of the duties and responsibilities of directors and the company, regulatory developments and best practices. The Board materials for every corporate governance and nominating committee meeting include a schedule and summary of upcoming relevant continuing education programs, sponsored by leading universities or other organizations, with any associated expenses to be reimbursed by the company. Directors who have participated in such programs share their lessons and insights with other members of the Board. The company also provides continuing director education through individual speakers who make relevant presentations in connection with Board meetings, for our directors to stay current and knowledgeable about the company’s industry, market and overall environment. The company’s senior management also monitors pertinent developments in business, corporate governance and issues pertaining to the company and the industries in which it participates and regularly shares articles, reports and current events with directors. The corporate governance and nominating committee reviews the director education process to ensure the continuing education provided remains relevant and helpful.
Individual Discussions and Mentoring Management
Outside of regularly scheduled Board and committee meetings, our directors have discussions with each other, including with our CEO. Directors have access to management at any time and are encouraged to have small group or individual meetings, as necessary. Additionally, high-potential employees join members of the Board for dinners prior to on-site Board and committee meetings. These dinners are designed to give directors the opportunity to engage with employees directly and afford employees an opportunity to ask questions and get to know our directors.
SUSTAINABILITY AT CF INDUSTRIES
We believe we have an important role to play in solving some of the world’s greatest challenges, such as providing clean energy to the world, feeding a growing global population and protecting the environment. We also believe that our ability to integrate sustainable business practices into our strategy and operations is integral to delivering long-term value. That is why sustainability is an inherent part of how we run our business and part of our commitment to the communities where we live and work.
Sustainability Focus
CF Industries is a leader in an industry whose mission is fundamental to human survival: putting food on the world’s table. By providing plant nutrients to farmers, we feed the crops that feed the world and produce building blocks for a better life. We are proud of the role the company plays in fulfilling this increasingly challenging mission. As a company, we are also addressing issues such as energy efficiency, resource use, and economic growth. We are taking significant steps to support a global hydrogen and clean fuel economy through the production of green and blue ammonia. Ammonia, which is composed of three-parts hydrogen and one-part nitrogen, is a highly efficient transport and storage mechanism for hydrogen as well as a fuel in its own right. We believe that CF Industries, as the world’s largest producer of ammonia with an unparalleled manufacturing and distribution network and deep technical expertise, is uniquely positioned to fulfill anticipated demand for hydrogen and ammonia from green and blue sources.
Our approach includes green ammonia production, which refers to ammonia produced through a carbon-free process, and blue ammonia production, which relates to ammonia produced by conventional processes but with CO2 removed through carbon capture and sequestration (CCS) and other certified carbon abatement projects. We have announced a $100 million green ammonia project at our flagship Donaldsonville complex to produce approximately 20,000 tons per year of green ammonia. Construction and installation began in the fourth quarter of 2021 and is expected to finish in 2023. We believe that when completed, the Donaldsonville green ammonia project will be the largest of its kind in North America.
Additionally, we plan to conduct preliminary studies covering areas such as blue ammonia supply and supply chain infrastructure, CO2 transportation and storage, expected environmental impacts, and blue ammonia economics and marketing opportunities in Japan and in other countries. Concurrently, we are taking steps to produce blue ammonia from our ammonia production network. In the fourth quarter of 2021, the Board authorized $285 million in capital projects that will enable the annual production of up to 1.25 million tons of blue ammonia from our existing network starting in 2024. The projects will involve constructing units at our Donaldsonville and Yazoo City complexes that dehydrate and compress CO2, a process essential for CO2 transport via pipeline to sequestration sites. Management expects that, once the units are in service and sequestration is initiated, we could sequester up to 2.5 million tons of CO2 per year.
Comprehensive Environmental, Social, and Governance (ESG) Goals
In line with our commitment to the clean energy economy and our focus on sustainability, we have published comprehensive environmental, social and governance goals covering critical environmental, societal, and workforce imperatives. These goals include a 25% reduction in CO2 equivalent emissions intensity by 2030 and net-zero carbon emissions by 2050. Additionally, our 2021 executive compensation is tied directly to ESG goals, as discussed in “Compensation Discussion and Analysis — Compensation Discussion and Analysis: In Detail — Review and Approval of 2021 Cash Compensation.” You can read more about our comprehensive ESG goals at our corporate website, www.cfindustries.com.
Sustainability Reporting
We prepare annual sustainability reports, each of which is posted on our corporate website, www.cfindustries.com. Our sustainability reports are presented annually to the environmental sustainability and community committee. In response to increased interest from the investment community and our commitment to transparency, our sustainability reporting includes a Sustainability Report and an ESG Report, which includes a GRI Index in accordance with the

Global Reporting Initiative (GRI) Standards, in which we report on a comprehensive basis and cover nearly all GRI indicators, a SASB Index using the Sustainability Accounting Standards Board (SASB) framework for the chemicals industry, and, for the second year, a TCFD Index utilizing the Task Force on Climate-related Financial Disclosures (TCFD) disclosure recommendations. Additionally, we remain committed to make the UN Global Compact and its principles part of the strategy, culture and day-to-day operations of our company and to engage in collaborative projects that advance the UN Sustainable Development Goals (SDGs). We continue to increase the level of transparency and detail of our sustainability reporting and have recently disclosed our estimated Scope 3 GHG emissions and announced a Scope 3 GHG emissions reduction target. We have recently joined the World Business Council for Sustainable Development (WBCSD) and are working with both the International Fertilizer Association and the WBCSD to support the development of a science-based fertilizer sectoral decarbonization approach. Our sustainability reports are published in tandem with our annual report to better align the timing of our sustainability reporting with our financial reporting and to further integrate our business and sustainability strategies.
CORPORATE RESPONSIBILITY
Corporate responsibility and sustainability are inherent to our values and our “Do It Right” culture and an intrinsic part of our commitment to the communities in which we live and work.
Code of Corporate Conduct
Our commitment to ethical behavior is captured in our code of corporate conduct, which was adopted by the Board. The code is applicable to all of our directors, officers, and employees, all of whom must acknowledge receiving and reading the code annually. We provide annual code of corporate conduct and anti-corruption training to all employees.
A copy of our code of corporate conduct is available at our corporate website, www.cfindustries.com, or by writing to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. We intend to disclose on our corporate website any amendment to any provision of the code that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the Exchange Act, and any waiver from any such provision granted to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.
Political Contributions Report
We prepare a semiannual Political Contributions Report listing CF Industries’ political contributions. Each Political Contributions Report is posted on our corporate website, www.cfindustries.com, and presented to the environmental sustainability and community committee. Additionally, the Political Contributions Reports set forth the United States trade associations and other similar non-profit organizations to which the company annually pays dues of $20,000 or more and identify the portion of such dues that is used for advocacy and/or political activities by those associations and other organizations. The most recent Political Contributions Report and our code of corporate conduct, containing our corporate policies related to political activities and contributions, lobbying and related matters, are currently available on our corporate website.
Charitable Contributions Report
We also prepare a semiannual Charitable Contributions Report listing CF Industries’ charitable contributions that exceed $20,000. Each Charitable Contributions Report is posted on our corporate website, www.cfindustries.com. Most of our philanthropic and social outreach initiatives are locally based. This enables each of our facilities to address the unique needs and opportunities in their respective communities. During 2021 we enhanced our efforts by organizing our corporate giving philosophy around four key pillars: environmental sustainability, STEM education and awareness, healthy food access and local community advancement. These pillars serve as our guidepost for our charitable giving philosophy. In addition, we implemented a volunteer time off (VTO) program that provides paid time off for employees to volunteer in their communities with organizations that are part of the company’s giving campaign.
SHAREHOLDER ENGAGEMENT
We believe that building positive relationships with our shareholders is critical to CF Industries’ success. We value the views of, and regularly communicate with, our shareholders on a variety of topics, such as our financial performance, environmental, social, and governance initiatives, executive compensation, human capital management, environmental sustainability, community relations, and related matters. Management shares the feedback received from shareholders with the Board. Our chairman, our committee chairs, and other members of the Board may also be available to participate in meetings with shareholders as appropriate. Requests for such a meeting are considered on a case-by-case basis. Our engagement activities have resulted in valuable feedback that has contributed to our decision-making with respect to these matters.
We conduct shareholder outreach campaigns in the spring and in the fall. Our engagements in the spring are primarily focused on ballot items up for a shareholder vote at our annual meeting. Our engagements in the fall generally focus on voting outcomes from our prior annual meeting — including direct shareholder feedback on how they voted on ballot items — as well as our environmental, social, and governance activities and initiatives. The fall engagement also presents an opportunity to discuss with shareholders developments in their methodologies and analyses and potential future areas of focus.
In both the spring of 2021 leading up to our 2021 annual meeting and during the fall of 2021 following our 2021 annual meeting, we contacted shareholders comprising approximately 75% of our outstanding shares to invite them to engage with us. Combined, we engaged with shareholders representing approximately 29% of our outstanding shares, discussing with these shareholders the ballot items and voting outcomes from our 2021 annual meeting as well as general governance, compensation, corporate responsibility and sustainability matters.
COMMUNICATIONS WITH DIRECTORS
The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee, or any chair of any such committee by mail. To communicate with the Board, any individual director, or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o the corporate secretary to our principal executive offices at the address on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.
All communications received as set forth in the preceding paragraph will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to one or more of our directors and then forwarded promptly to each addressee. In the case of communications to the Board or any group or committee of directors, the office of the general counsel will distribute copies of the contents to each director who is a member of the Board or of the group or committee to which the envelope or correspondence is addressed.
DIRECTOR COMPENSATION
Non-employee directors receive compensation, including fees and reimbursements of expenses, for their service and dedication to the company. We recognize the substantial time and effort required to serve as a director of a large public company like ours. We believe that compensation for non-employee directors should be competitive and should encourage increased ownership of CF Industries stock through the payment of a portion of director compensation in shares of our stock. In order to further align the interests of our directors with the interests of our shareholders, our non-employee directors are required to achieve and maintain stock ownership with a market value equal to five times their annual cash retainer.
Our compensation and management development committee is responsible for reviewing director compensation and making recommendations to the Board. The committee reviews the compensation of our non-employee directors annually. In connection with its annual review of the compensation of our non-employee directors, the committee also authorizes its compensation consultant, Exequity LLP (“Exequity”), to work with our human resources department to compare the compensation of our non-employee directors with compensation paid to comparable directors at peer companies and the overall market based on the then most recent National Association of Corporate Directors survey on director compensation. See “Compensation Discussion and Analysis — Compensation Discussion and Analysis: In Detail — Other Compensation Governance Practices and Considerations — Role of the Compensation Consultant.” Based on this review, in May 2021 the compensation and management development committee recommended to the Board, and the Board approved, an increase of $5,000 in the amount of the annual cash retainers paid to all non-employee directors and the chairman of the Board, an increase of $2,500 in the additional annual cash retainer amounts paid to the chairs of the Board committees and an increase of $20,000 in the value of the annual restricted stock grant to non-employee directors, in each case to the amounts set forth below.
Annual Cash Retainer
All non-employee directors are entitled to an annual cash retainer of $105,000 ($185,000 in the case of the chairman of the Board), payable quarterly. We do not pay meeting fees to our directors. Each new non-employee director will receive, upon joining the Board between annual meetings of shareholders, a full quarterly cash retainer, payable in advance (but without duplication), and will thereafter receive quarterly cash retainer payments along with the other non-employee directors. The chairs of the Board committees receive additional annual cash retainers in the following amounts, payable quarterly:
Audit committee chair	$22,500
Compensation and management development committee chair	$17,500
Corporate governance and nominating committee chair	$17,500
Environmental sustainability and community committee chair	$17,500

Annual Restricted Stock Grant
Each non-employee director will receive, upon joining the Board between annual meetings of stockholders, a restricted stock grant with a fair market value of $150,000 ($250,000 in the case of the chairman of the Board), rounded to the nearest whole share. Thereafter, each continuing non-employee director will receive an annual restricted stock grant with a fair market value of $150,000 ($250,000 in the case of the chairman of the Board), rounded to the nearest whole share, on the date of each annual meeting of the shareholders. Assuming continuing service as a non-employee director, all shares of restricted stock will vest on the earlier of (x) the date of the first annual meeting of shareholders following the date of grant or (y) the first anniversary of the date of grant.
2021 Total Director Compensation
The following table sets forth cash and non-cash compensation with respect to the year ended December 31, 2021, for our non-employee directors. Mr. Will receives no additional compensation for his service as a director.
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Javed Ahmed	103,750	150,001	4,139	257,890
Robert C. Arzbaecher	120,625	150,001	4,139	274,765
William Davisson(4)	25,000	—	26,418	51,418
Deborah L. DeHaas(5)	78,750	150,001	2,721	231,472
John W. Eaves	103,750	150,001	4,139	257,890
Stephen A. Furbacher(6)	183,750	249,986	7,043	440,778
Stephen J. Hagge	120,625	150,001	4,139	274,765
Jesus Madrazo(5)	78,750	150,000	1,958	230,708
Anne P. Noonan	120,625	150,001	4,139	274,765
Michael J. Toelle	103,750	150,001	4,139	257,890
Theresa E. Wagler	125,625	150,001	4,139	279,765
Celso L. White	103,750	150,001	4,139	257,890

(1)
Amounts in this column represent the annual cash retainers that our non-employee directors earned during 2021.

(2)
Amounts in this column represent the grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 of the restricted stock awards that we granted to the non-employee directors during 2021 pursuant to our 2014 Equity and Incentive Plan. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2021. Additional information with respect to these restricted stock awards is set forth above under the heading “Annual Restricted Stock Grant.” Outstanding unvested restricted stock awards as of December 31, 2021 were as follows: 3,023 shares for each of directors Ahmed, Arzbaecher, DeHaas, Eaves, Hagge, Noonan, Toelle, Wagler and White, 5,038 shares for our former chairman Mr. Furbacher and 3,263 shares for Mr. Madrazo.

(3)
Amounts in this column represent dividends on restricted stock. Amounts in this column for Mr. Davisson also includes a $25,000 donation to a charity designated by Mr. Davisson in connection with his retirement from the Board and in recognition of his many years of service.

(4)
Mr. Davisson retired from the Board effective as of the 2021 annual meeting of shareholders.

(5)
Ms. DeHaas was elected to the Board on May 4, 2021, and Mr. Madrazo was elected to the Board on July 19, 2021.

(6)
Mr. Furbacher will retire from the Board effective as of the date of the Annual Meeting and will not stand for re-election.

COMMON STOCK OWNERSHIP
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information, as of March 18, 2022, concerning the beneficial ownership of each person known to us to beneficially own more than 5% of our common stock. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	21,036,924(3)	10.1%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	15,032,791(4)	7.2%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	14,349,469(5)	6.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	25,652,876(6)	12.3%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed.

(2)
Unless otherwise indicated, percentages calculated based upon common stock outstanding as of March 18, 2022 and beneficial ownership of common stock as set forth in the statements on Schedule 13G filed by the respective beneficial owners with the SEC.

(3)
Based solely on a Schedule 13G (Amendment No. 14), dated March 11, 2022 and filed with the SEC on March 11, 2022, by BlackRock, Inc. (“BlackRock”), which discloses that BlackRock has sole power to vote or to direct the vote of 19,316,027 shares of common stock and sole power to dispose or to direct the disposition of 21,036,924 shares of common stock.

(4)
Based solely on a Schedule 13G, dated February 8, 2022 and filed with the SEC on February 9, 2022, by FMR LLC (“FMR”) and Abigail P. Johnson, a Director, the Chairman, and the Chief Executive Officer of FMR, which discloses that FMR has sole power to vote or to direct the vote of 2,071,886 shares of common stock and sole power to dispose or to direct the disposition of 15,032,791 shares of common stock.

(5)
Based solely on a Schedule 13G (Amendment No. 6), dated February 14, 2022 and filed with the SEC on February 14, 2022, by T. Rowe Price Associates, Inc. (“T. Rowe Price”), which discloses that T. Rowe Price has sole power to vote or to direct the vote of 7,120,407 shares of common stock and sole power to dispose or to direct the disposition of 14,349,469 shares of common stock.

(6)
Based solely on a Schedule 13G (Amendment No. 12), dated February 9, 2022 and filed with the SEC on February 9, 2022, by The Vanguard Group (“Vanguard”), which discloses that Vanguard has shared power to vote or to direct the vote of 345,249 shares of common stock, sole power to dispose or to direct the disposition of 24,767,932 shares of common stock, and shared power to dispose or to direct the disposition of 884,944 shares of common stock.

COMMON STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT
The following table sets forth information, as of March 18, 2022, concerning the beneficial ownership of our common stock by:
•
each director or director nominee and each of our named executive officers; and

•
all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares of Common Stock Owned Directly or Indirectly(2)	Shares of Common Stock that can be Acquired within 60 Days(3)	Total Shares of Common Stock	Percent of Class
Javed Ahmed	13,955	—	13,955	*
Robert C. Arzbaecher(4)	98,179	—	98,179	*
Deborah L. DeHaas	3,023	—	3,023	*
John W. Eaves	18,126	—	18,126	*
Stephen A. Furbacher	44,123	—	44,123	*
Stephen J. Hagge	47,194	—	47,194	*
Jesus Madrazo	3,263	—	3,263	*
Anne P. Noonan	27,842	—	27,842	*
Michael J. Toelle	18,126	—	18,126	*
Theresa E. Wagler	27,254	—	27,254	*
Celso L. White	14,219	—	14,219	*
W. Anthony Will(5)	324,772	—	324,772	*
Christopher D. Bohn	97,363	—	97,363	*
Douglas C. Barnard	6,130	32,155	38,285	*
Bert A. Frost	37,912	—	37,912	*
Susan L. Menzel	15,731	—	15,731	*
All directors and executive officers as a group (19 persons)	843,050	32,155	875,205	*

*
Less than 1%

(1)
Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, either individually or jointly or in common with the individual’s spouse, subject to community property laws where applicable.

(2)
The shares indicated include 3,023 shares for each of directors Ahmed, Arzbaecher, DeHaas, Eaves, Hagge, Noonan, Toelle, Wagler and White, 5,038 shares for Mr. Furbacher and 3,263 shares for Mr. Madrazo, in each case granted under our 2014 Equity and Incentive Plan, that have not yet vested. These shares of restricted stock can be voted during the vesting period. The table does not include restricted stock units or performance vesting restricted stock units granted to our executive officers under our 2014 Equity and Incentive Plan, as these awards cannot be voted during the vesting period.

(3)
The shares indicated in this column represent shares underlying stock options granted under an equity and incentive plan that have already vested or that will vest within 60 days. The shares underlying these stock options cannot be voted.

(4)
The shares indicated include 18,565 shares held by the Arzbaecher Family Foundation.

(5)
Mr. Will also holds 29,504 additional “phantom” shares as a deemed investment under our Supplemental Benefit and Deferral Plan (a non-qualified benefits restoration and deferred compensation plan). These phantom shares cannot be voted.

POLICY REGARDING RELATED PERSON
TRANSACTIONS
We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the company and its shareholders. Accordingly, as a general matter, it is our preference to avoid such transactions.
Nevertheless, we recognize that there are situations where related person transactions may be in, or not inconsistent with, the best interests of the company and its shareholders, including but not limited to situations where we may obtain products or services of a nature, quantity, or quality, or on other terms, that are not readily available from alternative sources, or when we provide products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or to employees generally.
In order to deal with the potential conflicts inherent in such transactions, our audit committee has adopted a written policy regarding related person transactions. For the purposes of this policy, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, other than (a) transactions where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; (b) transactions involving services as a bank depositary of funds, transfer agent, registrar, or trustee under a trust indenture, or similar services; (c) transactions in which the interest of the related person derives solely from his or her service as a director of another entity that is a party to the transaction; or (d) transactions in which the interest of the related person derives solely from his or her ownership of less than 10% of the equity interest in another entity (other than a general partnership interest) which is a party to the transaction.
In addition, under our policy regarding related person transactions, transactions involving the purchase of products or services (other than personal or professional services) from an entity for which a director of the company or an immediate family member of a director serves as an executive officer are not considered to involve a material interest on the part of such director (and therefore are not considered related person transactions) if (i) the director did not participate in the decision on the part of the company to enter into such transactions, (ii) the transactions are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for transactions with other unrelated third parties, and (iii) the amount paid in all transactions with any such entity in a twelve-month period is less than the greater of $500,000 or 1% of such entity’s consolidated gross revenues for the most recently completed fiscal year for which data is publicly available.
For purposes of the policy, a “related person” means:
•
any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company;

•
any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•
any immediate family member of any of the foregoing persons; and

•
any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Under our policy regarding related person transactions, except as described below with respect to certain commercial transactions in the ordinary course of business, any proposed transaction with a related person may be consummated or amended only if approved through the following process:
•
The general counsel will assess whether the proposed transaction is a related person transaction for purposes of the policy.

•
If the general counsel determines that the proposed transaction is a related person transaction, the proposed transaction must be submitted to the audit committee for consideration at the next committee meeting or, in those instances in which the general counsel, in consultation with the chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the chair of the audit committee (who has been delegated authority to act between committee meetings).

•
The audit committee, or where submitted to the chair of the committee, the chair, will consider all of the relevant facts and circumstances available to the committee or the chair, including (if applicable) but not limited to: (i) the benefits to the company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

•
The audit committee (or the audit committee chair) will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the company and its shareholders, as the committee (or the audit committee chair) determines in good faith.

•
The audit committee or the audit committee chair, as applicable, will convey the decision to the general counsel, who shall convey the decision to the appropriate persons within the company.

At the audit committee’s first meeting of each fiscal year, the committee will review any previously approved related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the company’s contractual obligations, the committee will determine if it is in the best interests of the company and its shareholders to continue, modify, or terminate the related person transaction.
FMR and certain of its direct and indirect subsidiaries (collectively, “Fidelity”) own in the aggregate more than 5% of our outstanding common stock and, therefore, are considered related persons under our policy regarding related person transactions. We have agreements in place with Fidelity for Fidelity to provide administrative and trustee services for the company’s 401(k) plan, deferred compensation plan, and health savings accounts (HSAs). During 2021, Fidelity earned approximately $265,000 from us and approximately $95,000 from plan participants for these services. At its first meeting in each of 2021 and 2022, the audit committee reviewed and approved the transactions with, and ongoing administrative services from, Fidelity in accordance with our policy.
Our policy regarding related person transactions provides that no member of the audit committee will participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

PROPOSAL 2: ADVISORY VOTE ON
COMPENSATION OF NAMED EXECUTIVE
OFFICERS (“SAY ON PAY”)
Pursuant to Section 14A of the Exchange Act, our shareholders are entitled to an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement, including in the Compensation Discussion and Analysis (CD&A) beginning on page 44 and the Executive Compensation tables and accompanying narrative discussion beginning on page 77. This proposal is commonly referred to as a “Say on Pay” proposal.
The Board and the compensation and management development committee believe that the compensation of the named executive officers is appropriate for the company and in the best interests of our shareholders over the long term. As discussed in more detail in the CD&A beginning on page 44, our compensation programs are intended to:
•
align the interests of our officers with those of our shareholders,

•
permit the company to remain competitive in the market for highly qualified management personnel,

•
provide appropriate incentives for attainment of both our short-term and long-term goals and

•
retain strong performers.

Accordingly, we are asking you to vote, on an advisory basis, FOR the adoption of the following resolution:
“RESOLVED, that the shareholders of CF Industries Holdings, Inc. approve the compensation of the CF Industries Holdings, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.”
Because the vote on the “Say on Pay” proposal is advisory, it is not binding on the company. Although the advisory vote is non-binding, the Board and the compensation and management development committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
We currently hold an advisory vote on a “Say on Pay” proposal every year. Therefore, the next advisory vote on a “Say on Pay” proposal will be held at our 2023 annual meeting. Shareholders have an opportunity to cast an advisory vote on the frequency of “Say on Pay” proposals at least every six years. We currently expect that the next advisory vote on the frequency of the “Say on Pay” proposals will occur at the 2023 annual meeting of shareholders.
Board Recommendation
The Board unanimously recommends that you vote, on an advisory basis, FOR the Say on Pay proposal.

EXECUTIVE OFFICERS
Set forth below is certain biographical information for our executive officers other than Mr. Will (whose biographical information appears above under the heading “Director Nominee Biographies”). All of the executive officers of the company serve at the discretion of the Board. Each of our executive officers during the period from April 2010 to April 2018 also served in the officer positions with Terra Nitrogen GP Inc. (“TNGP”) comparable to those he or she held with CF Industries during that period. TNGP was our indirect, wholly-owned subsidiary and the sole general partner of Terra Nitrogen Company, L.P., a publicly-traded producer of nitrogen fertilizer products. In April 2018, we purchased all of the publicly traded common units of Terra Nitrogen Company, L.P. In the biographical information set forth below, the ages of our executive officers are as of March 30, 2022.
Douglas C. Barnard (age 63) has served as our senior vice president, general counsel, and secretary since January 2012 and was previously our vice president, general counsel, and secretary from January 2004 to December 2011. Mr. Barnard served as a director of TNGP from June 2010 to April 2018 and as chairman of the board of TNGP from February 2016 to April 2018. Prior to joining CF Industries in January 2004, Mr. Barnard had been an executive vice president and general counsel of Bcom3 Group, Inc., an advertising and marketing communication services group. Earlier in his career, Mr. Barnard was a partner in the law firm of Kirkland & Ellis LLP and, prior to that, was vice president, general counsel, and secretary of LifeStyle Furnishings International Ltd., a manufacturer and distributor of residential furniture and decorative fabrics. He holds a B.S. degree from the Massachusetts Institute of Technology (“M.I.T”), a J.D. degree from the University of Minnesota, and an M.B.A. degree from the University of Chicago. Mr. Barnard has also taught as a lecturer at the University of Chicago Law School, and serves as a member of the M.I.T Corporation Development Committee.
Christopher D. Bohn (age 54) has served as our senior vice president and chief financial officer since September 2019. He was previously our senior vice president, manufacturing and distribution, from May 2016 to September 2019, our senior vice president, manufacturing, from January 2016 to May 2016, our senior vice president, supply chain, from January 2015 to December 2015, our vice president, supply chain, from January 2014 to December 2014, our vice president, corporate planning, from October 2010 to January 2014 and our director, corporate planning and analysis, from September 2009 to October 2010. Mr. Bohn served as a director of TNGP from February 2016 to April 2018. Prior to joining CF Industries, Mr. Bohn served as chief financial officer for Hess Print Solutions from August 2007 to September 2009. Earlier in his career, Mr. Bohn was vice president global financial planning and analysis for Merisant Worldwide, Inc. He holds a B.S. degree in finance from Indiana University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.
Linda M. Dempsey (age 58) has served as our vice president, public affairs, since March 2020. Prior to joining CF Industries, Ms. Dempsey served from September 2012 to February 2020 as vice president, international economic affairs, for the National Association of Manufacturers, where she represented the manufacturing sector on international trade, investment, intellectual property and regulatory policies, legislation and agreements. Prior to the National Association of Manufacturers, Ms. Dempsey served as vice president of the Emergency Committee for American Trade from December 2000 to August 2012. Ms. Dempsey holds a B.A. in political science from The Pennsylvania State University and a J.D. degree from Boalt Hall School of Law, University of California at Berkeley.
Bert A. Frost (age 57) has served as our senior vice president, sales, market development, and supply chain, since May 2016. He was previously our senior vice president, sales, distribution, and market development, from May 2014 to May 2016, our senior vice president, sales and market development, from January 2012 to May 2014, and our vice president, sales and market development, from January 2009 to December 2011. Before joining CF Industries in November 2008, Mr. Frost spent over 13 years with Archer Daniels Midland Company, where he served most recently as Managing Director — International Fertilizer/Inputs from June 2008 to

November 2008 and Director — Fertilizer, Logistics and Ports Divisions, ADM — Brazil from April 2000 to June 2008. Earlier in his career, Mr. Frost held positions of increasing responsibility at Archer Daniels Midland and Koch Industries, Inc. He holds a B.S. degree from Kansas State University and he is a graduate of the Harvard Business School’s Advanced Management Program.
Richard A. Hoker (age 57) has served as our vice president and corporate controller since November 2007. Mr. Hoker served as a director of TNGP from January 2014 to April 2018 and previously served as a director of TNGP from September 2010 to August 2011. Before joining CF Industries, Mr. Hoker spent over 11 years with Sara Lee Corporation, where he served most recently as vice president and controller from January 2007 to November 2007 and principal accounting officer from July 2007 to November 2007. Prior to being named controller, Mr. Hoker held other financial management positions of increasing responsibility at Sara Lee. Prior to joining Sara Lee, Mr. Hoker was a member of the financial advisory services consulting group at Coopers & Lybrand LLP in Chicago (now PricewaterhouseCoopers) and previously led teams in the firm’s audit practice. Mr. Hoker holds a B.S. degree in accounting from DePaul University and an M.B.A. degree in finance and accounting from the University of Chicago. He is a certified public accountant.
Ashraf K. Malik (age 56) has served as our senior vice president, manufacturing and distribution, since September 2019. He was previously our vice president, site operations, from January 2012 to September 2019. Prior to joining CF Industries, Mr. Malik served as director of manufacturing for GrowHow UK Ltd from 2007 to 2012. Earlier in his career, Mr. Malik held positions of increasing responsibility in engineering and plant operations management at Terra Industries Inc. and ICI Plc. Mr. Malik holds a BSc degree in engineering from City, University of London.
Susan L. Menzel (age 56) has served as our senior vice president, human resources, since October 2017. Prior to joining CF Industries, Ms. Menzel served as executive vice president, human resources, for CNO Financial Group, Inc., a holding company for a group of insurance companies operating throughout the United States, from May 2005 to October 2017. Prior to CNO Financial Group, she served as senior vice president, human resources for APAC Customer Services, Inc., and in roles of increasing responsibility for Sears, Roebuck & Co. and Montgomery Ward & Co., Incorporated. Ms. Menzel holds a bachelor’s degree in business administration and economics from Augustana College.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis discussion provides you with a detailed description of our compensation program for our named executive officers (NEOs) for 2021. It also provides an overview of our compensation philosophy and our policies and programs, which are designed to achieve our compensation objectives.
NAMED EXECUTIVE OFFICERS
Our NEOs for 2021 were:
Name	Title
W. Anthony Will	President and Chief Executive Officer
Christopher D. Bohn	Senior Vice President and Chief Financial Officer
Douglas C. Barnard	Senior Vice President, General Counsel, and Secretary
Bert A. Frost	Senior Vice President, Sales, Market Development, and Supply Chain
Susan L. Menzel	Senior Vice President, Human Resources

OVERVIEW OF OUR BUSINESS AND STRATEGY
Business Overview and Corporate Strategy
At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network — the world’s largest — to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our nine manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. Our best-in-class operational capability and disciplined capital and corporate stewardship — supported by a culture rooted in our core values that we live each and every day — drive business results that create long-term value for all our stakeholders. Our strategy is reviewed and endorsed annually by the Board, and the Board plays an active role in overseeing the successful execution of our strategy.
For more information on our business, see “Item 1. — Business” and “Item 7. — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2021 Annual Report.
Our Commitment to a Clean Energy Economy
We are taking significant steps to support a global hydrogen and clean fuel economy, through the production of green and blue ammonia. Since ammonia is one of the most efficient ways to transport and store hydrogen and is also a fuel in its own right, we believe that CF Industries, as the world’s largest producer of ammonia with an unparalleled manufacturing and distribution network and deep technical expertise, is uniquely positioned to fulfill anticipated demand for hydrogen and ammonia from green and blue sources. Our approach includes green ammonia production, which refers to ammonia produced through a carbon-free process, and blue ammonia production, which relates to ammonia produced by conventional processes but with CO2 removed through carbon capture and sequestration (CCS) and other certified carbon abatement projects.
We have announced a $100 million green ammonia project at our flagship Donaldsonville complex to produce approximately 20,000 tons per year of green ammonia. Construction and installation began in the fourth quarter of 2021 and is expected to finish in 2023. We believe that, when completed, the Donaldsonville green ammonia project will be the largest of its kind in North America.
We have also announced steps to produce blue ammonia from our ammonia production network. In the fourth quarter of 2021, the Board authorized $285 million in capital projects that will enable the annual production of up to 1.25 million tons of blue ammonia from our existing network starting in 2024. The projects will involve constructing units at our Donaldsonville and Yazoo City complexes that dehydrate and compress CO2, a process essential for CO2 transport via pipeline to sequestration sites. Management expects that, once the units are in service and sequestration is initiated, we could sequester up to 2.5 million tons of CO2 per year.
We believe that execution of our strategy and development of the market for green and blue ammonia will provide significant growth opportunities and generate sustainable long-term value for all of our stakeholders.
Our Approach to Human Capital Management
Our long-term success depends on our people. We are dedicated to creating a workplace where employees are proud to work and grow and everyone feels empowered to do their best work. We do this by investing in extensive recruitment, training and professional development opportunities for our employees and fostering diversity and inclusion in CF Industries’ culture. In addition, we have an effective succession management process to safeguard the long-term achievement of our strategy.
Culture, Inclusion and Diversity
Doing the right thing is the cornerstone of our culture and is a significant factor in our success. Our culture is rooted in our core values — We Do It Right, We Do It Well, We Execute as a Team and We Take a Long-Term View — which you can read more about on our website at www.cfindustries.com.
Our core values and their underlying principles reflect our commitment to a diverse and inclusive culture, treating one another with respect. We have developed a long-term Inclusion and Diversity (I&D) strategy to provide direction to our ongoing efforts to strengthen our culture of inclusive leadership. Our strategy focuses on three key areas: employee education and skill development, representation, and belonging. As part of the education and skill development pillar of our I&D strategy, we introduced curated training for enterprise learning and targeted audiences. Across the company, all employees complete training to learn to recognize and address the effects of unconscious bias by challenging assumptions; encouraging diversity of experience, opinion, and expression; and supporting a workplace culture that actively strives to be more inclusive. Leaders in the organization also receive training in inclusive leadership, completing a three-part course that includes an instructor-led session. During 2021, we launched our Inclusion Council to champion the company’s I&D strategy and the Inclusion Resource Group to drive I&D programming that fosters a diverse, equitable and inclusive workplace.
In order to continue to improve the inclusiveness and diversity of our company and culture, our comprehensive ESG goals announced in 2020 include goals to increase the representation of females and persons of color in senior leadership roles and to implement a program designed to increase the hiring and promotion of minority and female candidates. As of December 31, 2021, we had exceeded our representation goal with approximately 38% of senior leadership roles held by females and persons of color.
In addition, to increase our I&D transparency, in 2021 we published our first Inclusion, Diversity & Equity Report and made our most recently filed U.S. Federal Employer Information Report EEO-1 available on our website www.cfindustries.com. We are on a journey to build a culture of belonging where it is safe to be yourself — a workplace where everyone feels welcomed, valued, empowered and inspired to do their best work. We believe we have made significant progress in these efforts while also recognizing that there is much work to do to create new opportunities and growth for employees from traditionally underrepresented groups.
Workforce Health & Safety
Operating in a safe and responsible manner is a core value and an integral part of what sets CF Industries apart to all our stakeholders. Our safety culture permeates our business in three key ways:
•
Engaged culture that empowers consistent behaviors that drive toward excellence.

•
Robust systems and processes that provide a clear, repeatable direction toward excellence.

•
Superior performance that aligns effective and efficient environmental, health, and safety activities with operations.

Our commitment to safety is unwavering, and we have demonstrated that our focus on this priority is yielding positive results. We believe that focusing on leading indicators — such as the behavioral safety practices we have incorporated into our annual incentive plan — to drive and measure activities that prevent and control safety incidents, results in our industry-leading safety record.
Talent Development
A core aspect of our culture is our commitment to identifying and developing talent to help employees accelerate growth and achieve their career goals. We invest in extensive assessment, training and professional development opportunities for our employees through a robust set of formal and informal programs, including targeted job movements, key experiences, and training with an emphasis on creating a culture of inclusion. At CF Industries, leadership is the quality that drives our values and sets us apart. To help foster leadership, the company has developed a set of leadership competencies that provide a common language for how to demonstrate leadership at every level of the organization. We view training and development programs as being a key part of succession planning, allowing us to grow a stronger company, today and in the future.
2021 Performance Highlights
Operating Results
Net Earnings Attributable to Common Stockholders	Earnings Per Diluted Share	EBITDA(1)	Net Cash Provided by Operating Activities
$917 Million	$4.24	$2.17 Billion	$2.87 Billion
Annual Incentive Plan Performance Metrics
Financial Metric	Environmental Metric	Process Safety Metric
Adjusted EBITDA(2)	List for Reduction of GHG Emissions(3)	Behavioral Safety Gate Threshold(4)	Timely Completion Percentage(5)
$2.74 Billion	Achieved 54%	Achieved 99%	Achieved 99.6%
Target: $1.35 Billion	Target: 20%	Threshold: ≥ 95%	Target: 80%
The compensation and management development committee considers the previous year’s financial performance, market trends and the company’s annual business plan when setting goals and targets for our incentive compensation programs at the end of each calendar year. Management prepares the company’s annual business plan and reviews it in detail with the Board. Management prepares the annual business plan through a rigorous process utilizing a combination of factors, including management’s view of current industry conditions, recent historical performance, internal forecasts, as well as external public market indicators. Going into 2021, rising energy costs in

North America were projected to lead to higher realized natural gas costs for the company as energy feedstock prices rebounded from the lows of the global pandemic. The company also expected meaningfully lower production volumes in 2021, driven by a record number of planned maintenance activities due to the normal level of annual activity plus a significant number of maintenance activities that were deferred from 2020 to minimize the risk to our workforce of exposure to COVID-19. In addition, higher selling, general and administrative (“SG&A”) expenditures were anticipated for 2021 compared to 2020 as activities returned to pre-pandemic levels. These factors were expected to be partially offset by improved product prices across all products in 2021 compared to 2020, primarily driven by higher global energy prices and greater industrial demand.
Actual financial results in 2021 greatly exceeded the company’s forecasts, led by higher revenue from strong product pricing. Global nitrogen prices reached the highest levels in over a decade with a dramatic tightening of the global supply and demand balance driven by high crop prices, increased economic activity and lower global production due to high energy prices in Europe and Asia. Despite higher gas and energy costs as compared to the business plan, both in North America and, to a greater degree, in the United Kingdom, energy cost spreads between North America and high-cost regions grew, resulting in greater margins for the company overall compared to plan. Sales volume for 2021 declined compared to plan as our production levels were impacted by weather, including the impact of Winter Storm Uri in February and Hurricane Ida in October, and we pulled forward certain maintenance activity originally scheduled for 2022.
Additionally, the company continued to deliver on its strategic priorities and create long-term shareholder value.
Safety	As of December 31, 2021, the company’s 12-month rolling average recordable incident rate was 0.32 incidents per 200,000 work hours — an industry leading result
Operational Excellence	Long-term asset utilization over the last five years is approximately 14 percent higher than the average utilization rate of our North American competitors
Efficiency	SG&A costs as a percentage of sales remained among the lowest in both the chemicals and fertilizer industries in 2021
Return to Shareholders	Returned $799 million to shareholders in 2021 through $541 million in share repurchases and $258 million in dividend payments
Clean Energy Commitment	We are taking significant steps to decarbonize our own production network and support a global hydrogen and clean fuel economy, through the production of green and blue ammonia
Comprehensive ESG Goals	In line with our commitment to the clean energy economy and our focus on sustainability, we have published comprehensive environmental, social and governance (“ESG”) goals covering critical environmental, societal, and workforce imperatives

(1)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense-net, income taxes and depreciation and amortization. See Appendix A for a reconciliation of EBITDA to the most directly comparable GAAP measure.

(2)
See “— Compensation Discussion and Analysis: In Detail — Key Elements of NEO Compensation Program — Our Metrics Defined” for the definition of Adjusted EBITDA for purposes of our annual incentive plan.

(3)
The development of a list of capital projects to reduce the company’s Scope 1 greenhouse gas (GHG) emissions footprint versus a 2019 baseline. The percentage target is the aggregate amount of the company’s GHG emissions that could be reduced through the implementation of the identified capital projects, as compared to the 2019 Scope 1 emissions baseline.

(4)
The Process Safety Metric has a behavioral safety gate threshold. If at least 95% of the aggregated safety grades of all employees at manufacturing sites were a “B” or better for the year, the safety performance gating requirement would be achieved. If the safety performance gating requirement was not achieved, there would be no payout under the Process Safety Metric.

(5)
The completion of scheduled safety critical equipment inspections on schedule and timely management of changes (MOCs).

Shareholder Returns
The global nitrogen industry is inherently cyclical, and our financial results can be significantly impacted by the pronounced effects of highly volatile commodity prices for our products as well as for natural gas, which is our principal feedstock. Additionally, we execute our strategy and evaluate our performance over a full cycle for our industry, which typically occurs over multiple years. As a result, we believe it is important to view total shareholder return over a longer time horizon than just one year. The following table shows the cumulative total shareholder return (“TSR”), assuming the reinvestment of dividends, for our common stock and a peer group index for the 1-, 3-, 5-, 7-, and 10-year periods ended December 31, 2021.
Each of the peer group companies is or was a publicly traded manufacturer of agricultural chemical fertilizers. The companies comprising the peer group are:
• Agrium, Inc.*	• The Mosaic Company	• LSB Industries, Inc.
• Incitec Pivot Limited	• OCI N.V.**	• Potash Corporation of Saskatchewan Inc.*
• Nutrien Ltd.*	• CVR Partners LP	• Yara International ASA

*
Agrium, Inc. (“Agrium”) and Potash Corporation of Saskatchewan Inc. (“Potash Corp”) are included in the peer group from December 31, 2011 through December 31, 2017. On January 2, 2018, Agrium and Potash Corp completed a merger of equals transaction to form Nutrien, Ltd. The cumulative investment in each of Agrium and Potash Corp, assuming dividend reinvestments up to December 31, 2017, was converted into shares of Nutrien, Ltd. on January 2, 2018 using the exchange ratio in the merger of equals transaction consummated on that date. Nutrien, Ltd. is included in the peer group for the period from January 2, 2018 through December 31, 2021.

**
OCI N.V. has been excluded from the calculation of the 10-year total shareholder return because its shares had less than 10-years of trading history as of December 31, 2021.

For purposes of calculating the TSR of CF Industries and the peer group index for the 1-, 3-, 5-, 7-, and 10-year periods ending December 31, 2021, the beginning stock price for each peer group company was established by its respective closing price on the last trading day immediately preceding January 1 of the first fiscal year of the applicable measurement period. The returns of the peer group companies were weighted according to their respective market capitalizations as of the date used to establish the beginning stock price. For Yara International ASA, Incitec Pivot Limited and OCI N.V., we used their respective home exchange stock prices, converted into U.S. dollars, for TSR calculation purposes.

COMPENSATION PROGRAM OVERVIEW
Compensation Program Highlights
Our executive compensation practices are overseen and administered by the compensation and management development committee, which is comprised exclusively of independent directors. The committee is responsible for designing an executive compensation program — including approving any changes to it — that effectively incentivizes our executives to create long-term value for our shareholders.
	Summary		More Details
Compensation Philosophy	Our compensation philosophy seeks to align the interests of our employees and our shareholders through focusing on the total compensation (base salary, short-term incentives, long-term incentives, and benefits) of our employees, including our executive officers. We seek to benefit from this strategy by attracting key talent, retaining strong performers, increasing productivity, and maximizing operational and financial results, while also implementing compensation programs that are cost effective, market competitive, and sustainable across business cycles.		P. 52
Key Elements of Compensation Program	Salary	Paid in line with individual performance and contribution to company goals and aligned to competitive market data	P. 53;57
Annual Cash Incentives*
The amount of the actual incentive earned is determined based on our level of achievement of three performance metrics:
•
80%: level of achievement of Adjusted EBITDA** (Financial Metric)

•
10%: level of achievement of the development of a list of capital projects to reduce the company’s Scope 1 GHG emissions footprint versus a 2019 baseline (Environmental Metric)

•
10%: level of achievement of the completion of safety critical equipment inspections on schedule and timely management of changes, subject to first achieving a gating level of behavioral safety practices goals (Process Safety Metric)

P. 53; 56-62
Long-Term Equity Incentives
A specified cash value amount is split between two equity award types:
•
60%: performance vesting restricted stock units (“PRSUs”) (3-year cliff vesting based on average return on net assets (“RONA”)** over three one-year periods, and a TSR modifier that can decrease or increase payout by up to 20%)

•
40%: restricted stock units (“RSUs”) (3-year ratable vesting)

P. 53; 63-69
Rigorous Benchmarking and Incentive Target Setting	Bench-marking	Our total direct compensation is targeted at the 50th percentile of our Industry Reference Group, which is comprised of 17 companies in related industries, and the overall general industry market data.	P. 55
Incentive Metrics and Performance Levels
•
We utilize performance metrics for our incentive compensation programs that align executive interests with those of our shareholders.

•
Executives are focused on achieving top performance across metrics that are directly tied to shareholder value creation and our core strategic objectives.

•
The compensation and management development committee considers the previous year’s financial performance, market trends and the company’s annual business plan when setting goals and targets for our incentive compensation programs.

•
The performance metrics and target performance levels reflect the inherent cyclicality of our business.

P. 53-56; 57-62; 63-67
Leading Compensation Governance Practices	Our leading compensation governance practices include:
	Strong pay-for-performance alignment	No employment agreements
	Robust clawback policy covering incentive awards	No repriced stock options
	Stock ownership guidelines	Minimal perquisites
	Performance metrics that align executive interests with interests of shareholders	Executive officers are prohibited from hedging or pledging our stock
	A majority of compensation for CEO and other executive officers is performance-based, at risk, and paid in equity	No new excise tax gross-ups after 2011 (CEO, chief financial officer and senior vice president, human resources, have no such gross-up)

*
See “— Compensation Discussion and Analysis: In Detail — 2022 Compensation Actions” below for a discussion of changes to our performance metrics and weightings for 2022.

**
For the definitions of Adjusted EBITDA and RONA, see “— Compensation Discussion and Analysis: In Detail — Key Elements of NEO Compensation Program — Our Metrics Defined.”

2021 Target Total Compensation
The compensation and management development committee believes the majority of compensation should be composed of awards that are performance-based — with direct ties to the company and individual employee performance. The significant majority of each NEO’s target compensation is at-risk based on company performance.
2021 Target Total Direct Compensation Mix
The following graphs illustrate the mix of total target direct compensation for our chief executive officer and for the other NEOs for 2021:
AIP: Annual Incentive Plan (annual bonus), cash settled
LTIP: Long-Term Incentive Plan, denominated in equity
2021 CEO Target Total Compensation
The compensation and management development committee approved our CEO’s base salary and target values of his annual incentive award and long-term incentive award for 2021. The base salary and target annual incentive approved for 2021 were unchanged from those in effect for 2020 due to base salary and target annual incentive compensation continuing to be in line with our Industry Reference Group (described in greater detail below) and the overall general industry survey data. The CEO’s target annual incentive level of 135% of base salary for 2021 is unchanged from the last five years. With respect to the CEO’s long-term incentive award, in order to further align pay delivery with long-term performance and to reflect trends in executive compensation generally, the compensation and management development committee increased our CEO’s long-term incentive award for 2021. This new amount is in line with our Industry Reference Group and the overall general industry survey data. The committee believes the minimal changes over several years underscore that our executive compensation program is appropriately aligned with performance and that salaries and the target value for incentive awards are appropriately benchmarked.
Pay Element	2021	2020	% Change
Salary	$1,250,000	$1,250,000	0%
Target Annual Incentive	$1,687,500	$1,687,500	0%
Target Long-Term Incentive	$6,300,000	$6,000,000	5%
Total	$9,237,500	$8,937,500	3%

Shareholder Engagement
The Board recognizes the importance of executive compensation decisions to our shareholders. The annual say-on-pay advisory vote provides our shareholders with the opportunity to:
•
Evaluate our executive compensation philosophy, policies and practices;

•
Evaluate the alignment of the compensation of our NEOs with our results; and

•
Cast an advisory vote to approve the compensation of our NEOs.

At the 2021 annual meeting of shareholders, the say-on-pay advisory vote received majority support, with approximately 93% of the votes cast in favor of our executive compensation policies, practices and determinations. The Board encourages an open and constructive dialogue with shareholders on compensation to ensure alignment on policies and practices.
We invite all shareholders to provide feedback to us on our compensation programs. As discussed in “Proposal 1: Election of Directors — Corporate Governance Shareholder Engagement,” we extended engagement requests to shareholders representing 75% of outstanding shares during both our spring and fall outreach campaigns. Shareholders who provided feedback on our compensation programs generally reported that executive compensation at CF Industries was reasonable and well-aligned to performance. No consistent or prevalent concerns were raised from our engagements.
We will continue to regularly review (along with our outside compensation consultant) our executive compensation programs to ensure alignment with our compensation philosophy, and we are committed to continuing our dialogue with shareholders so that we can be proactive in responding to emerging industry trends and be responsive to shareholder concerns.
COMPENSATION DISCUSSION AND ANALYSIS: IN DETAIL
Compensation Philosophy
Our compensation and management development committee has adopted a compensation philosophy that seeks to align the interests of our employees and our shareholders through focusing on the total compensation (base salary, short-term incentives, long-term incentives, and benefits) of our employees, including our NEOs. We seek to benefit from this strategy by attracting key talent, retaining strong performers, increasing productivity, and maximizing operational and financial results, while also implementing compensation programs that are cost effective, market competitive, and sustainable across business cycles.
Our executive compensation program is designed to reward executives for their contributions to our short-term and long-term results. Annual cash incentive compensation is based on the achievement of annual performance goals while the majority of executives’ long-term incentive opportunity is based on performance against criteria that are correlated with both annual and long-term shareholder value.
Our goal is to provide direct compensation to our NEOs that is market competitive with other comparable companies. To obtain a general understanding of current compensation practices, the compensation and management development committee received in 2021 a market assessment from its independent outside compensation consultant, Exequity LLP (“Exequity”), that was derived from published survey compensation data, which Exequity adjusted for variations in revenue among the included companies. To further gauge the competitiveness of our total compensation offering, we also compare ourselves against our Industry Reference Group, which is a group of 17 similar companies in related industries. Additional information regarding this group of companies is set forth below under the heading “Use of Industry Reference Group.”
Incentive opportunities are structured in a way that recognizes our cyclicality and emphasis on a team-based culture.

Key Elements of NEO Compensation Program
Component	Key Characteristics and Rationale
Salary
•
We seek to pay salaries in line with individual performance and contribution to company goals.

•
In the aggregate, base salaries of our NEOs are targeted at the median of the peer group companies in our Industry Reference Group and the overall general industry market data from the outside compensation consultant’s market assessment. Individual performance and potential, relative criticality of the individual position in relation to achievement of the company’s goals, and business affordability are also considered in determining base salaries.

•
To maintain our desired market position, we conduct annual salary reviews.

Short-Term Incentives
•
Variable compensation component that provides executive officers and other employees with the opportunity to earn additional annual cash compensation beyond base salary.

•
The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals.

•
Short-term incentives are also targeted at the market median, and achievement of these awards depends on attaining corporate performance goals.

•
Adjusted EBITDA has been a cornerstone of our annual short-term incentive program, comprising a 50% weighting of the performance metric in 2016, a 75% weighting in 2017 — 2020, and an 80% weighting in 2021.

•
The 2021 short-term incentive program also included an environmental metric and a process safety metric, each comprising 10%.

Long-Term Incentives
•
Variable compensation component that focuses on enterprise value creation and employee retention. Long-term incentives are provided through annual stock-based awards.

•
Participation is extended to executive officers and other key employees. Eligibility guidelines with award ranges reflecting position responsibility levels and competitive market practices are updated annually. The guidelines allow for individual variation in long-term incentives based on performance level, potential contribution, and value to the business.

•
In general, long-term incentives for our executive officers are targeted at the market median with the opportunity to receive above market awards for excellent performance.

•
Long-term incentive awards granted to our NEOs in connection with setting target compensation are based on a specified cash value, which amount since 2018 has been split among two different award types — 60% PRSUs and 40% RSUs.

•
PRSUs awards are subject to three-year vesting criteria based on:

◦
Average return on net assets (RONA) over three one-year periods

◦
A modifier pursuant to which the number of shares earned based on RONA performance may be increased or decreased by up to 20% based on our three-year TSR performance against a threshold, target, and maximum level of performance

Compensation Metrics Tie to Business Strategy
The compensation and management development committee selects performance metrics for our incentive compensation programs that align executive interests with those of our shareholders. Executives are focused on achieving top performance across metrics that are directly tied to shareholder value creation and our core strategic objectives, as indicated below:
Annual Incentives
Metric	Alignment
Adjusted EBITDA	Adjusted EBITDA is the primary metric by which we measure our profitability and by which investors measure our performance
List for Reduction of Scope 1 GHG Emissions	Demonstrates our continued commitment to improving energy efficiency and reducing GHG emission intensity and aligns with our announced long-term corporate ESG goals.
Timely Completion Percentage for Inspections and MOCs, subject to Behavioral Safety Practices	Underscores our focus on safely operating our facilities, our commitment to CF Industries’ “Do It Right” culture, and our constant efforts to drive workplace safety. Operating in a safe and responsible manner is a core value and an integral part of what sets CF Industries apart to all our stakeholders.
Long-Term Incentives
Metric	Alignment
Return on Net Assets (RONA)	RONA is typically correlated with long-term TSR performance and is viewed as an indicator of the results of management’s operating decisions
Total Shareholder Return	Explicitly links executive incentives with shareholder value creation
Our Metrics Defined
As described above, our annual incentive plan uses Adjusted EBITDA as its primary performance metric and our long-term incentive program uses average return on net assets, or RONA, for the PRSU three-year performance criteria.
•
EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income tax provision (benefit) and depreciation and amortization.

•
Adjusted EBITDA is defined under the annual incentive plan as EBITDA as adjusted for certain items, including: (i) unrealized mark to market losses (gains) on hedges; (ii) unrealized and realized losses (gains) associated with foreign exchange on intercompany loan activity or foreign denominated intercompany payables and receivables; (iii) acquisition or disposition related transaction costs or fees; (iv) integration costs for acquisitions; (v) losses (gains) or costs on the disposition or formation of joint ventures; (vi) restructuring, exit, impairments, system implementation, or process reengineering costs or similar types of costs; (vii) non-capitalized expansion project costs; (viii) losses (gains) recognized due to the acquisition or disposal of a business or group of assets, that represents a major portion of the business; (ix) losses (gains) associated with regulatory changes (e.g. regulatory tax code changes); and (x) losses (profits) associated with divestitures (acquisitions) completed during the year.

•
Average Return on Net Assets (RONA) is determined by reference to the ratio (expressed as a percentage) of Adjusted EBITDA divided by average operational assets. The “average operational assets” denominator of this metric is determined under the long-term incentive program essentially as the simple average of the beginning and year-end values for total assets as adjusted for certain items, including: (i) cash and cash equivalents; (ii) restricted cash; (iii) short-term investments; (iv) investments in marketable equity securities; (v) prepaid income taxes; (vi) total current liabilities; (vii) long-term deferred income taxes; (viii) other noncurrent liabilities; (ix) assets associated with major capital projects (as approved by the compensation and management development committee); (x) net assets associated with acquisitions and divestitures completed during the year; (xi) asset or liability changes associated with regulatory changes (e.g. regulatory tax code changes); (xii) short-term debt or notes payable included in current liabilities; and (xiii) short-term lease liabilities.

The Compensation Process
Allocation of Compensation Elements
We provide a mixture of cash compensation and non-cash compensation to our NEOs. The cash portion consists primarily of base salaries and short-term incentive awards. The non-cash portion consists primarily of stock-based long-term incentive awards.
Our allocation among base salary, short-term incentives, and long-term incentives varies significantly by management level, reflecting individual responsibility levels and competitive market practices. In general, our more senior executive officers receive a greater percentage of their total expected compensation in the form of incentives (particularly long-term incentives) and a correspondingly lower percentage in the form of salary.
In addition to using benchmark survey data, we also consider internal factors that may cause us to adjust particular elements of an individual executive officer’s compensation. These factors may include an individual’s operating responsibilities, management level, tenure, potential, and performance in the position.
To assist in its evaluation, our compensation and management development committee reviews the details of an executive’s historical and proposed compensation as described below, including a review of our NEOs’ existing base salaries and target annual incentive levels in connection with the approval of their new base salaries and target annual incentive levels for the following year.
In addition, four times per year the compensation and management development committee reviews reports regarding our NEOs’ holdings and transactions involving our stock, including our NEOs’ holdings of stock and long-term stock-based incentive awards, stock option exercises, purchases, sales and gifts of stock, and surrenders of vested shares of restricted stock in order to satisfy withholding tax requirements, as applicable.
Compensation Benchmarking
Our total direct compensation is targeted at the 50th percentile of our Industry Reference Group and the overall general industry market data from the outside compensation consultant’s market assessment. The compensation and management development committee considers skills, performance, capabilities, experience, criticality of the role, and the future potential of each NEO in setting actual compensation; therefore, total direct compensation can be above or below the 50th percentile for different NEOs.
Committee Process for Incentive Target-Setting
The compensation and management development committee considers the previous year’s financial performance, market trends and the company’s annual business plan when setting goals and targets for our incentive compensation programs. Management prepares the company’s annual business plan and reviews it in detail with the Board. Management prepares the annual business plan through a rigorous process utilizing a combination of factors, including management’s view of current industry conditions, recent historical performance, internal forecasts, as well as external public market indicators.
Our industry is inherently cyclical, and our financial results are significantly impacted by the pronounced effects of highly volatile commodity prices for our fertilizer products as well as for natural gas, which is our principal feedstock. As a result, the industry conditions in existence during any given fiscal year can be dramatically different from, and have no significant bearing on, the conditions that will exist in the following year. Accordingly, the target performance levels set by the compensation and management development committee for our annual incentive program for any given year may be higher or lower or unchanged from the levels set in the prior year.
In addition to cyclicality, the calendar timing of the compensation and management development committee’s decision-making process around target-setting for our incentive compensation programs is particularly important to understanding its limited visibility into certain external factors that have the potential to significantly impact our financial and operating results, including natural gas prices, international trade policies, geopolitics, currency fluctuations, weather, etc.
Illustrative Timeline for Compensation and Management Development Committee Process
May	October	December – February
• Review of current compensation trends and issues • Independent Compensation Consultant provides an analysis of current and potential peers based on strategy, business structure, and industry
•
Evaluation of STI and LTI program outcomes against overall program design, stated goals, and alignment with strategy

•
Review of current/future compensation program objectives, design, and goals

•
Review of proxy peer analysis and overall general industry benchmark market data against our NEOs

•
STI and LTI metrics for upcoming year established

•
Completion of internal budget forecasting, incorporating supply-demand forecasts with external market prices such as natural gas futures strips

•
Setting STI and LTI performance goals and targets taking into account the previous year’s financial performance, market trends and the company’s annual business plan

Review and Approval of 2021 Cash Compensation
In setting cash compensation levels for 2021, the compensation and management development committee reviewed the base salaries and target annual incentives for our NEOs that had been in effect for 2020.
In connection with its review, the compensation and management development committee reviewed several reports from its outside compensation consultant, Exequity, to obtain a general understanding of current compensation practices. In performing its market assessment, Exequity used published survey compensation data, and adjusted for variations in revenue among the included companies.
In addition, the compensation and management development committee reviewed information provided by the compensation consultant regarding the publicly reported cash compensation of NEOs of the group of companies in our Industry Reference Group, which is comprised of 17 companies in related industries. Additional information regarding this group of companies is set forth below under the heading “Use of Industry Reference Group.”

The compensation and management development committee also considered cash compensation recommendations from our chief executive officer for each of the NEOs other than himself. These recommendations took into account the chief executive officer’s assessment of each individual’s operating responsibilities, management level, tenure and performance in the position, and potential.
Review of Base Salary Compensation
During its review of NEO’s base salaries, the compensation and management development committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we seek to pay salaries in line with individual performance and contribution to company goals.
•
In the aggregate, base salaries are targeted at the median of the peer group companies in our Industry Reference Group and the overall general industry market data from the outside compensation consultant’s market assessment.

•
Individual performance, relative criticality of the individual position in relation to achievement of the company’s goals, and business affordability are also considered in determining base salaries.

•
We conduct annual salary reviews and make salary adjustments as necessary to maintain our desired market position.

•
Additional information regarding these goals and objectives is set forth above under the headings “Compensation Philosophy” and “Components of Compensation.”

Review of the Short-term Incentive Program
The compensation and management development committee seeks to ensure that the compensation program aligns with the company’s strategic objectives. Over time, the committee has refined the program, notably the incentive plan metrics, to align executives’ focus areas with strategic imperatives that have evolved along with market conditions and our operations. Our primary metric for each of the last five years prior to 2021 was Adjusted EBITDA at a weighting of 50% to 75%. The secondary metric, for years 2018 through 2020, was a level of achievement of an ammonia production goal, subject to first achieving a gating level of behavioral safety practices goals. The compensation and management development committee believed a focus on operational excellence would drive the company to safely maximize operational execution and asset utilization. The “safety gate” also demonstrated our commitment to safety and the “Do It Right” culture.
During its review of our short-term incentive program for 2021, the compensation and management development committee considered the following general goals:
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The use of properly structured short-term incentives in order to align the interests of management and shareholders, provide context for management decisions, reward management for decisions that drive short-term results and support long-term strategy, and focus all members of management on the same corporate goals (financial, operational, and strategic); and

•
The need to create a framework for the program that can remain in effect for a significant period of time, while ensuring the compensation and management development committee has the flexibility to revise the secondary metric(s) to reflect our evolving strategic priorities.

Accordingly, the compensation and management development committee decided to introduce new secondary metrics in 2021 relating to (1) greenhouse gas (GHG) emission reduction opportunities, which aligns with our long-term corporate ESG goals and reflects our continued commitment to improving energy efficiency and reducing GHG emissions intensity, and (2) the completion of safety critical inspections on schedule and timely management of changes, subject to first achieving a gating level of behavioral safety practices goals, which reflects our continued focus on safely operating our facilities and our constant efforts to drive workplace safety. Notably,

Adjusted EBITDA — the primary metric we use and that is used by our investors to evaluate our profitability — was retained as our primary metric.
The compensation and management development committee also considered the following factors specific to our company:
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The difficulty in establishing appropriate short-term performance measures for CF Industries, given the inherent cyclicality in our industry as well as the pronounced effects that highly volatile commodity prices for raw materials and fertilizer products have upon our operating results; and

•
The outlook for our short-term performance and the broad range of possible actual outcomes.

In addition, the compensation and management development committee reviewed a report from Exequity, the committee’s outside compensation consultant, regarding competitive market practices with respect to the use of short-term incentives.
The compensation and management development committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, we use short-term incentives to provide executive officers and other employees with the opportunity to earn additional annual compensation beyond base salary. The role of short-term incentives is to reward and encourage the achievement of annual financial results and other specified corporate performance goals. In the aggregate our short-term incentive awards are targeted at the median of the peer group companies in our Industry Reference Group and the overall general industry market data from the outside compensation consultant’s market assessment. Additional information regarding these goals and objectives is set forth above under the headings “Compensation Philosophy” and “Components of Compensation.”
Selection of Primary and Secondary Performance Metrics for 2021
Based on its review and the other factors discussed above, the compensation and management development committee determined that the annual incentive awards to our NEOs for 2021 would be based upon our level of achievement of the following three performance metrics:
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80% of each executive’s annual incentive payment opportunity was based upon our level of achievement of Adjusted EBITDA for 2021 (the “Financial Metric”);

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10% of each executive’s annual incentive payment opportunity was based upon our level of achievement of the development of a list of capital projects to reduce the company’s Scope 1 GHG emissions footprint versus a 2019 baseline (the “Environmental Metric”); and

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10% of each executive’s annual incentive payment opportunity was based upon our level of achievement of the completion of safety critical equipment inspections on schedule and timely management of changes (MOCs), subject to first achieving a gating level of behavioral safety practices goals (the “Process Safety Metric”).

Our Adjusted EBITDA or Financial Metric, which has been part of our annual incentive performance metrics since 2016, increased in weighting from 75% (in 2018, 2019 and 2020) to an 80% weighting for 2021. In addition, we have maintained as part of the new Process Safety Metric, our “behavioral safety gate,” which has been an element of our annual incentive performance metrics since 2018. The Environmental Metric and the Process Safety Metric were introduced by the compensation and management development committee for 2021 to align with our corporate ESG goals and commitment to clean energy and our corporate values of safety and our “Do It Right” culture.
Selection of Performance Levels for Financial Performance Metric for 2021
The compensation and management development committee established the following performance levels and corresponding percentages of target opportunity earned with respect to the Financial Metric for 2021:

Performance Level	Financial Metric Adjusted EBITDA Achieved	Percentage of Primary Metric Target Award Earned
Below Threshold	Less than $1.1 billion	0%
Threshold	$1.1 billion	50%
Target	$1.35 billion	100%
Maximum	$1.6 billion	200%
Straight line interpolation is used to determine the achievement percentage for the Primary Metric between threshold and target and between target and maximum performance levels. If the Threshold Performance Level is not met, there is no payout under the Financial Metric.
Selection of Performance Levels for Environmental Performance Metric for 2021
The Environmental Metric is an objective to develop a list of capital projects to reduce the company’s Scope 1 greenhouse gas (GHG) emissions footprint compared to a 2019 baseline. Scope 1 GHG emissions are the emissions released to the atmosphere as a direct result of an activity, or series of activities at a facility level.
The compensation and management development committee established the following Scope 1 GHG emissions reduction performance levels and corresponding percentages of target opportunity earned with respect to the Environmental Metric for 2021:
Performance Level	Environmental Metric List for Reduction of GHG Emissions	Percentage of Environmental Metric Target Award Earned
Below Threshold	<10%	0%
Threshold	10%	50%
Target	20%	100%
Maximum	30%	200%
Straight line interpolation is used to determine the achievement percentage for the Environmental Metric between threshold and target and between target and maximum performance levels. If the list of Scope 1 GHG capital projects to reduce emissions is less than the 10% threshold performance level, there is no payout under the Environmental Metric.
Selection of Performance Levels for Process Safety Performance Metric for 2021
The Process Safety Metric has a behavioral safety gate, whereby each of our production and distribution facilities develops and implements specific behavioral safety objectives that are pertinent and meaningful to each work group at the site. Each employee is involved in developing and taking ownership for completing objectives that make their workplace safer and effect a positive change in the safety culture.
Each quarter, evaluations are conducted and an overall achievement grade (A through F) for each hourly group and individual manager is assigned. Under the Process Safety Metric, the quarterly grades issued to all site employees were aggregated. If at least 95% of the grades were “B” or better for the year, the safety performance gating requirement would be achieved. If the safety performance gating requirement was not achieved, there would be no payout under the Process Safety Metric.
The compensation and management development committee established the following completion percentages for the completion of safety critical equipment inspections on schedule and timely management of changes performance (MOCs) levels and corresponding percentages of target opportunity earned with respect to the Process Safety Metric for 2021, subject to first achieving the safety performance gating requirement:
Performance Level	Process Safety Metric Timely Completion Percentage for Inspections and MOCs	Percentage of Process Safety Metric Target Award Earned
Below Threshold	<70%	0%
Threshold	70%	50%
Target	80%	100%
Maximum	90%	200%
Straight line interpolation is used to determine the achievement percentage for the Process Safety Metric between threshold and target and between target and maximum performance levels. If the safety performance gating requirement is not achieved, or if the completion percentage of safety critical equipment inspections on schedule and timely MOCs is less than the 70% threshold performance level, there is no payout under the Process Safety Metric.
Additional Target-Setting Considerations for the Short-Term Incentive Program
As described above, when setting performance levels for the short-term incentive program, the compensation and management development committee considers the previous year’s financial performance, market trends and the company’s annual business plan. Going into 2021, rising energy costs in North America were projected to lead to higher realized natural gas costs for the company as energy feedstock prices rebounded from the lows of the global pandemic. The company also expected meaningfully lower production volumes in 2021, driven by a record number of planned maintenance activities due to the normal level of annual activity plus a significant number of maintenance activities that were deferred from 2020 to minimize the risk of exposure to COVID-19 to our workforce. In addition, higher SG&A expenditures were anticipated as activities returned to pre-pandemic levels. These factors were expected to be partially offset by improved product prices across all products in 2021 compared to 2020, primarily driven by higher global energy prices and greater industrial demand. As a result, the compensation and management development committee set the target performance level for the Financial Metric at slightly above the actual results achieved in 2020. Maximum performance for all three performance metrics were set at a level judged to be difficult to achieve and threshold performance was set at the lowest level that would justify a payout.
Measured over an extended period, the objective of the committee is to select financial performance levels such that we have a roughly (i) 80% probability of exceeding the threshold level, (ii) 50% probability of exceeding the target level, and (iii) 20% probability of exceeding the maximum level.
Although the compensation and management development committee considers management’s outlook as one of several factors in evaluating financial performance levels each year, the committee also recognizes that the outlook for any particular year represents only a single scenario from among a broad range of plausible alternatives, given the pronounced effects of highly volatile commodity prices upon our operating results.
In general, the compensation and management development committee aims to achieve a larger payout under the program for years when our performance is superior by long-term industry standards, and a smaller payout (or none at all) for years when our performance is relatively weak, while creating incentives for improved performance under all conditions given the inherent cyclicality in our industry.
Target levels of Adjusted EBITDA associated with our annual incentive program and our actual performance relative to these targets are consistent with expectations for a cyclical company. We have a track record of paying for performance and achieve this through setting targets that are rigorous and challenging. The chart below of our Adjusted EBITDA targets, actual results and percentage payouts for 2016 through 2021 demonstrates our pay for performance linkage in the annual incentive program.
Adjusted EBITDA Targets, Actual Results, and Percentage Payouts(1)

(1)
Reflects payout percentage on the annual incentive program metric associated with Adjusted EBITDA.
For 2016-2021, Adjusted EBITDA was the primary metric under the company’s annual incentive program (with a weighting of 50% in 2016, 75% in 2017 through 2020, and 80% in 2021).

When considering appropriate performance metrics for the short-term incentive program, the compensation and management development committee also considers alternative metrics for measuring company performance, such as achievement of operating efficiency goals, continued emphasis on the establishment of a behavioral-based safety culture, progress towards strategic objectives, or performance relative to a variable budget, as well as alternative plan designs that emphasize the personal accomplishment of individual or shared goals. The objective in each case is to incentivize strong operational performance in an inherently cyclical business.
The compensation and management development committee determined for 2021 that using our Financial Metric, Environmental Metric and Process Safety Metric for performance goals in our annual incentive plan would align the interests of our executive officers with the interests of our shareholders and reflect our team-based culture. The committee considered that the Environmental Metric would further integrate the company’s ESG goals into executive compensation and reflect the company’s commitment to a clean energy economy. The committee also determined that the Process Safety Metric, including to condition payout on the Process Safety Metric to first achieving the “safety gate”, and to measure the completion percentage of safety critical equipment inspections on schedule and the timely management of changes, underscores the company’s commitment to our “Do It Right” culture and complements our efforts to drive workplace safety. Operating in a safe and responsible manner is a core value and an integral part of what sets CF Industries apart to all our stakeholders. Our safety culture permeates our business in three key ways:
•
Engaged culture that empowers consistent behaviors that drive toward excellence.

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Robust systems that provide a clear, repeatable direction toward excellence.

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Superior performance that aligns effective and efficient environmental, health, and safety activities with operations.

Our commitment to safety never takes a day off, and we have demonstrated that our focus on this priority is yielding positive results. We believe that focusing on leading indicators such as the process safety metrics we have incorporated into our annual incentive plan to drive and measure activities that prevent and control safety incidents, results in our industry-leading safety record. During 2021, our trailing 12 month recordable injury rate was 0.32 for the twelve months ended

December 31, 2021 — second only to 2020 for lowest year-end rate we have ever achieved as a company, and with more turnaround and maintenance activity than 2020.
Approval of Base Salaries and Target Annual Incentive Awards for 2021
Based on its review of the general, company-specific, and competitive considerations described above, in December 2020, the compensation and management development committee approved base salaries and target annual incentive awards for our NEOs for calendar year 2021. In setting compensation levels for 2021, the compensation and management development committee considered a competitive market assessment performed by Exequity, the committee’s outside compensation consultant, and the goals and objectives for our executive compensation plans. These new amounts are in line with our Industry Reference Group (described in greater detail below) and the overall general industry survey data. There were no increases in the base salaries or target annual incentive levels for Messrs. Will, Bohn or Frost. Mr. Barnard’s base salary was increased by 2% and Ms. Menzel’s target annual incentive level was increased to 80%, the same level as the other named executive officers.
The table below shows the base salaries and target annual incentive levels, as a percentage of base salary, for our NEOs for 2021 and 2020:
	Base Salary			Target Annual Incentive Level
Name	2020	2021	Increase	2020	2021	Increase
W. Anthony Will	$1,250,000	$1,250,000	0%	135%	135%	0%
Christopher D. Bohn	$625,000	$625,000	0%	80%	80%	0%
Douglas C. Barnard	$565,000	$575,000	2%	80%	80%	0%
Bert A. Frost	$625,000	$625,000	0%	80%	80%	0%
Susan L. Menzel	$525,000	$525,000	0%	75%	80%	7%
Approval of Annual Incentive Payments for 2021
Following the end of 2021, management prepared a report on our level of achievement of the Financial Metric (Adjusted EBITDA), Environmental Metric (List for Reduction of GHG Emissions), the threshold gate of behavioral safety performance, and the Process Safety Metric (Timely Completion Percentage for Inspections and MOCs) under the short-term incentive plan. The compensation and management development committee reviewed the report and approved final performance results. Based on the results, the committee determined that each of our NEOs earned 200% of the executive’s target opportunity with respect to the executive’s annual incentive award for 2021. This result is based on our attainment of Adjusted EBITDA of $2.74 billion, which resulted in a payout percentage for the Financial Metric of 200%, our development of a list of capital projects that if implemented could reduce the company’s Scope 1 GHG emissions footprint by 54% compared to our 2019 baseline, which resulted in a payout percentage for the Environmental Metric of 200% and, after first achieving the gating level of behavioral safety practices goals, our completion of 99.6% of safety critical equipment inspections on schedule and timely MOCs, which resulted in a payout percentage for the Process Safety Metric of 200%.

Review and Approval of 2021 Long-Term Incentives
The compensation and management development committee reviewed our long-term incentive program during 2020 and granted long-term stock-based incentive awards to our NEOs in January 2021.
During its review of our long-term incentive program, the compensation and management development committee considered the following general factors:
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the use of properly structured long-term incentives in order to align the interests of senior management and shareholders;

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the advantages and disadvantages of using stock options, shares of restricted stock, RSUs, and/or PRSUs for such purposes; and

•
the array of available vesting parameters for each type of long-term incentive award and the treatment of death, disability, retirement, resignation, and termination, with or without cause.

The compensation and management development committee also considered the difficulty in establishing appropriate long-term performance measures for the company, other than stock price appreciation and total shareholder return (including dividends), given the inherent cyclicality in our industry as well as the pronounced effects of highly volatile commodity prices for raw materials and fertilizer products upon our operating results.
In addition, the compensation and management development committee reviewed a report from Exequity, the committee’s outside compensation consultant, regarding competitive market practices with respect to the use of long-term incentives.
The compensation and management development committee considered all of this information in the context of the goals and objectives of our executive compensation plans. As noted above, our long-term incentives focus on enterprise value creation and employee retention. Long-term incentives are provided through annual awards that vest over a period of subsequent years. Our 2014 Equity and Incentive Plan allows the use of stock options, full-value shares, and cash-based awards. Eligibility is extended to executive officers and other key employees. Eligibility guidelines with award ranges related to position responsibilities levels are updated annually. In consideration of these guidelines, there is individual variation in long-term incentives based on performance level, potential contribution, and value to the business.
Design of Target Awards for 2021
Based on its review of general, company-specific, and competitive considerations, the compensation and management development committee determined that, consistent with 2018, 2019 and 2020, the long-term incentive awards granted to our NEOs for 2021 would be composed of 60% PRSUs and 40% RSUs. In selecting a mixture of PRSUs and RSUs for our target long-term incentive awards, the compensation and management development committee noted that:
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RSU and PRSU awards align the executive officers’ interests with those of shareholders;

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RSU and PRSU awards provide value for executive officers that fluctuates with total shareholder return (including dividends);

•
RSU and PRSU awards foster stock ownership by executive officers; and

•
RSU and PRSU awards are subject to time vesting provisions and therefore create an additional retention mechanism for executive officers.

The compensation and management development committee also approved the metrics used for measuring performance with respect to the PRSUs granted in 2021:
•
Return on net assets (RONA) measured over three one-year periods (with payouts determined based on the average of the three years); and

•
TSR modifier adjusting the number of shares earned based on RONA up or down by 20% based on our three-year TSR performance against a threshold, target and maximum level of performance.

These metrics are consistent with the metrics measured for the PRSUs granted in 2018, 2019 and 2020 and reflect the committee’s view that RONA serves as an indicator of the results of management’s operating decisions and its expected correlation with long-term TSR performance.
The target TSR performance level for the modifier in the 2021 PRSUs was set to reflect a compound annual TSR equal to 7%, which is the approximate average annual real total return for the S&P 500 Index since inception. Maximum performance was set at a level well above the average, and threshold performance was set at a level below which a maximum reduction was appropriate.
In structuring the TSR modifier, the compensation and management development committee determined not to use a relative TSR benchmark because there are not enough similarly sized companies with comparable business lines from which the committee could assemble a peer group for meaningful TSR performance purposes, and the committee considered that basing the TSR modifier on a broad market comparison (e.g., the S&P 500) over a three-year period would not be appropriate given the pronounced cyclicality of our business.
How We Determine the Number of PRSUs Earned
The number of PRSUs earned is determined based the company’s average RONA performance over three one-year periods and subject to a three-year TSR modifier, as follows:
•
At the beginning of each year (e.g., 2021, 2022, and 2023) during the three-year performance period, the compensation and management development committee establishes RONA performance levels for that year and the corresponding percentage payout of the target number of PRSUs based on our performance.

•
The threshold, target and maximum performance levels that are set will result in a payout percentage ranging from 50% to 200% of the target number of PRSUs. RONA performance levels below the threshold performance level have a payout percentage of 0%.

•
Following the completion of each fiscal year, the compensation and management development committee will determine the payout percentage that was attained for such year and following the completion of the third fiscal year, the committee will determine the 3-year average payout percentage attained for the three-year performance period. For fiscal 2021, our actual RONA performance of 31.1% resulted in a 200% payout percentage.

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Once the total number of PRSUs earned based on our RONA performance is determined at the end of the third year, the total is multiplied by a percentage ranging from 80% to 120% depending on our TSR performance for the three-year performance period.

•
The combined impact of these performance criteria is that the final payout percentages range from 0% to 240% of target PRSUs.

The number of PRSUs earned at the end of the three-year performance period will be determined as follows for the 2019, 2020 and 2021 PRSU awards:

2019 PRSUs (2019-2021)

	FY 2019			FY 2020			FY 2021			FY 2022			FY 2023		
	Thres-hold	Target	Max	Thres-hold	Target	Max	Thres-hold	Target	Max						
Payout Percentage	50%	100%	200%	50%	100%	200%	50%	100%	200%						
RONA Performance Levels	9.8%	13.7%	≥17.6%	10.2%	16.3%	≥18.4%	11.8%	14.5%	≥17.2%						
Actual RONA and Payout %	17.0% = 185%			14.4% = 85%			31.1% = 200%								
3-Year Average Payout Percentage	157%														
Actual 3-year TSR	71.4%														
TSR Modifier Percentage(1)	120%														
Final 2019 PRSU Payout	188% (range 0% - 240%)														

2020 PRSUs (2020-2022)

	FY 2019			FY 2020			FY 2021			FY 2022			FY 2023		
				Thres-hold	Target	Max	Thres-hold	Target	Max	Thres-hold	Target	Max			
Payout Percentage				50%	100%	200%	50%	100%	200%	50%	100%	200%			
RONA Performance Levels				10.2%	16.3%	≥18.4%	11.8%	14.5%	≥17.2%	TBD in 2022					
Actual RONA and Payout %				14.4% = 85%			31.1% = 200%			TBD in 2023					
3-Year Average Payout Percentage				TBD in 2023											
Actual 3-year TSR				TBD in 2023											
TSR Modifier Percentage(1)				TBD in 2023											
Final 2020 PRSU Payout				TBD in 2023 (range 0% - 240%)											

2021 PRSUs (2021-2023)

	FY 2019			FY 2020			FY 2021			FY 2022			FY 2023		
							Thres-hold	Target	Max	Thres-hold	Target	Max	Thres-hold	Target	Max
Payout Percentage							50%	100%	200%	50%	100%	200%	50%	100%	200%
RONA Performance Levels							11.8%	14.5%	≥17.2%	TBD in 2022			TBD in 2023		
Actual RONA and Payout %							31.1% = 200%			TBD in 2023			TBD in 2024		
3-Year Average Payout Percentage							TBD in 2024								
Actual 3-year TSR							TBD in 2024								
TSR Modifier Percentage(1)							TBD in 2024								
Final 2021 PRSU Payout							TBD in 2024 (range 0% - 240%)

(1)
The TSR Modifier Percentage is determined in accordance with the following table. Straight line interpolation is used to determine the TSR Modifier Percentage between threshold and target and between target and maximum TSR performance levels.

TSR Performance Level	TSR Modifier Percentage
Threshold: Less than 15.5%	80%
Target: 22.5%	100%
Max: At or Above 29.5%	120%

Approval of Target Awards for 2021
On January 4, 2021, the compensation and management development committee approved long-term incentive awards for our NEOs for 2021 as set forth in the table below.
	Target Performance RSUs		Time Vesting RSUs		Total Target Grant Value
Name	Number	Grant Value	Number	Grant Value
W. Anthony Will	99,429	$3,780,000	66,286	$2,520,000	$6,300,000
Christopher D. Bohn	25,646	$975,000	17,098	$650,000	$1,625,000
Douglas C. Barnard	19,728	$750,000	13,152	$500,000	$1,250,000
Bert A. Frost	25,646	$975,000	17,098	$650,000	$1,625,000
Susan L. Menzel	15,782	$600,000	10,522	$400,000	$1,000,000
On the grant date, the compensation and management development committee approved dollar-denominated RSU and PRSU awards for each of our individual NEOs. The total target grant value for our NEO’s long-term incentive awards increased as compared to 2020 both in dollar value and as a percentage of each NEO’s total direct compensation mix. In setting the dollar-denominated values of the individual awards, the committee considered our Industry Reference Group and the competitive general industry survey data presented by Exequity, the committee’s outside compensation consultant.
The committee also considered the recommendations from our chief executive officer for the long-term incentive awards to each of the NEOs other than himself. These recommendations took into account the chief executive officer’s assessment of each individual’s operating responsibilities, management level, tenure and performance in the position, and potential.
After the close of business on the grant date, the dollar-denominated awards were translated into an actual number of RSUs and PRSUs using the unweighted average of the NYSE closing price for the twenty (20) trading days preceding the grant date. The number of PRSUs represented 60% of the total value on the grant date and the number of RSUs represented 40%.
Target Values versus Accounting Values
Because of the accounting rules governing preparation of the Summary Compensation Table on page 77, the grant date value for RSUs and PRSUs awarded in 2021 as reported in the Summary Compensation Table are different than the target award values set forth in the table above. As discussed above, the compensation and management development committee approves dollar-denominated target award values, which are translated into an actual number of RSUs and PRSUs using the unweighted average of the NYSE closing price for the twenty (20) trading days preceding the grant date.
With respect to RSUs, the values reflected in the Summary Compensation Table are computed as the product of the number of RSUs awarded multiplied by the closing stock price on the date of grant.
As described above with respect to PRSUs, at the beginning of each year of the PRSUs’ three-year performance period, the compensation and management development committee establishes RONA performance levels for such year. The target grant values set forth in the table above reflect the value of the entire 2021 PRSUs, without regard for when the performance goals are established.
Under the applicable accounting rules, the Summary Compensation Table only reflects the value of grants made during the year for which applicable performance goals have been set. With respect to the 2021 PRSUs, only the RONA performance goals for the 2021 fiscal year, the first of three one-year periods, were approved at the time the PRSUs were awarded in 2021. As a result, for the

2021 PRSUs, the Summary Compensation Table does not include the value of the PRSUs based on the annual RONA goals for fiscal 2022 or fiscal 2023. Such amounts will be included as equity compensation in the Summary Compensation Table for fiscal 2022 and fiscal 2023, respectively, when the RONA goals are established. With respect to the 2019 PRSUs and the 2020 PRSUs, the RONA performance goals for the 2021 fiscal year, the third of three one-year periods and the second of three one-year periods, respectively, were also approved in 2021. As a result, the Summary Compensation Table also includes the value of the portion of the 2019 PRSUs and the 2020 PRSUs that is based on the annual RONA goals for the 2021 fiscal year.
Vesting and Other Terms of RSUs and PRSUs
The target RSUs granted to our NEOs in 2021 will vest in three equal annual installments following the date of grant, subject to earlier forfeiture or accelerated vesting (as described below). Until vested, the RSUs may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). At the vesting dates, the RSUs give the holder the right to receive one share of common stock with respect to each vested RSU. We will pay dividend equivalents in cash with respect to the RSUs to our NEOs during the vesting period.
The PRSUs granted to our NEOs in 2021 will vest upon the certification by the compensation and management development committee of the attainment of the performance goals following the end of the three-year performance period, subject to earlier forfeiture or accelerated vesting (as described below). The PRSUs are settled in shares of our common stock. The PRSUs accrue dividend equivalents during the performance and vesting period. Upon vesting, holders of PRSUs will be paid a cash equivalent of the dividends paid on our common stock during the performance and vesting period based on the number of shares of stock, if any, delivered in settlement of the PRSUs.
As discussed below under the heading “Change in Control, Severance, and Retirement Benefits,” upon a change in control, the restrictions, limitations, and conditions applicable to RSUs and PRSUs will lapse, the performance goals with respect to the PRSUs will be deemed fully achieved at the greater of target or actual performance to-date, and all of the awards will become fully vested. Upon death or disability, RSUs become fully vested and the PRSUs become fully vested at the target level of performance. NEOs who retire upon having reached age 60 with at least five years of service at the time of retirement will receive a pro-rated number of RSUs and PRSUs based on their length of service between the grant date of such award and the NEO’s retirement date and, with respect to PRSUs, based upon the level of attainment of applicable performance goals for completed years in the applicable three-year performance period and based upon target for commenced but uncompleted years in the performance period, provided that, in each case, the NEO has provided us with at least six months’ notice prior to such retirement.
Additional information with respect to the compensation and management development committee’s grants of RSUs and PRSUs to our NEOs during 2021 is set forth below under the heading “Executive Compensation — Grants of Plan-based Awards.”

Determination of 2019-2021 Performance Period PRSU Awards
The three-year performance period for PRSU awards granted in 2019 ended on December 31, 2021. The performance metrics for PRSUs granted in 2019 were (i) return on net assets (RONA) measured over three one-year periods (with payouts determined based on the average payout percentage of the three years) and (ii) TSR modifier adjusting the number of shares earned based on RONA up or down by 20% based on our three-year TSR performance against a threshold, target and maximum level of performance. The payout percentages for the first, second and third one-year performance periods were 185%, 85% and 200%, respectively, resulting in a 3-year average payout performance of 157% attained for the three-year performance period. As shown in the “How We Determine the Number of PRSUs Earned” graphic above, our TSR performance of 71.4% for the three-year performance period was greater than 29.5%, resulting in a TSR modifier percentage of 120%. As a result, in accordance with the terms of the awards, the committee approved a payout of 188% of the PRSUs from these grants.
	Original 2019 PRSU Grant		PRSUs Earned
Name	Target #	Value at Grant	#	Value(1)
W. Anthony Will	84,461	$3,540,000	158,617	$12,878,114
Christopher D. Bohn	17,178	$720,000	32,260	$2,619,189
Douglas C. Barnard	15,747	$660,000	29,572	$2,400,951
Bert A. Frost	20,042	$840,000	37,638	$3,055,829
Susan L. Menzel	10,737	$450,000	20,164	$1,637,115

(1)
This column represents the value of the shares earned based on a stock price of $81.19, which was the closing price on the vesting date of February 28, 2022.

Historical Payout of PRSUs
From 2014 until the grants in 2018, the PRSUs granted to our named executive officers vested solely based on the company’s relative total shareholder return over a three year performance period compared against the S&P 500 Index and a modifier pursuant to which the number of shares earned based on our TSR relative to the S&P 500 could be increased or decreased by up to 20% based on our TSR compared against a peer group. For the PRSUs granted using this PRSU structure, the compensation realized ranged from 0% for the PRSUs granted in 2014 and 2015 to 220% for the PRSUs granted in 2017, with an average percentage payout of 69%. These variable results are indicative of the difficulty in establishing appropriate long-term performance measures for the company, other than stock price appreciation and total shareholder return (including dividends), given the inherent cyclicality in our industry, a lack of a public company peer group with the same level of focus on the nitrogen industry, as well as the pronounced effects of highly volatile commodity prices for raw materials and fertilizer products upon our operating results.
As described above under the heading “— Review and Approval of 2021 Long-Term Incentives” the committee changed the performance metrics for the PRSUs granted in 2018 to RONA measured over three one-year periods (with payouts determined based on the average of the three years) and a TSR modifier. The compensation and management development committee added RONA as a performance metric for PRSUs because of its expected correlation with long-term TSR performance and the view that it serves as an indicator of the results of management’s operating decisions. The committee maintained this new structure for the PRSU awards granted in 2019, 2020 and 2021.
The chart below shows the percentage payout of the three-year PRSUs granted from 2014 through 2019. The average percentage payout for all six years (2014-2019) of PRSU grants was 98%, compared to a target payout percentage of 100%. In addition, the chart demonstrates the amount of variance from the target percentage payout under the PRSU structure for the PRSU awards granted from 2014 through 2017, as compared to the PRSU structure for the PRSU awards granted in 2018 and 2019.

2022 Compensation Actions
In December 2021, the compensation and management development committee approved base salaries and target annual incentive awards for our NEOs for calendar year 2022. In addition, on January 4, 2022, the compensation and management development committee approved long-term incentive awards for our NEOs for 2022. In setting compensation levels for 2022, the compensation and management development committee considered a competitive market assessment performed by Exequity, the committee’s outside compensation consultant, and the goals and objectives of our executive compensation plans. The following table shows the base salaries, target annual incentives as a percentage of base salary, and the grant date value of target long-term incentive awards for our named executive officers for 2022.
Name	Base Salary	Target Annual Incentive Level	Target PRSUs	Target RSUs
W. Anthony Will	$1,300,000	135%	$3,900,000	$2,600,000
Christopher D. Bohn	$660,000	80%	$900,000	$600,000
Douglas C. Barnard	$585,000	80%	$720,000	$480,000
Bert A. Frost	$640,000	80%	$900,000	$600,000
Susan L. Menzel	$550,000	80%	$585,000	$390,000
Performance Metrics for Annual Incentive Payments for 2022
The annual incentive awards to our NEOs for 2022 will be determined based upon our level of achievement of the following performance metrics:
•
80% of each executive’s annual incentive payment opportunity is based upon our level of achievement of adjusted EBITDA for 2022 (the “Adjusted EBITDA Metric”);

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10% of each executive’s annual incentive payment opportunity is based upon our level of achievement of the completion of specified “Program Simplification” milestones (the “Strategic Initiative Metric”) related to an enterprise-wide project to increase automation and better integrate our processes, technology and reporting systems to strengthen and expand our capabilities for our long-term growth and sustainability; and

•
10% of each executive’s annual incentive payment opportunity is based upon our level of achievement of the completion of safety critical equipment inspections on schedule and timely management of changes, subject to first achieving a gating level of behavioral safety practices goals (the “Process Safety Metric”).

Our Adjusted EBITDA Metric, which has been a part of our annual incentive performance metrics since 2016, increased in weighting from 75% (in 2018, 2019 and 2020) to 80% in 2021 and will remain at 80% for 2022. The new Strategic Initiative Metric reflects the importance of an enterprise-wide strategic project to increase automation and better integrate our processes, technology and reporting systems to strengthen and expand our capabilities for our long-term growth and sustainability, and the extensive resources and employee effort that will be focused on the implementation. The Process Safety Metric, which was added to our annual incentive performance metrics in 2021 and maintains a behavioral safety practice goal that was since 2018 also part of our annual incentive performance metrics as a gating standard (“safety gate”), reflects our focus on safely operating our facilities in a way that benefits a broad set of stakeholders: employees, shareholders, customers and the communities in which we operate. The inclusion of the Strategic Initiative Metric and the Process Safety Metric with the safety gate component in our performance metrics for the annual incentive payment opportunity demonstrate our commitment to our “Do It Right” culture and further integrate strategic corporate goals into executive compensation. The performance levels and corresponding percentages of target opportunity earned with respect to the 2022 performance metrics established by the compensation and management development committee will be disclosed in the proxy statement for our 2023 annual meeting.

Performance Metrics for PRSUs Granted in 2022
The performance metrics for the PRSUs granted in 2022 are structured in the same manner as the PRSUs granted every year since 2018. The number of PRSUs earned under the PRSUs granted in 2022 will be determined based on the company’s average RONA performance over three one-year periods and subject to a three-year TSR modifier. The RONA performance levels for fiscal 2022 and corresponding payout percentages for the year established by the compensation and management development committee will be disclosed in the proxy statement for our 2023 annual meeting.
Change in Control, Severance, and Retirement Benefits
The compensation and management development committee reviewed our change in control, severance, and retirement benefits during 2021 as described below. Based on its review, and after considering the factors noted below, the compensation and management development committee determined that our change in control, severance, and retirement benefits continue to serve the best interests of the company and our shareholders and are consistent with competitive market practices.
Change in Control Benefits
With respect to our change in control benefits, the compensation and management development committee noted that we have change in control agreements with our executive officers, as well as certain change in control benefits for all of the participants (including the executive officers) under our 2009 Equity and Incentive Plan and 2014 Equity and Incentive Plan. Additional information regarding these benefits is set forth below under the heading “Executive Compensation — Potential Payments Upon Termination or Change in Control.”
In connection with its review, the compensation and management development committee noted that the change in control agreements with our executive officers are:
•
Intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control;

•
Designed to avoid unwanted management turnover in the event of a potential change in control; and

•
Designed to ensure that the executive officer’s personal interests will remain aligned with the interests of our shareholders in the event of a potential change in control.

The compensation and management development committee also noted that our change in control agreements require both (i) a change in control and (ii) a qualifying termination of the executive officer’s employment (sometimes referred to as a “double trigger”), before any benefits will be owing to the executive officer under the agreement.
In addition, the compensation and management development committee noted that our 2009 Equity and Incentive Plan and 2014 Equity and Incentive Plan provide that all plan-based awards will be deemed fully vested and fully exercisable and any performance conditions will be deemed fully achieved upon a change in control (sometimes referred to as a “single trigger”), unless the committee determines otherwise with respect to a particular award at the time of grant and reflects this determination in the applicable award agreement. In this regard, the compensation and management development committee noted it would be difficult to preserve the original performance and vesting goals in our plan-based awards following a change in control, given the fundamental changes in our organization, capital structure, and operations that would typically result from such a transaction. Accordingly, all of our plan-based awards have included this change in control provision for the benefit of our executive officers and the other participants.
As part of its review, the compensation and management development committee reviewed “tally sheets,” estimating these benefits for our chief executive officer and the other NEOs under various assumptions and scenarios.

Based on its review, and the other factors noted above, the compensation and management development committee determined that our change in control benefits serve the best interests of the company and our shareholders and are consistent with competitive market practices.
Excise Tax Gross-Ups
In December 2014, the Board adopted a policy whereby the company will not in the future enter into any new agreements with its NEOs that include Internal Revenue Code Section 280G excise tax “gross-up” provisions with respect to payments contingent on a change in control of the company.
Severance Benefits
With respect to our severance benefits, the compensation and management development committee noted that none of our executive officers has any employment or severance agreement, and none of our executive officers is entitled to receive any other severance benefits, except for (i) the change in control agreements and change in control benefits discussed above, (ii) such severance benefits as we may provide under our standard policies applicable to all employees, (iii) such severance benefits as we may be required to pay under applicable law in certain jurisdictions, and (iv) such additional severance benefits as our compensation and management development committee may approve in certain instances. Based on its review, and the other factors noted above, the compensation and management development committee determined that our severance benefits serve the best interests of the company and our shareholders and are consistent with competitive market practices.
Retirement Benefits
With respect to our retirement benefits, the compensation and management development committee noted that we maintain tax-qualified and nonqualified defined benefit, defined contribution, and deferred compensation plans. Additional information regarding these benefits is set forth below under the headings “Executive Compensation — Pension Benefits” and “Executive Compensation — Nonqualified Deferred Compensation.”
We maintain a defined benefit pension plan named the CF Industries Holdings, Inc. Pension Plan (the “Pension Plan”). Supplement A of the Pension Plan, which we refer to herein as the “New Retirement Plan,” is a defined benefit pension plan in which all NEOs participate. Under the New Retirement Plan, we credit the account of each NEO an amount between 4% and 7% (depending on years of service) of the NEO’s eligible compensation, which is limited to base salary. Each NEO’s account will earn an annual return based on the greater of (i) the annual yield on 10-year treasury nominal securities and (ii) 3% annual interest.
The compensation and management development committee also reviewed “tally sheets,” estimating these benefits for our chief executive officer and the other NEOs under various assumptions and scenarios.
Commencing with equity grants made in 2014, our NEOs who retire upon having reached age 60 with at least five years of service at the time of retirement will receive a pro-rated number of RSUs and PRSUs based on their length of service between the grant date of such award and the NEO’s retirement date and, with respect to PRSUs, based upon the level of attainment of applicable performance goals for completed years in the applicable three-year performance period and based upon target for commenced but uncompleted years in the performance period, provided that, in each case, the NEO has provided us with at least six months’ notice prior to such retirement. In addition, such eligible retirees will have four years from their retirement date to exercise any vested options.
Based on its review, and the other factors noted above, the compensation and management development committee determined that our retirement benefits serve the best interests of the company and our shareholders and are consistent with competitive market practices.

Use of Industry Reference Group
As noted above, the compensation and management development committee has adopted an Industry Reference Group for use in establishing compensation and incentive levels. The compensation and management development committee’s consultant, Exequity, leads a review of the companies in the peer group annually and proposes changes based on quantitative and qualitative assessments of comparability. There were no changes from our 2020 Industry Reference Group. The 17 companies in our Industry Reference Group for 2021 are listed in the following table:
Global Industry Classification Standard Subindustry Description	Company Name
Fertilizers and Agricultural Chemicals	• The Mosaic Company • Nutrien Ltd. • The Scotts Miracle-Gro Company
Specialty Chemicals	• Albemarle Corporation • Ashland Global Holdings, Inc. • Celanese Corporation • Ecolab Inc. • International Flavors & Fragrances Inc. • Avient Corporation • RPM International Inc.
Commodity Chemicals	• Cabot Corporation • Westlake Chemical Corporation
Diversified Chemicals	• Eastman Chemical Company • FMC Corporation • Huntsman Corporation • Olin Corporation
Industrial Gases	• Air Products and Chemicals, Inc.
Other Compensation Governance Practices and Considerations
Role of the Compensation Consultant
The compensation and management development committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants, and agents as it deems necessary to assist in the fulfillment of its responsibilities. Pursuant to this authority, the compensation and management development committee engaged Exequity, an independent executive compensation consulting firm, to assist the committee in making recommendations and decisions regarding compensation for our directors and executive officers based on market and industry practices. Exequity provides no other services to the company.
The compensation consultant regularly attends meetings of our compensation and management development committee and meets regularly with the committee in executive sessions without management present. The compensation and management development committee reviews the materials and recommendations provided by Exequity, but exercises independent judgment in determining the compensation payable to our NEOs. Any recommendations of the compensation and management development committee with respect to non-employee director compensation are subject to approval by the Board.
The compensation and management development committee has determined, after appropriate inquiry, including consideration of Exequity’s independence in light of the factors set forth under Rule 10C-1 of the Exchange Act, that no conflicts of interest exist with respect to the firm’s engagement as the committee’s independent compensation consultant.

Stock Ownership Guidelines
The Board believes that our directors and officers should be shareholders of CF Industries and, based on the recommendation of the compensation and management development committee, has established guidelines for stock ownership.
•
Directors will have five years from the date of their appointment or election to achieve stock ownership with a market value equal to five times their annual cash retainer.

•
Officers will have five years from their date of hire or promotion to achieve stock ownership with a market value equal to (i) five times annual base salary in the case of the chief executive officer, (ii) two times annual base salary in the case of the other NEOs and several other executive officers, and (iii) one times annual base salary in the case of the other officers.

As of December 31, 2021, each of our directors and officers was in compliance with the stock ownership guideline requirements. Their financial interests are aligned with those of our shareholders; they are incentivized to take actions that create sustainable value.
For purposes of these guidelines, any of the following may be used to satisfy the ownership requirements: (i) shares purchased by the individual, (ii) shares retained upon the exercise of a vested stock option, (iii) shares acquired upon the vesting of restricted shares or units, (iv) shares acquired upon the vesting of performance shares or units, (v) shares (including “phantom” shares) held within our qualified and non-qualified deferred compensation and retirement plans, (vi) shares purchased through an employee stock purchase plan, (vii) restricted shares or units, (viii) earned performance shares or units (i.e., shares or units under a performance award for which the primary performance criteria has been achieved, but which remain subject to time-based vesting requirements, without regard to any potential subsequent modification based on additional performance criteria such as a TSR modifier), and (ix) the difference in value between the exercise price and current market price for vested but unexercised options, net of taxes at an assumed maximum tax rate. Non-vested stock options and unearned non-vested performance shares or units are specifically excluded in meeting the ownership requirements.
It is expected that an individual who is subject to the stock ownership guidelines will not sell any shares unless he or she has satisfied the ownership guidelines both before the sale and after giving effect to the shares sold. An individual who has initially satisfied the guidelines but as a result of a subsequent decline in stock prices no longer meets the guidelines is precluded from selling any shares until such time as he or she again satisfies the guidelines. Surrendering shares to the company in order to pay withholding or other taxes on compensation income or pay the exercise price of stock options is not considered a sale of shares for purposes of the guidelines.
We may facilitate stock ownership by directors and officers through grants of equity-based compensation under our 2014 Equity and Incentive Plan.
Clawback Policy
We have in place an executive compensation recoupment policy, or “clawback” policy, which applies to our executive officers (referred to as “covered officers”), including the NEOs. Under the policy, in the event that the specified financial results upon which a cash or equity-based incentive award was predicated become the subject of a financial restatement that is required because of material non-compliance with financial reporting requirements, the compensation and management development committee will conduct a review of awards covered by the policy and will, to the extent permitted by governing law, have the sole and absolute authority to make adjustments to the awards to ensure that the ultimate payout gives retroactive effect to the financial results as restated, including the authority to seek recoupment of any excess cash or equity that has already been paid to or received by a covered person. The policy covers any cash or equity-based incentive compensation award that was paid, earned or granted to a covered officer during the last completed three fiscal years immediately preceding the date the financial restatement is publicly announced. Our executive officers have each signed a form acknowledging the applicability of the policy in order to enhance the enforceability of these provisions.

Trading, Hedging and Pledging Restrictions
We have a Policy on Insider Trading, which prohibits our directors, officers, and employees from engaging in speculative transactions in our securities. Specifically, it is against our policy to trade in options, warrants, puts and calls, or similar derivatives on our stock, sell our stock “short,” or hold our stock in margin accounts. In addition, our policy prohibits our directors and executive officers from pledging our stock as collateral for a loan.
Compensation and Benefits Risk Analysis
The compensation and management development committee reviewed the potential effects of the various components of our compensation and benefits program for 2021 upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. The compensation and management development committee reviewed the following relevant features of:
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Our annual incentive program, including (i) the selection of appropriate performance metrics, (ii) the focus on collective rather than individual behaviors, (iii) the process by which the compensation and management development committee establishes target bonus opportunities as well as threshold, target, and maximum performance levels, (iv) the consistency of our short-term incentive practices with the practices at comparable companies, (v) the control environment within which business decisions are made, (vi) the periodic reporting to the compensation and management development committee regarding corporate performance, (vii) the discretion the compensation and management development committee has retained to adjust annual incentive payments under appropriate circumstances, and (viii) the provisions of our “clawback” policy;

•
Our long-term incentive program, including (i) the levels of common stock ownership and equity-based awards held by our executive officers, (ii) the use of RSUs and PRSUs in making stock-based awards to executive officers, (iii) the consistency of our long-term incentive practices with the practices at comparable companies, and (iv) the limitations on trading, hedging, and pledging our stock imposed by our stock ownership guidelines and our Policy on Insider Trading;

•
Our change in control benefits, including the facts that the change in control agreements with our executive officers are (i) intended to provide some level of income continuity for an executive officer should his or her employment be terminated by us without cause or by him or her for good reason in connection with a change in control, (ii) designed to avoid unwanted management turnover in the event of a potential change in control, and (iii) designed to ensure that the executive officer’s personal interests will remain aligned with the interests of our shareholders in the event of a potential change in control; and

•
Our other awards, plans, programs, policies, and practices, including (i) the appropriateness of the incentives created thereby, (ii) the focus on collective rather than individual behaviors, (iii) the control environment, and (iv) the absence of personal objectives and direct financial incentives with respect to sales, raw materials procurement and transactions involving natural gas derivatives.

Based on this review, the compensation and management development committee determined that the company’s compensation and benefits program balances risk and potential reward in a manner that is appropriate to the circumstances and in the best interests of the company’s shareholders over the long term.

COMPENSATION COMMITTEE REPORT
The compensation and management development committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans, and other incentive compensation and equity-based plans. The compensation and management development committee is composed of six non-employee directors and operates under a written charter adopted by the Board. Each member of the compensation and management development committee is independent under the corporate governance standards of the NYSE applicable to compensation committee members. The Board has also determined that all of the members of the committee qualify as “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and “outside directors,” within the meaning of Section 162(m) of the Internal Revenue Code.
The compensation and management development committee held six meetings during the year ended December 31, 2021 and met in executive session at four of the meetings. The compensation and management development committee also reviewed and discussed with management the compensation discussion and analysis section of this Proxy Statement.
Based on its review and the foregoing meetings and discussions, the compensation and management development committee recommended to the Board that the compensation discussion and analysis section be included in this Proxy Statement and in our Annual Report on Form 10-K.
John W. Eaves (Chair)
Javed Ahmed
Stephen J. Hagge
Anne P. Noonan
Michael J. Toelle
Celso L. White

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth the total compensation we provided with respect to the years ended December 31, 2019, 2020, and 2021 for (i) our principal executive officer, (ii) our principal financial officer and (iii) our three other most highly compensated executive officers (as determined on the basis of their total compensation for 2021 other than changes in pension value and nonqualified deferred compensation earnings). We refer to these individuals in this Proxy Statement as our “named executive officers.”
Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2)(3) ($)	Non-equity Incentive Plan Compen- sation(1)(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)(6) ($)	All Other Compensation(7) ($)	Total ($)
W. Anthony Will President and Chief Executive Officer	2021	1,250,000	6,767,986	3,375,000	72,771	219,913	11,685,670
	2020	1,250,000	6,260,802	1,846,700	124,968	222,537	9,705,007
	2019	1,150,000	4,743,916	2,488,658	115,536	260,133	8,758,243
Christopher D. Bohn Senior Vice President and Chief Financial Officer	2021	625,000	1,619,154	1,000,000	34,919	72,491	3,351,564
	2020	625,000	1,301,944	547,739	62,268	68,513	2,605,464
	2019	565,385	947,794	723,570	54,463	71,572	2,362,783
Douglas C. Barnard Senior Vice President, General Counsel, and Secretary	2021	575,000	1,307,681	920,061	45,279	75,698	2,923,719
	2020	565,000	1,159,012	495,102	54,111	62,528	2,335,753
	2019	540,000	887,063	692,200	53,069	71,133	2,243,464
Bert A. Frost Senior Vice President, Sales, Market Development and Supply Chain	2021	625,000	1,686,754	1,000,000	37,051	73,918	3,422,723
	2020	625,000	1,481,806	547,739	62,439	73,336	2,790,320
	2019	600,000	1,134,949	768,700	59,775	98,010	2,661,435
Susan L. Menzel Senior Vice President, Human Resources	2021	525,000	999,090	840,000	20,945	53,275	2,438,310
	2020	525,000	800,080	431,792	27,564	59,073	1,843,509
	2019	504,110	586,934	576,636	23,076	57,647	1,748,403

(1)
Amounts in these two columns represent base salary and non-equity incentive plan compensation earned in 2019, 2020, and 2021 regardless of when such amounts are paid in cash.

(2)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 of the RSU and PRSU awards that we granted to the named executive officers pursuant to our Equity and Incentive Plans in 2019, 2020 and 2021. As described in footnote 3 below and consistent with the applicable accounting rules, the amounts shown in the table above in 2021 represent (x) the value of one-third of the target number of 2021 PRSUs awarded at grant, as only the first-year goal of the three-year performance period beginning in 2021 was communicated to award holders in 2021, (y) the value of one-third of the target number of 2020 PRSUs, as the second-year goal of the three-year performance period beginning in 2020 was communicated to grant holders in 2021 and (z) the value of one-third of the target number of 2019 PRSUs, as the third-year goal of the three-year performance period beginning in 2019 was communicated to grant holders in 2021. The compensation and management development committee considered the full value of the 2021 PRSU award when making the 2021 PRSU grant and the amounts shown below represent the grant date fair (full) values for the 2021 RSU and PRSU awards using a fair value of $38.53 per RSU and $48.10 per PRSU at target level of performance (computed as the product of the number of shares of stock to be delivered assuming target level performance multiplied by $48.10 per share, the grant date fair value) and $38.53 per PRSU at maximum level of performance

(computed as the product of the number of shares of stock to be delivered assuming maximum level of performance multiplied by $38.53 per share, the closing price on the NYSE on the grant date):
	Will	Bohn	Barnard	Frost	Menzel
RSUs ($)	2,554,000	658,786	506,747	658,786	405,413
PRSUs at Target Level of Performance ($)	4,782,535	1,233,573	948,917	1,233,573	759,114
2021 Stock Awards (Full Grant Date Fair Value) ($)	7,336,535	1,892,359	1,455,664	1,892,359	1,164,527
PRSUs at Maximum Level of Performance ($)	9,194,398	2,371,537	1,824,288	2,371,537	1,459,393

(3)
Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2021. Additional information with respect to the outstanding stock option, RSU and PRSU awards is set forth below under the headings “Grants of Plan-based Awards” and “Outstanding Equity Awards at Fiscal Year End.” In accordance with SEC rules, the aggregate grant date fair value of the RSUs in the Summary Compensation Table is calculated as the product of the number of RSUs multiplied by the closing price for our stock ($38.53 per share) on the NYSE on the grant date. Because the grant date for the PRSUs under accounting rules occurs when the applicable performance goals are set and our 2019 PRSUs (awarded in 2019 for the performance period 2019-2021), 2020 PRSUs (awarded in 2020 for the performance period 2020-2022) and 2021 PRSUs (awarded in 2021 for the performance period 2021-2023) are composed of three one-year periods with performance goals set annually, the “target” amount shown in 2021 represents one-third of the total 2019 PRSUs, one-third of the total 2020 PRSUs and one-third of the total 2021 PRSUs. In accordance with SEC rules, the aggregate grant date fair value of the PRSUs is calculated based on the probable outcome of the performance conditions as of the grant date, which, for the PRSUs reflected in this table, was target level performance. Therefore, values in the table for PRSU awards are computed as the product of the number of shares of stock to be delivered assuming target level performance multiplied by the grant date fair value of each PRSU ($49.28 for the 2019 PRSUs, $47.54 for the 2020 PRSUs and $48.10 for the 2021 PRSUs). If maximum level performance were assumed to be achieved, based on the units included here (1/3 of the total target number of 2019 PRSUs awarded, 1/3 of the total target number of 2020 PRSUs awarded and 1/3 of the 2021 PRSUs awarded), then the grant date fair value of the PRSUs with an accounting grant date in 2021 (computed as the product of the number of shares of stock to be delivered assuming maximum level performance multiplied by the closing price for our stock ($38.53 per share) on the NYSE on the grant date) would have been as follows: $8,065,408 for Mr. Will; $1,839,361 for Mr. Bohn, $1,533,001 for Mr. Barnard; $1,967,619 for Mr. Frost; and $1,136,943 for Ms. Menzel.

(4)
Amounts in this column represent amounts that the named executive officers earned with respect to the years ended December 31, 2019, 2020, and 2021 as the result of annual incentive awards we granted to the named executive officers pursuant to our non-equity incentive plan. Additional information with respect to these annual incentive awards for 2021 is set forth above under the heading “Compensation Discussion and Analysis — Review and Approval of 2021 Cash Compensation” and below under the heading “Grants of Plan-based Awards.”

(5)
Amounts in this column represent only the change during the particular year in the actuarial present value of the named executive officer’s accumulated pension benefits under our New Retirement Plan (a tax-qualified defined benefit pension plan) and our Supplemental Benefit and Deferral Plan (a nonqualified benefits restoration and deferred compensation plan). Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2021. For this purpose, we have also assumed retirement at age 65. Additional information with respect to our defined benefit pension plans is set forth below under the heading “Pension Benefits.”

(6)
This column does not include any above-market or preferential earnings with respect to nonqualified deferred compensation, since all earnings were determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers. Additional information with respect to the named executive officers’ nonqualified deferred compensation earnings is set forth below under the heading “Nonqualified Deferred Compensation.”

(7)
Amounts in this column for 2021 represent (i) employer contributions and credits to the company 401(k) Plan (a tax-qualified defined contribution retirement plan), which we refer to herein as our 401(k) Plan, and to our Supplemental Benefit and Deferral Plan, (ii) employer-paid term life insurance premiums,

(iii) dividend equivalents on RSUs, and (iv) in the case of Mr. Barnard, perquisites consisting of an executive physical and certain financial advisory services, in each case as set forth in the following table:
Name	Employer Contributions and Credits to Retirement Plans ($)	Employer- paid Life Insurance Premiums ($)	Dividend Equivalents on RSUs ($)	Perquisites and Other Personal Benefits* ($)	Total ($)
W. Anthony Will	75,000	1,370	143,543	—	219,913
Christopher D. Bohn	37,500	905	34,086	—	72,491
Douglas C. Barnard	34,502	803	27,587	12,807	75,698
Bert A. Frost	37,500	878	35,540	—	73,918
Susan L. Menzel	31,500	755	21,020	—	53,275

*
For each named executive officer, excludes perquisites and other personal benefits unless the total value of all perquisites and other personal benefits for that named executive officer is $10,000 or more.

Mr. Will received no additional compensation for service as a director.

Grants of Plan-based Awards
The following table shows all plan-based awards that we granted for the year ended December 31, 2021 to each of the named executive officers. Additional information regarding these awards is set forth above under the heading “Summary Compensation Table.”
2021 Grants of Plan-based Awards Table
			Estimated Future Payouts Under Non-equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock Awards(5) ($)
Name	Type of Award(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Anthony Will	STI	12/8/2020	843,750	1,687,500	3,375,000	—	—	—	—	—
	PRSU1	1/4/2021	—	—	—	13,257	33,143	79,543	—	1,594,178
	PRSU2	1/4/2021	—	—	—	10,369	25,923	62,215	—	1,232,379
	PRSU3	1/4/2021	—	—	—	11,262	28,154	67,570	—	1,387,429
	RSU	1/4/2021	—	—	—	—	—	—	66,286	2,554,000
Christopher D. Bohn	STI	12/8/2020	250,000	500,000	1,000,000	—	—	—	—	—
	PRSU1	1/4/2021	—	—	—	3,419	8,548	20,515	—	411,159
	PRSU2	1/4/2021	—	—	—	2,247	5,617	13,481	—	267,032
	PRSU3	1/4/2021	—	—	—	2,290	5,726	13,742	—	282,177
	RSU	1/4/2021	—	—	—	—	—	—	17,098	658,786
Douglas C. Barnard	STI	12/8/2020	230,000	460,000	920,000	—	—	—	—	—
	PRSU1	1/4/2021	—	—	—	2,630	6,576	15,782	—	316,306
	PRSU2	1/4/2021	—	—	—	1,901	4,753	11,407	—	225,958
	PRSU3	1/4/2021	—	—	—	2,100	5,249	12,598	—	258,671
	RSU	1/4/2021	—	—	—	—	—	—	13,152	506,747
Bert A. Frost	STI	12/8/2020	250,000	500,000	1,000,000	—	—	—	—	—
	PRSU1	1/4/2021	—	—	—	3,419	8,548	20,515	—	411,159
	PRSU2	1/4/2021	—	—	—	2,420	6,049	14,518	—	287,569
	PRSU3	1/4/2021	—	—	—	2,672	6,681	16,034	—	329,240
	RSU	1/4/2021	—	—	—	—	—	—	17,098	658,786
Susan L. Menzel	STI	12/8/2020	210,000	420,000	840,000	—	—	—	—	—
	PRSU1	1/4/2021	—	—	—	2,104	5,260	12,624	—	253,006
	PRSU2	1/4/2021	—	—	—	1,382	3,456	8,294	—	164,298
	PRSU3	1/4/2021	—	—	—	1,432	3,579	8,590	—	176,373
	RSU	1/4/2021	—	—	—	—	—	—	10,522	405,413

(1)
Type of Award:

STI
Short-Term Incentive Plan

PRSU1
Performance Vesting Restricted Stock Unit, Year 1 of 2021-2023 PRSU Award

PRSU2
Performance Vesting Restricted Stock Unit, Year 2 of 2020-2022 PRSU Award

PRSU3
Performance Vesting Restricted Stock Unit, Year 3 of 2019-2021 PRSU Award

RSU
Restricted Stock Unit

(2)
In December 2020, Messrs. Will, Bohn, Barnard and Frost and Ms. Menzel were assigned target award opportunities equal to 135%, 80%, 80%, 80% and 80% of their respective base salaries for 2021. The threshold level shown is the minimum amount payable if the threshold level of both performance metrics are met. The terms and conditions of these awards are described above under the heading “Compensation Discussion and Analysis — Review and Approval of 2021 Cash Compensation.” We recently determined the amounts that each of the named executive officers had earned with respect to these awards, based on our corporate performance for 2021, as set forth above under the heading “Compensation Discussion and Analysis — Review and Approval of 2021 Cash Compensation — Approval of Annual Incentive Payments for 2021” and “Summary Compensation Table.”

(3)
The amounts in the “Threshold,” “Target,” and “Maximum” columns with the January 4, 2021 grant date reflect the PRSU opportunity granted during 2021 for the 2021 performance period (the first of three one-year performance periods for the 2021 PRSUs, the second of three one-year performance periods for the 2020 PRSUs and the third of three one-year performance periods for the 2019 PRSUs). The terms and conditions of these PRSU awards are described above under the heading “Compensation Discussion and Analysis — Review and Approval of 2021 Long-term Incentives.” As stated in that section, on the award grant date, the compensation and management development committee approved dollar-denominated 2021 PRSU awards for the individual executive officers and then the dollar-denominated awards were translated into an actual number of PRSUs by dividing the award values by the unweighted average closing price of our stock on the NYSE for the twenty trading days preceding the award grant date. As further described in that section, subject to earlier forfeiture or accelerated vesting, these awards will vest upon the certification by the compensation and management development committee of the attainment of the performance goals following the end of the applicable three-year performance period. The performance metrics for each of the 2019 PRSUs, the 2020 PRSUs and the 2021 PRSUs are composed of two measures: average return on net assets (“RONA”) over three one-year periods and a modifier pursuant to which the number of shares earned based on RONA performance may be increased or decreased by up to 20% based on our three-year TSR performance. The PRSUs accrue dividend equivalents during the performance and vesting period. Upon vesting, holders of PRSUs will be paid a cash equivalent of the dividends paid on our common stock during the performance and vesting period based on the number of shares of stock, if any, delivered upon the settlement of the PRSUs. Because the grant date for the PRSUs under accounting rules occurs when the applicable performance goals are set, the “target” amount shown represents one-third of the total 2019 PRSUs awarded in 2019 for the performance period 2019-2021, one-third of the total 2020 PRSUs awarded in 2020 for the performance period 2020-2022 and one-third of the total 2021 PRSUs awarded in 2021 for the performance period 2021-2023. See the Summary Compensation Table footnote 2 for further information on the full value of the 2021 PRSU grant.
(4)
The amounts shown in this column represent the RSUs granted to our named executive officers in 2021. Subject to earlier forfeiture or accelerated vesting, all of the RSUs with a January 4, 2021 grant date will vest in three equal annual installments following the date of grant. We will pay dividend equivalents in cash on the RSUs to the named executive officers during the vesting period. The terms and conditions of these RSU awards are described above under the heading “Compensation Discussion and Analysis — Review and Approval of 2021 Long-term Incentives.”

(5)
Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 of the RSU and PRSU awards that we granted to the named executive officers during 2021. The grant date fair value for the RSUs is calculated using the closing price of our stock on the NYSE on the date of grant. The grant date fair value for the PRSUs are calculated using a Monte Carlo simulation valuation performed as of the date of grant by an independent third party. The dollar value of the PRSU1s at the time of grant was $48.10, the dollar value of the PRSU2s at the time of grant was $47.54 and the dollar value of the PRSU3s at the time of grant was $49.28. The aggregate grant date fair value of the PRSUs is calculated based on the probable outcome of the performance conditions as of the grant date. Our assumptions with respect to the FASB ASC Topic 718 valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2021.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information concerning the outstanding equity awards held as of December 31, 2021 by each of the named executive officers. Additional information with respect to the equity awards granted during 2021 is set forth above under the heading “Grants of Plan-based Awards.”
2021 Outstanding Equity Awards at Fiscal Year End Table
		Option Awards(2)			Stock Awards(3)(4)
Name	Grant Date/ Performance Period(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
W. Anthony Will	8/10/2012	30,475	41.59	8/10/2022	—	—	—	—
	8/12/2013	44,400	38.02	8/12/2023	—	—	—	—
	3/3/2014	117,425	51.17	3/3/2024	—	—	—	—
	3/3/2015	150,065	62.25	3/3/2025	—	—	—	—
	3/3/2016	341,140	36.19	3/3/2026	—	—	—	—
	3/3/2017	415,140	30.95	3/3/2027	—	—	—	—
	1/2/2019	—	—	—	18,769	1,328,470	—	—
	1/2/2020	—	—	—	34,564	2,446,440	—	—
	1/4/2021	—	—	—	66,286	4,691,723	—	—
	1/1/19-12/31/21	—	—	—	158,617	11,226,911	—	—
	1/1/20-12/31/22	—	—	—	—	—	186,646	13,210,776
	1/1/21-12/31/23	—	—	—	—	—	238,630	16,890,203
Christopher D. Bohn	8/12/2013	13,900	38.02	8/12/2023	—	—	—	—
	3/3/2014	18,800	51.17	3/3/2024	—	—	—	—
	3/3/2015	27,870	62.25	3/3/2025	—	—	—	—
	3/3/2016	50,170	36.19	3/3/2026	—	—	—	—
	1/2/2019	—	—	—	3,818	270,238	—	—
	1/2/2020	—	—	—	7,489	530,071	—	—
	1/4/2021	—	—	—	17,098	1,210,196	—	—
	1/1/19-12/31/21	—	—	—	32,260	2,283,363	—	—
	1/1/20-12/31/22	—	—	—	—	—	40,440	2,862,343
	1/1/21-12/31/23	—	—	—	—	—	61,550	4,356,537
Douglas C. Barnard	8/10/2012	24,400	41.59	8/10/2022	—	—	—	—
	8/12/2013	36,100	38.02	8/12/2023	—	—	—	—
	3/3/2014	46,975	51.17	3/3/2024	—	—	—	—
	3/3/2015	32,155	62.25	3/3/2025	—	—	—	—
	3/3/2016	60,200	36.19	3/3/2026	—	—	—	—
	3/3/2017	78,330	30.95	3/3/2027	—	—	—	—
	1/2/2019	—	—	—	3,500	247,730	—	—
	1/2/2020	—	—	—	6,337	448,533	—	—
	1/4/2021	—	—	—	13,152	930,899	—	—
	1/1/19-12/31/21	—	—	—	29,572	2,093,106	—	—
	1/1/20-12/31/22	—	—	—	—	—	34,219	2,422,035
	1/1/21-12/31/23	—	—	—	—	—	47,347	3,351,235
Bert A. Frost	3/3/2014	61,075	51.17	3/3/2024	—	—	—	—
	3/3/2015	36,445	62.25	3/3/2025	—	—	—	—
	3/3/2016	26,890	36.19	3/3/2026	—	—	—	—
	1/2/2019	—	—	—	4,454	315,254	—	—
	1/2/2020	—	—	—	8,065	570,841	—	—
	1/4/2021	—	—	—	17,098	1,210,196	—	—
	1/1/19-12/31/21	—	—	—	37,638	2,664,018	—	—
	1/1/20-12/31/22	—	—	—	—	—	43,550	3,082,497
	1/1/21-12/31/23	—	—	—	—	—	61,550	4,356,537

		Option Awards(2)			Stock Awards(3)(4)
Name	Grant Date/ Performance Period(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Susan L. Menzel	1/2/2019	—	—	—	2,386	168,881	—	—
	1/2/2020	—	—	—	4,609	326,225	—	—
	1/4/2021	—	—	—	10,522	744,747	—	—
	1/1/19-12/31/21	—	—	—	20,164	1,427,208	—	—
	1/1/20-12/31/22	—	—	—	—	—	24,886	1,761,403
	1/1/21-12/31/23	—	—	—	—	—	37,877	2,680,920

(1)
For a better understanding of this table, in this column we include the grant dates of options and RSU awards and the performance periods for the PRSU awards. The performance metrics for each of the 2019 PRSUs, the 2020 PRSUs and the 2021 PRSUs are composed of two measures: average return on net assets (“RONA”) over three one-year periods and a modifier pursuant to which the number of shares earned based on RONA performance may be increased or decreased by up to 20% based on our three-year TSR performance. Because the grant date for the PRSUs under accounting rules occurs when the applicable performance goals are set, each of our 2019 PRSUs, 2020 PRSUs and 2021 PRSUs will have three “grant dates,” one for each year of the three-year performance period. At each such grant date one-third of the full PRSU award will be granted. Amounts shown in this table represent the full awards for each of the 2019 PRSUs, the 2020 PRSUs and the 2021 PRSUs.

(2)
The options shown in the table became exercisable in three equal annual installments following the date of grant and will expire ten years from the date of grant. All of the options shown in this table were exercisable by the named executive officer as of December 31, 2021.

(3)
RSUs and PRSUs have been granted to our executive officers since 2014. Commencing in 2018 and for each year thereafter, the compensation and management development committee has determined that stock options would not be awarded and that the long-term incentive awards to our named executive officers should be composed 60% in PRSUs and 40% in RSUs.

(4)
Subject to earlier forfeiture or accelerated vesting, all of the RSU awards granted in 2019, 2020 and 2021 will vest in three equal annual installments following the date of grant. Subject to earlier forfeiture or accelerated vesting, the PRSU awards granted in 2019, 2020 and 2021 will vest upon the certification by the compensation and management development committee of the attainment of the performance goals following the end of the three-year performance period. Until vested, the awards may not be sold, assigned, transferred, donated, pledged, or otherwise disposed of (except by will or the laws of descent and distribution). We will pay dividend equivalents in cash on the RSUs during the vesting period. The PRSUs accrue dividend equivalents during the performance and vesting period. Upon vesting, holders of PRSUs will be paid a cash equivalent of the dividends paid on our common stock during the performance and vesting period based on the number of shares of stock, if any, delivered in settlement of the PRSUs. The accelerated vesting provisions and the other terms and conditions of the stock awards granted in 2021 are described above under the heading “Compensation Discussion and Analysis — Review and Approval of 2021 Long-term Incentives.”

(5)
Reflects RSUs awarded in 2019, 2020 and 2021 and PRSUs awarded in 2019 (for which the performance period ended at December 31, 2021). In accordance with SEC rules, the number of PRSUs reported is based on the actual number of shares underlying the PRSUs that were earned at the end of the three-year performance period, subject to continued time vesting until the certification of the attainment of the performance goals no later than the last day of the fiscal quarter immediately following the end of the three-year performance period. The performance goals actually attained were above the target level, resulting in the vesting of 188% of the target PRSUs awarded in 2019.

(6)
Reflects PRSUs awarded in 2020 (for which the performance period ends at December 31, 2022) and 2021 (for which the performance period ends at December 31, 2023). With respect to the units awarded in 2020, actual performance through December 31, 2021 was above the target level and, in accordance with SEC rules, the number of 2020 units reported assumes achievement of the maximum performance level. With respect to the units awarded in 2020, the amount shown represents the full 2020 PRSU award. For the 2021 PRSUs, actual performance through December 31, 2021 was above the target level and, in accordance with SEC rules, the number of 2021 units reported assumes achievement of the maximum performance level. With respect to the units awarded in 2021, the amount shown represents the full 2021 PRSU award. See the Summary Compensation Table footnote 2 for further information on the full value of the 2021 PRSU grant.

(7)
The value shown is based on the closing price for our stock ($70.78 per share) on the NYSE on December 31, 2021 (the last trading day of 2021).

Option Exercises and Stock Vested
The following table sets forth certain information concerning stock option exercises by each of the named executive officers and the vesting of RSUs and PRSUs held by each of the named executive officers during the year ended December 31, 2021.
2021 Option Exercises and Stock Vested Table
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
W. Anthony Will (3)	27,450	470,822	152,369	6,609,704
Christopher D. Bohn	81,555	2,121,469	29,508	1,276,363
Douglas C. Barnard	20,600	497,125	28,614	1,241,917
Bert A. Frost	232,405	6,799,810	37,016	1,607,467
Susan L. Menzel	—	—	17,858	771,718

(1)
The value realized on the exercise of stock options was calculated based on the difference between the exercise price of the stock options and the closing price for our stock on the NYSE on the exercise date.

(2)
The value realized on vesting of stock awards was computed by multiplying the number of shares of stock vesting by the closing price for our stock on the NYSE on the vesting date and, if the vesting date was not a trading day, the first trading day after the vesting date.

(3)
The options exercised by Mr. Will had expiration dates in 2021 and were automatically exercised prior to expiration in accordance with the terms of the option award agreement.

Pension Benefits
The following table sets forth certain information concerning accumulated retirement benefits as of December 31, 2021, for each of the named executive officers.
2021 Pension Benefits Table
Name	Plan Name(1)	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(2)(3) ($)
W. Anthony Will	New Retirement Plan	14.7	155,587
	Supplemental Benefit and Deferral Plan	14.7	447,431
Christopher D. Bohn	New Retirement Plan	12.3	146,947
	Supplemental Benefit and Deferral Plan	12.3	114,151
Douglas C. Barnard	New Retirement Plan	18	171,563
	Supplemental Benefit and Deferral Plan	18	159,099
Bert A. Frost	New Retirement Plan	13.1	152,196
	Supplemental Benefit and Deferral Plan	13.1	164,839
Susan L. Menzel	New Retirement Plan	4.2	52,882
	Supplemental Benefit and Deferral Plan	4.2	38,635

(1)
We maintain a defined benefit pension plan named the CF Industries Holdings, Inc. Pension Plan (the “Pension Plan”). Supplement A of the Pension Plan, which we refer to herein as the New Retirement Plan, is a tax qualified defined benefit pension plan. Our Supplemental Benefit and Deferral Plan is a nonqualified benefits restoration and deferred compensation plan.

(2)
The annual pension benefit under our New Retirement Plan assuming retirement at age 65 is equal to the actuarial equivalent of a participant’s cash balance account expressed as a single-life annuity payable monthly. The company provides an annual credit to each participant’s cash balance account equal to a percentage of the participant’s eligible compensation (which is limited to base salary for the NEOs) determined based on a participant’s years of service (as set forth in the table below). Each participant’s cash balance account will earn an annual return based on the greater of (i) the annual yield on 10-year treasury nominal securities and (ii) 3% annual interest.

Completed Years of Cash Balance Service as of the Last Day of the Plan Year for Which the Pay Credit is Credited	Pay Credit as a Percentage of Compensation for the Plan Year
Fewer than 5	4%
At least 5 but fewer than 10	5%
At least 10 but fewer than 15	6%
At least 15	7%
Benefits under our New Retirement Plan are paid in a straight life annuity or qualified joint and survivor annuity for unmarried and married participants, respectively, unless the participant has elected another form of annuity payment permitted under our New Retirement Plan or a lump sum payment. In the event of a participant’s death while an active employee, a benefit is payable to a participant’s beneficiary as a lump sum to the extent the beneficiary is not the participant’s spouse and solely with respect to spousal beneficiaries, either a lump sum or an annuity. A participant who has not reached the age of 65, but has completed three years of vesting service may be eligible to receive a monthly retirement benefit under the New Retirement Plan.

(3)
Amounts in this column represent the actuarial present value of the named executive officers’ accumulated pension benefits under our New Retirement Plan and our Supplemental Benefit and Deferral Plan. Our assumptions with respect to the determination of this value are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2021. For this purpose, we have also assumed retirement at age 65. Additional information with respect to the aggregate change over the past year in the actuarial present value of the named executive officers’ accumulated pension benefits under these plans is set forth above under the heading “Summary Compensation Table.”

Nonqualified Deferred Compensation
The following table sets forth certain information concerning nonqualified deferred compensation arrangements under our Supplemental Benefit and Deferral Plan for each of the named executive officers with respect to fiscal year 2021.
2021 Nonqualified Deferred Compensation Table
Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
W. Anthony Will	57,600	57,600	989,076	—	2,393,167
Christopher D. Bohn	129,648	20,100	85,490	—	1,224,485
Douglas C. Barnard	17,102	17,102	264,657	—	1,400,288
Bert A. Frost	102,261	20,100	141,859	—	1,210,553
Susan L. Menzel	14,100	14,100	16,857	—	142,481

(1)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers may elect to defer (i) up to 6% of his or her base salary in excess of the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code and (ii) up to 100% of his or her annual incentive payment. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2021. There is typically an administrative delay between the time when a participant defers income under the plan and the time when we subsequently credit the participant’s account. As a result of this delay, the amounts that we credited to the named executive officers’ accounts during 2021 differ slightly from the amounts that the named executive officers deferred during 2021. All amounts included under “Executive Contributions” are also included in the “Salary” or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 77.

(2)
For 2021, for each named executive officer who elects to defer any of his or her base salary in excess of the annual compensation limit, we match (through further such credits to his or her deemed account) the portion (up to 6%) of his or her excess base salary that he or she elects to defer. Amounts in this column represent the amounts we credited to the accounts of the named executive officers during 2021. These credits are also reported in the “All Other Compensation” column of the Summary Compensation Table on page 77.

(3)
Under our Supplemental Benefit and Deferral Plan, each of the named executive officers makes notional investments of his or her account balance from time to time in shares of (i) our common stock or (ii) the public mutual funds we offer to our employees as investment alternatives under our 401(k) Plan. In order to make these notional investments, the named executive officer notifies the third-party plan administrator of his or her selections. The plan administrator then tracks the published total return on the actual securities underlying the named executive officer’s notional investments, and we credit or debit the named executive officer’s deemed account balance accordingly. Since all such credits and debits are determined by a third-party plan administrator and set to equal the published total return on notional capital market investments selected in advance by the named executive officers, none of the amounts shown in this column are reported as above-market or preferential earnings on nonqualified deferred compensation in the Summary Compensation Table.
(4)
In general, deferred amounts are paid out in a lump sum upon the termination of the named executive officer’s employment. The aggregate balance consists of executive contributions, company matching credits, and credits (or debits) reflecting returns on the notional investments. The following amounts of the reported aggregate balance were compensation for 2019 or 2020 and are included in the “Salary” or “Non-Equity Incentive Plan Compensation” columns (in the case of executive contributions) or the “All Other Compensation” column (in the case of company matching credits) of the Summary Compensation Table on page 77 for those years for the named executive:

Name	Executive Contributions in 2019 ($)	Registrant Contributions in 2019 ($)	Executive Contributions in 2020 ($)	Registrant Contributions in 2020 ($)
W. Anthony Will	52,200	52,200	57,739	57,739
Christopher D. Bohn	146,554	17,054	165,074	20,360
Douglas C. Barnard	15,586	15,586	16,760	16,760
Bert A. Frost	104,265	19,165	135,665	20,360
Susan L. Menzel	13,359	13,359	14,400	14,400
Potential Payments Upon Termination or Change in Control
We have change in control agreements in effect with each of the named executive officers. Under the terms of the change in control agreements, the named executive officer is entitled to receive certain payments and benefits from us upon a qualifying termination, specifically if we terminate his or her employment without cause (other than by reason of his or her death or disability) or if he or she resigns because of good reason, in either case within the period of 24 months following (or in certain cases prior to) a change in control (as such terms are defined in the agreements).
Under the change in control agreements, a named executive officer will be deemed to have good reason if we:
•
fail to pay his or her specified annual salary or provide certain benefits;

•
assign duties inconsistent with such officer’s current position or substantially and adversely alter his or her responsibilities;

•
fail to continue any compensation plan that constitutes a material portion of his or her compensation; or

•
change his or her primary employment location by more than 35 miles.

Following a qualifying termination, the change in control agreements for each named executive officer provide for (i) a lump sum payment to the named executive officer equal to two times (or, in the case of Mr. Will, three times) the sum of the officer’s base salary and target annual incentive payment; (ii) welfare benefit continuation for a period of two years (or, in the case of Mr. Will, three years) and outplacement services for a period of up to two years; and (iii) a pro-rata annual incentive payment for the year of termination, assuming target levels of performance or, if higher, actual year-to-date performance.
The named executive officer will also receive a cash payment equal to the contributions that we would have made on his or her behalf for a period of two years (or, in the case of Mr. Will, three years) under our defined contribution 401(k) Plan and the related amounts that we would have credited to his or her account balance under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his or her benefits under these plans, the officer will also receive a cash payment equal to his or her unvested benefits.

In addition, the named executive officers (other than Messrs. Barnard and Frost who are ineligible for this benefit because of their legacy excise tax gross-up benefits as described below) will receive a cash payment equal to the actuarial value of two additional years (or, in the case of Mr. Will, three additional years) of age and service credit under our defined benefit New Retirement Plan and will be credited with two additional years (or, in the case of Mr. Will, three additional years) of age and service credit under our Supplemental Benefit and Deferral Plan. If the named executive officer is not fully vested in his or her benefits under these plans, the officer will also receive a cash payment equal to his or her unvested benefits.
The change in control agreements for Messrs. Barnard and Frost, which were entered into in 2007 and 2008, respectively, further provide that, if any of the payments to the named executive officer become subject to the “golden parachute” excise tax imposed by Section 4999 of the Internal Revenue Code, the named executive officer will be entitled to receive an additional gross-up payment such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit that he would have received had the excise tax not been imposed. The change of control agreements for Messrs. Will and Bohn and Ms. Menzel do not provide for a gross-up payment. The change in control agreements for each of these three named executive officers provide that payments that would be subject to the excise tax will be reduced to the greatest amount that he or she may receive without becoming subject to the excise tax, unless he or she would be better off on an after-tax basis (including following application of the excise tax) receiving the full amount of such payments, in which case no such reduction will be applied.
In December 2014, the Board adopted a policy whereby the company will not in the future enter into any new agreements with its named executive officers that include Internal Revenue Code Section 280G excise tax “gross-up” provisions with respect to payments contingent on a change in control of the company.
Each of the named executive officers will be required to sign a release of claims at the time of the qualifying termination as a condition to receiving any such payments or benefits from us under his or her change in control agreement.
The named executive officer will not be obligated to seek other employment in mitigation of the payments and benefits to be provided, and no such other employment will reduce our obligation to make such payments and to provide such benefits to him or her under the agreements.
In addition, under our 2014 Equity and Incentive Plan, upon a change in control the restrictions, limitations, and conditions applicable to outstanding RSUs, PRSUs, stock options, and other plan-based awards will lapse, any performance goals will be deemed fully achieved at the greater of target and actual performance to-date, and the awards will become fully vested and exercisable. In addition, under our annual incentive plan, in the event of a change in control, the performance goals applicable in the performance year in which the change in control occurs will be deemed fully achieved at the target or actual performance level, whichever is higher.

Assuming a change in control had occurred on December 31, 2021, with a transaction price equal to the closing price for our stock ($70.78 per share) on the NYSE as of December 31, 2021 (the last trading day of 2021), each of the named executive officers would have been entitled to receive the following estimated severance benefits upon a qualifying termination of his or her employment on such date:
Name	Severance Amount(1) ($)	Defined Benefit Pension Plan Enhance- ment(2) ($)	Retirement Savings Plan Enhance- ment(3) ($)	Early Vesting of RSUs and PRSUs(4) ($)	Other Change in Control Benefits(5) ($)	Estimated Excise Tax Gross Up(6) ($)	Total ($)
W. Anthony Will	10,500,000	262,500	225,000	26,986,857	99,822	N/A	38,074,179
Christopher D. Bohn	2,750,000	75,000	75,000	6,234,232	78,484	N/A	9,212,716
Douglas C. Barnard	2,530,000	—	69,000	5,147,263	64,747	—	7,811,010
Bert A. Frost	2,750,000	—	75,000	6,614,462	76,712	—	9,516,174
Susan L. Menzel	2,310,000	52,500	63,000	3,850,786	65,565	N/A	6,341,851

(1)
This amount represents a cash payment to the named executive officer equal to (i) two times (or, in the case of Mr. Will, three times) the sum of his or her base salary and target annual incentive payment plus (ii) an annual incentive payment for the year of termination, assuming target level of performance.

(2)
This amount represents a cash payment to the named executive officer equal to the contributions that we would have made on his or her behalf for a period of two years (or, in the case of Mr. Will, three years), determined as if the named executive officer earned compensation during such period at a rate equal to his or her compensation during the twelve months immediately preceding the termination date.

(3)
This amount represents a cash payment to the named executive officer equal to the contributions that we would have made on his or her behalf for a period of two years (or, in the case of Mr. Will, three years), assuming each named executive officer contributed the maximum allowable amount under our 401(k) Plan and the related amounts we would have credited to his or her account balance under our Supplemental Benefit and Deferral Plan.

(4)
This amount represents the value attributable to the accelerated vesting of outstanding awards of RSUs and PRSUs held by the named executive officer, which is deemed to equal the market value on December 31, 2021 of the RSUs and PRSUs that would otherwise have been unvested as of such date. Payout value of PRSUs granted during 2019, 2020, and 2021 assumes target performance level.

(5)
This amount represents the present value of the continuation of certain welfare benefits for the named executive officer for a period of two years (or, in the case of Mr. Will, three years) and the value of outplacement services for the named executive officer for a period of up to two years.

(6)
The change in control agreements for Messrs. Barnard and Frost, which were entered into in 2007 and 2008, respectively, provide that, if any of the payments to the named executive officer become subject to the “golden parachute” excise tax imposed by Section 4999 of the Internal Revenue Code, the named executive officer will be entitled to receive an additional gross-up payment such that, after payment by him of all taxes, including any excise tax imposed upon the gross-up payment, he will receive the net after-tax benefit he would have received had the excise tax not been imposed. As reflected in the table, the named executive officers would not have received any gross-up payment in connection with a change of control assuming a transaction price equal to the closing price for our stock as of December 31, 2021. The change of control agreements for Messrs. Will and Bohn and Ms. Menzel do not provide for a gross-up payment.

CEO Pay Ratio
In 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd — Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer. The company’s principal executive officer is Mr. Will.
Mr. Will had 2021 annual total compensation of $11,685,670, as reflected in the Summary Compensation Table included under the heading “Executive Compensation.” We calculated the 2021 annual total compensation for our median employee using the same methodology we use for our named executive officers as required to be set forth in the Summary Compensation Table included in this Proxy Statement. Our median employee’s 2021 annual total compensation was $128,415. As a result, we estimate that Mr. Will’s 2021 annual total compensation was approximately 91 times that of our median employee. Due to the variability of Mr. Will’s performance-based compensation, the CEO pay ratio can differ significantly from year to year.
The SEC rule permits a company to identify its median employee only once every three years, unless there has been a change in its employee population or employee compensation arrangements that the company reasonably believes would result in a significant change in the pay ratio disclosure. There has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. Therefore, we elected to use the same median employee we identified in 2020 for purposes of calculating the CEO pay ratio for 2021. We identified our median employee in 2020 by examining the 2020 total cash compensation (base salary and cash bonus) for all individuals, excluding our chief executive officer, who were employed by us on November 1, 2020. We included all employees, whether employed on a full-time, temporary or part-time basis. We did not make any assumptions, adjustments (including cost-of-living adjustments) or use any estimates with respect to determining total cash compensation, except that we annualized the compensation for our full-time and part-time permanent employees who were not employed by us for all of 2020.

PROPOSAL 3: APPROVAL OF OUR NEW 2022
EQUITY AND INCENTIVE PLAN
At the Annual Meeting, shareholders are being asked to approve the CF Industries Holdings, Inc. 2022 Equity and Incentive Plan (the “2022 Plan”), which was approved by the Board on March 10, 2022, upon the recommendation of the compensation and management development committee and subject to the shareholder approval sought under this Proposal 3. The 2022 Plan is intended to continue our long-term equity compensation program, currently implemented under the CF Industries Holdings, Inc. 2014 Equity and Incentive Plan (the “2014 Plan”). If our shareholders approve the 2022 Plan, the 2022 Plan will replace the 2014 Plan and no further grants will be made under the 2014 Plan.
The principal purpose of the adoption of the 2022 Plan is to increase the number of shares of common stock available for grant as equity incentive awards as part of our pay-for-performance compensation program by 2,500,000 shares. Our compensation philosophy seeks to align the interests of our employees and our shareholders through focusing on the total compensation (base salary, short-term incentives, long-term incentives, and benefits) of our employees, including our executive officers. We seek to benefit from this strategy by attracting key talent, retaining strong performers, increasing productivity, and maximizing operational and financial results, while also implementing compensation programs that are cost effective, market competitive, and sustainable across business cycles.
While equity incentive awards are an important part of our compensation program, the Board and the compensation and management development committee are mindful of their responsibility to our shareholders to exercise judgment in granting equity-based awards. We review a number of metrics to assess the cumulative impact of our equity compensation programs, including burn rate and overhang. The table below summarizes our equity grant practices during the most recent three fiscal years.
Name	2019	2020	2021
Burn Rate(1)	0.73%	0.65%	0.81%
Overhang(2)	5.37%	4.72%	3.57%

(1)
Burn rate is defined as the number of shares underlying equity awards granted in a fiscal year, divided by the basic weighted average shares of common stock outstanding that fiscal year.

(2)
Overhang is defined as (a) the sum of the number of shares subject to outstanding equity awards plus shares available for future grants, divided by (b) the sum of shares of common stock outstanding plus the amount described in clause (a).

As of March 18, 2022, our overhang was 2.18% and our burn rate in 2021 was 0.81%. Assuming our shareholders approve the 2022 Plan, our overhang will be 3.31%.
In considering the proposal to adopt the 2022 Plan, the compensation and management development committee reviewed the above metrics, the increased share reserve and the other terms and conditions of the 2022 Plan with Exequity, the committee’s independent outside compensation consultant. We also reviewed the Institutional Shareholder Services burn rate threshold for our industry, which is 2.0% for 2022.
Based on this review, the compensation and management development committee determined that the proposed share reserve and the other terms and conditions of the 2022 Plan are appropriate as well as necessary to maintain a competitive compensation program aligned with shareholder interests and attract, reward and retain top talent. Based on a review of our historical and projected grant practices, we estimate that the shares reserved for grant under the 2022 Plan should meet the company’s equity grant needs for the next eight years. The shares reserved may, however, last for more or less than eight years depending on currently unknown factors, such as the number of grant recipients, future grant practices, and our stock price.
EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2021
The following table sets forth information as of December 31, 2021 regarding our 2014 Plan and our 2009 Equity and Incentive Plan (“2009 Plan”), which are the only equity compensation plans we have and were both approved by our shareholders. Consistent with SEC rules, the table does not reflect additional shares that would be reserved for issuance pursuant to the 2022 Plan.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(3)
Equity compensation plans approved by security holders	4,897,075	$42.48	5,037,620
Equity compensation plans not approved by security holders	—	—	—
Total	4,897,075	$42.48	5,037,620

(1)
Includes 2,637,586 shares issuable pursuant to outstanding nonqualified stock options, 660,849 shares issuable pursuant to restricted stock units (RSUs) and 1,598,640 shares issuable pursuant to performance restricted stock units (PSUs) under our 2014 Plan and our 2009 Plan. PSUs are subject to attainment of the applicable performance goals during the three-year performance period and are reflected at their maximum potential payout. The PSUs shown in the table above reflect the full amount awarded to plan participants in 2019, 2020 and 2021. The three-year performance periods for the PSUs awarded in 2019, 2020 and 2021 are in each case composed of three one-year periods with performance goals set annually. Because accounting rules require performance goals to be set before a PSU is determined for accounting purposes to have been granted, the number of PSUs reported as outstanding as of December 31, 2021 in “Note 20 — Stock-based Compensation” reflects all of the 2019 PSUs awarded, but only two-thirds of the 2020 PSUs awarded and one-third of the 2021 PSUs awarded.

(2)
RSUs and PSUs are not reflected in the weighted-average exercise price as these awards do not have an exercise price.

(3)
Under the 2014 Equity and Incentive Plan, the number of shares available for issuance will be reduced (i) by one share for each share issued pursuant to options and stock appreciation rights and (ii) by 1.61 shares for each share of stock issued pursuant to RSUs and PSUs.

DESCRIPTION OF MATERIAL TERMS OF THE 2022 EQUITY AND INCENTIVE PLAN
The following is a summary of the principal features of the 2022 Plan. This summary does not purport to be a complete description of all of the provisions of the 2022 Plan. It is qualified in its entirety by reference to the full text of the 2022 Plan which is included in its entirety as Appendix B to this Proxy Statement.
Share Reserve
As of March 18, 2022, a total of 4,256,324 shares were available for new grants under our 2014 Plan and the following awards were outstanding under our 2014 Plan and 2009 Plan: (i) options with respect to 407,059 shares with a weighted average exercise price of $44.07 and a weighted average remaining term of 3.33 years, (ii) unvested time-based restricted stock and restricted stock unit awards covering 618,273 shares, and (iii) unvested performance-based restricted stock unit awards covering 1,467,576 shares (assuming maximum potential payout of the performance-based awards). As of March 18, 2022, there were a total of 209,113,706 shares of our common stock outstanding. If our 2022 Plan is approved by shareholders, no further grants will be made under the 2014 Plan, and the maximum number of shares of our common stock reserved for the grant of awards under the 2022 Plan will be equal to the sum of (i) 2,500,000 shares (the “New Shares”), plus (ii) the number of shares that remain available for new grants under the 2014 Plan as of 12:01 a.m. Central Time on the date the 2022 Plan is approved by our shareholders (the “Effective Time”), plus (iii) the number of shares subject to stock options granted under the 2014 Plan or the 2009 Plan that were outstanding as of the Effective Time, but only to the extent such stock options terminate or expire after the Effective Time without the delivery of shares, plus (iv) 1.61 times the number of shares subject to restricted stock or restricted stock unit awards (including, for the avoidance of doubt, performance restricted stock unit awards) granted under the 2014 Plan that were outstanding as of the Effective Time, but only to the extent such awards terminate or expire after the Effective Time without the delivery of shares. However, in no event will the number of shares available for issuance under the 2022 Plan exceed 10,615,515 shares. The number of shares described in this paragraph are subject to adjustment upon certain capitalization events.
The shares subject to any outstanding award under our 2022 Plan will be available for subsequent award and issuance under the 2022 Plan to the extent those awards subsequently expire, are forfeited or canceled or terminate for any reason prior to the issuance of the shares subject to those awards. In addition, shares tendered or withheld in payment of the exercise price of an award and shares withheld by the company to satisfy tax withholding obligations related to an award will be available for subsequent award and issuance under the 2022 Plan. The 2022 Plan does not contain a “fungible share counting” provision. Shares issued with respect to all Awards granted under the 2022 Plan are counted against the share reserve on a one-for-one basis. No more than 5,000,000 shares may be issued pursuant to the exercise of incentive stock options, subject to adjustment upon certain capitalization events.
Based solely on the closing price of our common stock, as reported on the New York Stock Exchange on March 18, 2022, which was $95.25 per share, the maximum aggregate market value of the 2,500,000 New Shares that could be issued under the 2022 Equity and Incentive Plan is $238,125,100.
Administration
The 2022 Plan is administered by the compensation and management development committee of the Board. Each member of the compensation and management development committee is a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act).
The compensation and management development committee has the authority to exercise all the powers and authorities either specifically granted to it under the 2022 Plan or necessary or advisable in the administration of the 2022 Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of stock to which an award may relate and the terms, conditions, restrictions and performance criteria relating to any award; to determine performance goals; and to determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in the terms and conditions of, and the performance goals (if any) included in, awards; to construe and interpret the 2022 Plan and any award; to prescribe, amend and rescind rules and regulations relating to the 2022 Plan; to determine the terms and provisions of the award agreements (which need not be identical for each grantee); and to make all other determinations deemed necessary or advisable for the administration of the 2022 Plan.
Eligibility
Employees and consultants of the company and its subsidiaries and non-employee directors of the company are eligible to participate in the 2022 Plan. As of March 18, 2022, we had approximately 3,000 employees (including our executive officers), 11 non-employee directors, and no consultants who would be eligible to participate in the 2022 Plan.
Authorized Awards under the 2022 Plan
The 2022 Plan authorizes our compensation and management development committee to grant the following awards, which in each case may be conditioned on performance criteria:
•
stock options (including options intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and non-qualified stock options);

•
stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•
restricted stock and restricted stock units, which are subject to restrictions on transferability and subject to forfeiture on terms set by our compensation and management development committee; and

•
other stock-based awards in the discretion of our compensation and management development committee, including unrestricted stock grants.

Stock Options.   Options entitle the holder to purchase shares of common stock during a specified period at the purchase price specified by the compensation and management development committee (which shall not be less than 100% of the fair market value of a share of the common stock on the day the option is granted, with limited exceptions for substitute awards in accordance with Sections 424 and 409A of the Internal Revenue Code). Options will be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the compensation and management development committee may determine, as reflected in the award agreement; provided that if an incentive stock option is granted to an individual who then owns more than 10% of the total combined voting power of all classes of stock of the company (or any parent corporation or subsidiary corporation of the company), the exercise price shall not be less than 110% of the fair market value of a share of the common stock on the day the option is granted and the term of the option shall not exceed five years. The exercise price for common stock subject to an option may be paid in cash or by an exchange of common stock previously owned by the grantee (subject to such conditions as may be imposed by the compensation and management development committee), through a “broker cashless exercise” procedure approved by the compensation and management development committee, or by any other method approved by the compensation and management development committee (such as net share settlement). No dividend or dividend equivalents are payable in respect of outstanding options.
Stock Appreciation Rights.   Stock appreciation rights give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price of the stock appreciation right. A stock appreciation right granted in tandem with an option will be exercisable only to the extent the underlying option is exercisable. Payment of a stock appreciation right may be made in cash, common stock, or property as specified in the award agreement or determined by the compensation and management development committee. No dividend or dividend equivalents are payable in respect of outstanding stock appreciation rights.
Restricted Stock.   Restricted stock awards consist of a grant of shares of restricted common stock. Except to the extent restricted under the applicable award agreement, a holder of time-based restricted stock shall have all of the rights of a shareholder including, without limitation, the right to vote restricted stock and the right to receive dividends thereon. Dividends with respect to performance-based restricted stock for which the applicable performance period has not yet concluded will be accrued during the applicable performance period and will not be paid unless, and to the extent, the applicable performance goals are achieved. Restricted stock will be subject to such restrictions on transferability and other restrictions, if any, as the compensation and management development committee may impose, which restrictions may lapse under such circumstances as the compensation and management development committee may determine.

Restricted Stock Units.   Restricted stock units give the holder the right to receive shares of common stock or cash, as determined by the compensation and management development committee, at the time of vesting or expiration of a deferral period, based on the number of restricted stock units subject to the grant. The compensation and management development committee may authorize, and generally does authorize, the payment of dividend equivalents with respect to time-based restricted stock units. Dividends with respect to performance-based restricted stock units for which the applicable performance period has not yet concluded will be accrued during the applicable performance period and will not be paid unless, and to the extent, the applicable performance goals are achieved.
Other Stock -based Awards.   The compensation and management development committee is authorized to grant awards in the form of other stock-based awards, as deemed by the compensation and management development committee to be consistent with the purposes of the 2022 Plan. Other stock-based awards may be granted with value and payment contingent upon the attainment of performance goals, so long as such goals relate to performance periods in excess of one calendar year. The compensation and management development committee shall determine the terms and conditions of such awards at the date of grant or thereafter.
Performance-Based Awards.
The above described awards may be granted which vest (or for which restrictions lapse) based on the attainment of performance goals, as determined by the compensation and management development committee. The performance goals may be based on the attainment by the company or any subsidiary of the company (or any division or business unit of such entity) of performance goals established by the compensation and management development committee based on one or more criteria, including, but not limited to, the following: (i) return on total stockholder equity; (ii) earnings per share of stock; (iii) net income (before or after taxes); (iv) earnings before any or all of interest, taxes, minority interest, depreciation and amortization; (v) sales or revenues; (vi) return on assets, capital or investment; (vii) market share; (viii) cost management goals; (ix) budget comparisons; (x) implementation or completion of critical projects or processes; (xi) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions; (xii) cost per ton of material; (xiii) cash flow return on average gross capital employed; (xiv) specified strategic objectives; (xv) economic value created; (xvi) objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology or budget comparisons; (xvii) total shareholder return and (xviii) any combination of, or a specified increase, decrease or change in, any of the foregoing. The performance goals may be based upon the attainment of specified levels of performance under one or more of the measures (including those described above) relative to the performance of other entities. The compensation and management development committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria. Performance goals may include a threshold level of performance below which no award will be earned, a level of performance at which the target amount of an award will be earned and a level of performance at which the maximum amount of the award will be earned. The compensation and management development committee also may make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the company or any subsidiary of the company or the financial statements of the company or any subsidiary of the company, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.
Maximum Awards to Non-Employee Directors
A non-employee director may not be granted equity awards under the 2022 Plan during any single calendar year that, taken together with any cash fees paid to such non-employee director in respect of the non-employee director’s services as a member of the Board during such calendar year, exceeds $900,000 in total value (calculating the value of any such awards based on the grant date fair value of such Awards for financial accounting purposes). See “Corporate Governance — Director Compensation” for a discussion of the cash and equity compensation currently paid to our non-employee directors.
Minimum Vesting Requirements
Equity-based awards granted under the 2022 Plan may vest no earlier than the first anniversary of the date the award is granted; provided, that, our compensation and management development committee may grant equity-based awards without regard to such minimum vesting requirement with respect to a maximum of five percent (5%) of the number of shares of our common stock reserved for the grant of awards under the 2022 Plan and with respect to certain exceptions regarding acceleration in connection with a participant’s termination of continuous service or upon a change in control.
Termination of Continuous Service
Unless otherwise provided by our compensation and management development committee or in an award agreement, upon termination of a participant’s continuous service as an employee, consultant or director of the company or its subsidiaries, the participant will forfeit any unvested awards.
Substitute Awards
In connection with an entity’s merger or consolidation with the company or any of its subsidiaries or the company’s or any of its subsidiaries’ acquisition of an entity’s property or stock, our compensation and management development committee may grant awards in substitution for any awards granted before such merger or consolidation by such entity or its affiliate. Such substitute awards may be granted on such terms and conditions as our compensation and management development committee deems appropriate and they will not count against the number of shares available for grant of awards (nor may shares subject to such a substitute award be added to the shares available for awards under the 2022 Plan), except that shares acquired by exercise of substitute incentive stock options will count against the maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2022 Plan.
Change in Control
Unless otherwise provided by our compensation and management development committee, upon a change in control (as defined in the 2022 Plan), the restrictions, limitations, and conditions applicable to outstanding awards will lapse, performance goals will be deemed fully achieved at the greater of target or actual performance to-date, and the awards will become fully vested (and in the case of stock options, exercisable), provided that our compensation and management development committee may, in its discretion, provide such holders the consideration provided to similarly situated shareholders in such change in control.
Clawback
Any award granted under the 2022 Plan is subject to any applicable recoupment or “clawback” policies of the company, as amended from time to time, or as may be set forth in an award agreement. See “Compensation Discussion and Analysis — Compensation Discussion and Analysis: In Detail — Other Compensation Governance Practices and Considerations — Clawback Policy.”
Transferability of Awards
Unless otherwise provided by our compensation and management development committee, awards granted under the 2022 Plan generally may not be transferred by a grantee other than by will or the laws of descent and distribution and may be exercised during the grantee’s lifetime only by the grantee or his or her guardian or legal representative.
Tax Withholding
The company or any subsidiary is authorized to withhold from any award granted, any payment relating to an award under the 2022 Plan, or any other payment to a grantee, amounts of withholding and other taxes due in connection with any transaction involving an award, and to take such other action as our compensation and management development committee may deem advisable to enable the company and grantees to satisfy tax withholding and other tax obligations. The company is not required to make any payment or distribution under or relating to the 2022 Plan or any award until any tax withholding obligations are satisfied or tax withholding arrangements are made.
Repricing Prohibition/Cash-Out Prohibition.
The administrator of the 2022 Plan may not implement any of the following repricing/cash-out programs without obtaining shareholder approval: (i) the cancellation of outstanding stock options or stock appreciation rights in return for new stock options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding stock options or stock appreciation rights in exchange for cash or other types of awards, including full-value awards, or (iii) the direct reduction of the exercise price in effect for outstanding stock options or stock appreciation rights, provided that these restrictions do not apply to issuing or assuming a stock option in a transaction to which Section 424(a) of the Internal Revenue Code applies (i.e., in connection with substitute awards granted to service providers of an entity that the company or its subsidiaries acquires).
Amendment or Termination of the 2022 Plan
The Board may amend, alter, suspend, or terminate the 2022 Plan at any time, provided that no such amendment, alteration, suspension, or termination will be made without shareholder approval if such approval is, in the Board’s determination, necessary to comply with any applicable law, regulation or stock exchange requirement. Shareholder approval is specifically required for amendments that increase the maximum number of shares available under the 2022 Plan, change the conditions for eligibility to participate in the 2022 Plan, materially increase the benefits accruing to plan participants, or would permit the compensation and management development committee to waive vesting requirements (other than in connection with a change in control or a change in the participant’s employment or service relationship). No amendment to or termination of the 2022 Plan may adversely affect any awards already granted under the 2022 Plan without the participant’s permission. Unless earlier terminated by the Board, the 2022 Plan will expire on the tenth anniversary of the date it is approved by our shareholders.
Certain Federal Income Tax Consequences
The following discussion is a brief summary of the principal United States federal income tax consequences of the 2022 Plan under the provisions of the Internal Revenue Code as currently in effect. These rules are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local, or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon a participant’s individual circumstances.
In general, no taxable income is realized by a participant upon the grant of an option which constitutes an incentive stock option for purposes of the Internal Revenue Code. If shares of common stock are issued to a participant pursuant to the exercise of an incentive stock option granted under the 2022 Plan and the participant does not dispose of the shares within the two-year period after the date of grant or within one year after the receipt of such shares by the participant (a “disqualifying disposition”), then generally (i) the participant will not realize ordinary income upon exercise and (ii) upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” If shares acquired upon the exercise of an incentive stock option are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price paid for the shares. Subject to certain exceptions, an incentive stock option generally will not be treated as an incentive stock option if it is exercised more than three months following termination of employment. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, such option will be treated as a non-qualified stock option.
Under existing law and regulations, the grant of non-qualified stock options and stock appreciation rights will not result in income taxable to the employee or director or provide a deduction to the company. However, the exercise of a non-qualified stock option or stock appreciation right results in taxable income to the holder, and the company is entitled to a corresponding deduction. At the time of the exercise of a non-qualified stock option, the participant will be taxed at ordinary income tax rates on the excess of the fair market value of the shares purchased over the option’s exercise price. At the time of the exercise of a stock appreciation right, the participant will be taxed at ordinary income tax rates on the amount of the cash, or the fair market value of the shares, received by the employee upon exercise.
A participant in the 2022 Plan who is granted a restricted stock award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code. Upon lapse or release of the restrictions, the recipient will be taxed at ordinary income tax rates on an amount equal to the then current fair market value of the shares over the amount (if any) paid for those shares. Any such awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant. The company will be entitled to a corresponding deduction when the value of the award is included in the recipient’s taxable income. The basis of restricted shares held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition any further gain or loss will be long-term or short-term capital gain or loss, depending upon the length of time the shares are held.
A recipient of a restricted stock award may elect to be taxed at ordinary income tax rates on the full fair market value of the restricted shares at the time of grant over the amount (if any) paid for those shares. If the election is made, the basis of the shares so acquired will be equal to the fair market value at the time of grant. If the election is made, no tax will be payable upon the subsequent lapse or release of the restrictions, and any gain or loss upon disposition will be a capital gain or loss.
A participant who is granted a restricted stock unit (including performance-based restricted stock units) will not be taxed upon the grant of the award. Upon receipt of payment of cash or common stock pursuant to a restricted stock unit, the participant will realize ordinary income in an amount equal to any cash received and the fair market value of any shares of common stock received, and the company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the employee or non-employee director.
A recipient of an other stock-based award will generally realize ordinary income at the time shares of common stock are transferred to the grantee with respect to such award based on the fair market value of any shares of common stock received and the company will be entitled to a corresponding tax deduction equal to the amount of ordinary income recognized by the employee or non-employee director.

Section 409A of the Internal Revenue Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2022 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Participants are solely responsible for the payment of any taxes and penalties incurred under Section 409A.
New Plan Benefits
The benefits that will be awarded or paid under the 2022 Plan cannot currently be determined, other than with respect to certain awards for current non-employee directors. Specifically, each current non-employee director is expected to receive a restricted stock grant with a fair market value of $150,000 (or $250,000 in the case of the chairman of the Board) on the date of the 2022 Annual Meeting, and such grants are not subject to shareholder approval of the 2022 Plan. The number of awards (if any) that an employee may receive under the 2022 Plan is in the discretion of the compensation and management development committee and the compensation and management development committee has not determined future awards or who might receive them. No grants or awards have been made by the compensation and management development committee or the Board that are conditioned upon shareholder approval of the 2022 Plan.
Interests of Certain Persons in Matters to Be Acted Upon
Employees (including our executive officers) and consultants of the company and its subsidiaries and non-employee directors of the company are eligible to receive awards under the 2022 Plan in the discretion of the compensation and management development committee. As noted above, as of March 18, 2022, we had approximately 3,000 employees (including our executive officers), 11 non-employee directors, and no consultants who would be eligible to participate in the 2022 Plan. The future grants under the 2022 Plan that will be made at the discretion of the compensation and management development committee are not determinable. Future restricted stock grants to non-employee directors are expected be made at the times and in the amounts described under “Corporate Governance — Director Compensation”.
Registration with the SEC
We intend to file with the U.S. Securities and Exchange Commission a registration statement on Form S-8 covering the shares reserved for issuance under the 2022 Plan.
BOARD RECOMMENDATION
The Board unanimously recommends that you vote FOR approval of our new 2022 Equity and Incentive Plan.

PROPOSAL 4: RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2022
The audit committee has selected KPMG LLP as the independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for 2022. KPMG was our independent registered public accounting firm for the year ended December 31, 2021.
KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm for 2022. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance practice. Should the shareholders fail to provide such ratification, the audit committee will reconsider its approval of KPMG as our independent registered public accountants for 2022. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CF Industries and its shareholders.
Unless otherwise instructed, we will vote all proxies we receive FOR ratifying the selection of KPMG as the company’s independent registered public accounting firm for 2022.
BOARD RECOMMENDATION
The Board unanimously recommends that you vote FOR the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2022.
AUDIT AND NON-AUDIT FEES
On behalf of CF Industries and its affiliates, the audit committee retained KPMG to audit our consolidated financial statements for 2021. In addition, the audit committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2021.
The aggregate fees for professional services provided by KPMG with respect to these various services for 2021 and 2020 were:
	2021	2020
Audit Fees(1)	$4,299,123	$3,822,751
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$4,299,123	$3,822,751

(1)
Audit fees consisted principally of audit and review work performed on the consolidated financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits and review of documents filed with the SEC.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES
Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting the compensation of, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval.
•
Audit services include audit and review work performed on the financial statements and audit work related to internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits and review of documents filed with the SEC.

•
Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and consultation regarding financial accounting and reporting standards.

•
Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax compliance, tax planning, and other tax advice.

•
All other services are those services not captured in the audit, audit-related, or tax categories. The company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.
The audit committee has delegated specific pre-approval authority to the chair of the audit committee provided that the estimated fee for any such engagement does not exceed $100,000. The chair of the audit committee must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.
AUDITOR INDEPENDENCE
We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our audit committee has restricted the non-audit services that KPMG may provide to us primarily to audit-related services and tax services. The committee also has determined that we will only obtain these non-audit services from KPMG when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is the audit committee’s goal that the fees we pay KPMG for non-audit services should not exceed the audit fees paid to KPMG.
Our audit committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional, and any other persons having responsibility for providing audit assurance on any aspect of their certification of our financial statements.

AUDIT COMMITTEE REPORT
The audit committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, and the independence and performance of our internal and independent auditors. The audit committee is also responsible for the selection, evaluation, and oversight of our independent auditors. The audit committee is composed of six non-employee directors and operates under a written charter adopted by the Board. Each member of the audit committee is independent under the corporate governance standards of the NYSE applicable to audit committee members.
Management is responsible for the financial reporting process, including establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. KPMG, our independent auditor, is responsible for auditing the financial statements. The audit committee’s responsibility is to monitor and review these processes. The audit committee relies on the accuracy and completeness of the information provided to it and on the representations made by management and KPMG.
During 2021, the audit committee held eight meetings and met in executive session at six of the meetings. The audit committee reviewed and discussed with management and KPMG the audited consolidated financial statements of CF Industries for the year ended December 31, 2021 and KPMG’s evaluation of the company’s internal control over financial reporting. The audit committee also discussed with KPMG the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the audit committee received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and the audit committee discussed with KPMG that firm’s independence. The audit committee also considered whether the provision of non-audit services by KPMG was compatible with maintaining its independence.
Based on its review and the foregoing meetings, discussions, and reports, and subject to the limitations on its role and responsibilities referred to above and in the audit committee charter, the audit committee recommended to the Board that the audited consolidated financial statements of CF Industries for the year ended December 31, 2021, as audited by KPMG, be included in our Annual Report on Form 10-K for filing with the SEC. The audit committee selected KPMG as our independent auditor for 2022 and recommended to the Board that the Board seek shareholder ratification of the selection of KPMG.
Theresa E. Wagler (Chair)
Robert C. Arzbaecher
Deborah L. DeHaas
John W. Eaves
Stephen A. Furbacher
Stephen J. Hagge

PROPOSAL 5: SHAREHOLDER PROPOSAL
REGARDING THE OWNERSHIP THRESHOLD
REQUIRED TO CALL A SPECIAL MEETING OF
SHAREHOLDERS
Information regarding a shareholder proposal submitted by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, is set forth below. CF Industries disclaims any responsibility for the content of this proposal and statement of support, which is presented as received from the shareholder. The shareholder has advised us that he owns no fewer than 100 shares of our common stock and has given us notice that this proposal will be presented at the Annual Meeting. This proposal will be voted on during the Annual Meeting only if properly presented by or on behalf of the shareholder.
Proposal 5 — Special Shareholder Meeting Improvement
Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.
It currently takes a theoretical 25% of shares to call a special shareholder meeting. This theoretical 25% of shares translates into 30% of shares that normally vote at the annual meeting. It would be hopeless to think that the shares, that do not have the time to vote, would have the time to take the procedural steps to call for a special shareholder meeting.
Plus CF shareholders do not have a related right for shareholders to act by written consent. Many companies provide for both a shareholder right to call a special meeting and for a shareholder right to act by written consent. Southwest Airlines is an example of a company that does not provide for shareholder written consent and yet provides for 10% of shares to call for a special shareholder meeting.
Conagra shareholders gave 85% support to a 2021 shareholder proposal for a shareholder right to act by written consent. This was all the more impressive since the shareholder proponent did nothing to promote his proposal.
Special meetings allow shareholders to vote on important matters, such as electing new directors with special expertise or independence that may be lacking in our current or future directors as was the case with the 3 new Exxon directors supported by the Engine No. 1 hedge fund at the 2021 Exxon annual meeting.
A reasonable shareholder right to call for a special shareholder meeting can make management engagement with shareholders meaningful. If management is insincere in its shareholder engagement, a right for shareholders to call for a special meeting can make management think twice about insincerity.
A reasonable shareholder right to call for a special shareholder meeting will help ensure that management engages with shareholders in good faith because shareholders will have a viable Plan B as an alternative.
Please vote yes:
Special Shareholder Meeting Improvement — Proposal 5

THE BOARD’S STATEMENT IN OPPOSITION
The Board unanimously recommends a vote AGAINST this proposal.
The company’s certificate of incorporation and bylaws currently give holders of record of at least 25% of the voting power of all outstanding shares of our common stock the ability, subject to satisfaction of specified procedural requirements and limitations, to require the company to call a special meeting of shareholders. The Board has given careful consideration to the shareholder proposal, in particular the proposed reduction in the ownership threshold for shareholders to call a special meeting to 10% from the current 25%, and believes that the actions requested by the proponent are not in the best interests of the company and its shareholders. The Board believes that the company’s current mechanism, including the 25% ownership threshold, for shareholder initiated special meetings, continues to be appropriate and in the best interests of the company and its shareholders.
The Board has evaluated a number of different factors in adopting and retaining the existing right of shareholders to call a special meeting, including shareholder interest in having a meaningful right to call a special meeting, the resources required to convene a special meeting, and the opportunities shareholders otherwise have to engage with the Board and senior management in between annual meetings.
Organizing and preparing for a special meeting involves significant commitment of management time and attention, reducing management’s capacity to focus on other business priorities, and imposes substantial legal, administrative and distribution costs on the company. The Board believes that special meetings should be called only to consider extraordinary matters that are of interest to a broad base of shareholders and must be addressed before the next annual meeting. Under the 25% ownership threshold, as few as three of our current shareholders acting together could require that we hold a special meeting of shareholders. The current 25% ownership threshold is designed to strike a balance between assuring that shareholders have a meaningful right to call a special meeting and protecting against the risk that a small minority of shareholders with narrow or special interests could request one or more special meetings that could impose unnecessary costs on the company and disrupt the company’s business.
The existing 25% ownership threshold for our shareholders to call special meetings is consistent with market practice among large U.S. public companies that offer shareholders the right to call a special meeting: Of U.S.-incorporated companies in the S&P 500 the shareholders of which are permitted to call a special meeting, approximately 55% set an ownership threshold of 25% or greater.
The Board believes that the existing right of shareholders to call special meetings should be considered in the context of the company’s overall corporate governance. The company regularly engages with its shareholders regarding governance matters, obtaining valuable feedback that contributes to the Board’s decision-making with respect to such matters. The Board has demonstrated accountability and responsiveness to the views and concerns of shareholders by:
•
maintaining an independent chairman of the Board and separate chief executive officer;

•
declassifying the Board;

•
implementing majority voting in uncontested elections of directors;

•
adopting a “proxy access” right for nominating directors;

•
eliminating all supermajority voting provisions from our certificate of incorporation and our bylaws;

•
adopting a policy whereby, if the Board adopts a shareholder rights plan without prior shareholder approval, the Board will submit the shareholder rights plan to the company’s shareholders for ratification, or the shareholder rights plan must expire, within one year of such adoption;

•
establishing shareholders’ existing right to call special meetings; and

•
obtaining shareholder approval of, rather than unilaterally adopting, an exclusive forum bylaw provision.

We value the views of, and regularly communicate with, our shareholders on a variety of topics, such as our financial performance, environmental, social and governance initiatives, executive compensation, human capital management, environmental sustainability, community relations and related matters. The Board has established a process to receive communications from shareholders, whereby shareholders may contact any member (or all members) of the Board outside the annual meeting cycle. See “Corporate Governance — Communications with Directors.” In addition, as discussed in the section of this Proxy Statement under the heading “Corporate Governance — Shareholder Engagement,” we conduct shareholder outreach campaigns in the spring and in the fall. Consistent with its current practice, the Board will continue to evaluate appropriate corporate governance measures and changes to the company’s governance structure, policies and practices that it believes will serve the best interests of the company and its shareholders.
As discussed above, the Board believes that our existing special meeting provisions, including the 25% ownership threshold, strike a reasonable balance between enhancing shareholder rights and protecting against the risk that a small minority of shareholders could request one or more special meetings that could result in unnecessary financial expense and disruption to the company’s business. The Board believes that the company’s existing mechanism for shareholder-initiated special meetings continues to be appropriate and an important element of our strong corporate governance policies and practices.
For these reasons, the Board unanimously recommends that you vote AGAINST the proposal.
THE PROPOSAL IS ADVISORY IN NATURE, AND APPROVAL OF THE PROPOSAL WOULD NOT IN ITSELF MODIFY THE EXISTING RIGHT OF SHAREHOLDERS TO CALL A SPECIAL MEETING OF SHAREHOLDERS. APPROVAL OF THE PROPOSAL WOULD SERVE ONLY AS A RECOMMENDATION TO THE BOARD. IF THE PROPOSAL IS NOT PROPERLY PRESENTED BY OR ON BEHALF OF THE PROPONENT AT THE ANNUAL MEETING, IT WILL NOT BE VOTED UPON.

ANNUAL MEETING INFORMATION
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by the board of directors of CF Industries Holdings, Inc. of proxies to be voted at our 2022 Annual Meeting of Shareholders and at any adjournment or postponement of such meeting.
You are invited to attend the Annual Meeting on Wednesday, May 11, 2022, commencing at 10:00 a.m., Central time, via the Internet at www.virtualshareholdermeeting.com/CF2022. Because of the continuing public health concerns relating to the COVID-19 pandemic, and in consideration of the health and well-being of our shareholders and other meeting participants, the Annual Meeting will be held in a virtual meeting format only, via the Internet. There will not be a physical location for the Annual Meeting and you will not be able to attend the meeting in person.
Shareholders will be able to attend the Annual Meeting, and vote and submit questions at the Annual Meeting, via the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, the company has elected to provide access to its proxy materials via the Internet. Accordingly, the company is sending a Notice of Internet Availability of Proxy Materials to the company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the notice. In addition, shareholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis. The company encourages shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the expenses incurred by the company with respect to its annual meetings.
How can I get electronic access to the proxy materials?
The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:
•
view on the Internet the company’s proxy materials for the Annual Meeting; and

•
instruct the company to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save the company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How can I attend the Annual Meeting?
To be admitted to the Annual Meeting, you will need to log in to www.virtualshareholdermeeting.com/CF2022 using the 16-digit control number on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials for the Annual Meeting. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to submit questions or vote at the meeting. We recommend you carefully review the procedures needed to gain admission in advance.
Online access to the audio webcast will open fifteen (15) minutes prior to the start of the Annual Meeting to allow time for you to log in and test your device’s audio system. We encourage you to access the Annual Meeting in advance of the designated start time.
Shareholders encountering difficulty with the Annual Meeting virtual platform during the sign-in process or at any time during the meeting may utilize technical support provided by the company through Broadridge Financial Solutions, Inc. Technical support information is provided on the sign-in page for all shareholders. If you have difficulties accessing the virtual Annual Meeting during check-in or during the meeting, please call the technical support number listed on the Annual Meeting sign-in page.
Shareholders eligible to participate in the Annual Meeting may submit questions during the Annual Meeting through www.virtualshareholdermeeting.com/CF2022.
What will be voted on at the Annual Meeting?
At the Annual Meeting, shareholders will be asked to:
•
elect as directors the eleven nominees named in this Proxy Statement;

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consider and approve an advisory resolution regarding the compensation of our named executive officers;

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approve our new 2022 Equity and Incentive Plan;

•
ratify the selection of KPMG LLP as our independent registered public accounting firm for 2022;

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act upon one shareholder proposal regarding the ownership threshold required to call a special meeting of shareholders, if properly presented at the Annual Meeting; and

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consider any other business properly brought before the Annual Meeting.

How many votes do I have?
You will have one vote for every share of CF Industries common stock you owned on March 18, 2022 (the record date). If you were a shareholder of record as of the record date, you will retain your right to vote, even if you sell your shares after the record date.
How many votes can be cast by all shareholders?
The total number of votes that can be cast by all shareholders is 209,113,706, consisting of one vote for each share of common stock that was outstanding on the record date. There is no cumulative voting.
How many votes must be present to hold the Annual Meeting?
A majority of the votes that can be cast must be present for us to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present.

How do I vote?
If you are a shareholder of record that holds shares as of the record date, you have three options for delivering your proxy to vote your shares:
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if you request printed copies of the proxy materials, fill out the proxy card, date and sign it, and return it in the postage-paid envelope included with the printed materials;

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use the Internet site listed on the Notice of Internet Availability of Proxy Materials and proxy card; or

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call the toll-free telephone number listed on the proxy card.

The Internet and telephone voting procedures set forth on the Notice of Internet Availability of Proxy Materials and proxy card are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions, and to confirm that their instructions have been properly recorded. If you vote through the Internet or by telephone, you should not return your proxy card.
To ensure that your vote is counted, please remember to submit your vote so that we receive it at least one business day prior to the Wednesday, May 11, 2022 Annual Meeting.
If you hold your shares of CF Industries common stock in an account at a bank, brokerage firm, dealer, trust company, or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and only they can exercise your right to vote with respect to your shares. You should have received a Notice of Internet Availability of Proxy Materials or voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Please follow the instructions provided to you by your bank, brokerage firm, dealer, trust company, or other nominee to authorize a proxy to vote your shares. To vote during the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or voting instruction card.
You may vote your shares at the Annual Meeting (up until the closing of the polls) by following the instructions available at www.virtualshareholdermeeting.com/CF2022 during the meeting.
Can I change my vote?
Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by either:
•
sending a new proxy card with a later date;

•
sending a written notice of revocation to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement; or

•
voting through the Internet or by telephone at a later date, including by voting online during the Annual Meeting (up until the closing of the polls).

What if I don’t specify how my shares are to be voted?
Whether you vote by mail, telephone, or the Internet, your shares will be voted in accordance with your instructions. If you return a signed proxy card without indicating your vote or when voting on the Internet or by telephone you indicate that you wish to vote as recommended by the Board, your shares will be voted:
•
FOR the election of the eleven director nominees named in this Proxy Statement,

•
FOR the advisory resolution on the compensation of our named executive officers,

•
FOR the approval our new 2022 Equity and Incentive Plan,

•
FOR ratification of the selection of KPMG as our independent registered public accounting firm for 2022, and

•
AGAINST the shareholder proposal regarding the ownership threshold required to call a special meeting of shareholders.

How many votes are required to elect directors and to adopt the other proposals?
With respect to Proposal 1, directors receiving a majority of votes cast (number of shares voted “for” a director must exceed the number of shares voted “against” that director) will be elected as a director.
For each of Proposals 2, 3, 4 and 5 and any other matter (other than Proposal 1) properly brought before the meeting, an affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required in order to approve such proposal.
Can my shares be voted if I don’t vote by proxy and don’t attend the Annual Meeting?
If you are a shareholder of record, you can vote by proxy using the Internet, as described on your Notice of Internet Availability of Proxy Materials and proxy card, calling the toll-free telephone number listed on your proxy card or completing, signing, dating and returning your proxy card.
If you don’t vote your shares held in street name, your broker can vote your shares on the ratification of the selection of KPMG as our independent registered public accounting firm. Your broker is not permitted to vote your shares on the election of the director nominees or any other matter on the agenda, other than the ratification of the selection of KPMG as our independent registered public accounting firm, without receiving instructions from you. This is referred to as a “broker non-vote.”
If you hold your shares in your own name with our transfer agent and you do not vote, your shares will not be voted at all.
How are my votes counted?
With respect to Proposal 1, you may either vote for or against or you may abstain with respect to the election of each nominee for the Board. If you abstain with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will not be counted as votes cast with respect to the election of such nominee and, accordingly, will have no effect on the election of that nominee.
For each of Proposals 2, 3, 4 and 5, you may vote for or against or you may abstain with respect to the approval of the applicable proposal. If you abstain from voting on any of these proposals, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.
Broker non-votes on any matter will be counted for purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the voting on Proposals 1, 2, 3, 4 or 5.
Could other matters be decided at the Annual Meeting?
We don’t know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the persons named in the proxy.
What happens if the Annual Meeting is postponed, adjourned, or delayed?
Your proxy will still be good and may be voted at the postponed, adjourned or delayed meeting. You will still be able to change or revoke your proxy until it is voted.

IMPORTANT ADDITIONAL INFORMATION
Cost of Annual Meeting and Proxy Solicitation
We pay the cost of the Annual Meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, and similar means. None of our directors, officers, and employees will be specially compensated for these activities. We also intend to request that brokers, banks, and other nominees solicit proxies from their principals, and we will reimburse the brokers, banks, and other nominees for certain expenses they incur for such activities.
We have also retained Innisfree M&A Incorporated (“Innisfree”) for consulting and solicitation services in connection with the Annual Meeting, for which Innisfree is anticipated to receive a fee of approximately $25,000. We have also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including legal fees and related charges.
Available Information
CF Industries makes available free of charge on or through the Investor Relations section of its website, www.cfindustries.com, its Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and forms of proxy and all amendments to those reports as soon as reasonably practicable after such material is filed electronically with, or furnished to, the SEC. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.
CF Industries will provide without charge to any shareholder, upon written request to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement, a copy of its Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and forms of proxy and all amendments to those reports.
DEADLINES FOR SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS, SHAREHOLDER NOMINATED DIRECTOR CANDIDATES AND OTHER BUSINESS OF SHAREHOLDERS
Proposals to be Considered for Inclusion in CF Industries’ Proxy Materials
Under SEC rules, a shareholder who intends to present a proposal at the 2023 annual meeting of shareholders and who wishes the proposal to be included in our proxy statement for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. The proposal must be received no later than November 30, 2022 (120 days before March 30, 2023, the one year anniversary of the anticipated mailing date of this Proxy Statement).
Director Nominations for Inclusion in CF Industries’ Proxy Materials (Proxy Access)
Under the proxy access provisions of our bylaws, certain shareholders and/or shareholder groups will be permitted to include shareholder nominated director candidates in our proxy materials for the 2023 annual meeting of shareholders. Requests pursuant to such proxy access provisions to include shareholder nominated director candidates in our proxy materials for an annual meeting in 2023 must be delivered to, or mailed to and received by, our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement no earlier than October 31, 2022 (150 days before March 30, 2023, the one year anniversary of the anticipated mailing date of this Proxy Statement) and no later than

November 30, 2022 (120 days before March 30, 2023, the one year anniversary of the anticipated mailing date of this Proxy Statement). See the discussion in Proposal 1 under the heading “Proxy Access” and refer to our bylaws for details about the process to include shareholder nominated director candidates in our proxy materials.
Other Shareholder Proposals and Director Nominations (Advance Notice Provisions)
Under our bylaws, written notice of (i) proposals intended to be presented by a shareholder at the 2023 annual meeting of shareholders, but that are not intended for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8, and (ii) nominees for the election of directors intended to be made by a shareholder at the 2023 annual meeting of shareholders, must be delivered to our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement no earlier than January 11, 2023 and no later than February 10, 2023. Such advance notice deadline will also be the deadline for a proposal to be considered “timely” for purposes of Rule 14a‑4(c) under the Exchange Act. To be in proper written form, such a notice must set forth the information prescribed in our bylaws. You can obtain a copy of our bylaws by writing our corporate secretary at the address of our principal executive offices on the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.

OTHER MATTERS
The Board of Directors knows of no other business to be presented at the Annual Meeting. If, however, any other business should properly come before the meeting, or any adjournment or postponement thereof, the proxies will be voted at the discretion of the persons named in the proxy.
By order of the board of directors,
Douglas C. Barnard
Senior Vice President, General Counsel, and Secretary
March 30, 2022

Appendix A
CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS
The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA and free cash flow, which are non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA and free cash flow included in this Proxy Statement may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA and free cash flow to the most directly comparable GAAP measures are provided below.
EBITDA is defined as net earnings attributable to common stockholders plus interest expense — net, income taxes, and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization and the portion of depreciation that is included in noncontrolling interests.
The company has presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interests. The company has presented free cash flow because management uses this measure and believes it is useful to investors as an indication of the strength of the company and its ability to generate cash and to evaluate the company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

A-1

Reconciliation of net earnings attributable to common stockholders (a GAAP measure) to EBITDA (a non-GAAP measure):
Year ended December 31, 2021
(in millions)
Net earnings	$1,260
Less: Net earnings attributable to noncontrolling interest	(343)
Net earnings attributable to common stockholders	917
Interest expense — net	183
Income tax provision	283
Depreciation and amortization	888
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(95)
Loan fee amortization(1)	(4)
EBITDA	$2,172

(1)
Loan fee amortization is included in both interest expense — net and depreciation and amortization.

Reconciliation of net cash provided by operating activities (a GAAP measure) to free cash flow (a non-GAAP measure):
Year ended December 31, 2021
(in millions)
Net cash provided by operating activities	$2,873
Capital expenditures	(514)
Distributions to noncontrolling interest	(194)
Free cash flow	$2,165

A-2

Appendix B
CF INDUSTRIES HOLDINGS, INC.
2022 EQUITY AND INCENTIVE PLAN
1.
Purpose; Types of Awards; Construction.

The purposes of the CF INDUSTRIES HOLDINGS, INC. 2022 Equity and Incentive Plan (the “Plan”) are to promote the interests of the Company and its Subsidiaries and the stockholders of the Company by providing Officers, Employees, Consultants and Directors with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company or its Subsidiaries, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range and annual achievements. The Plan provides for the grant of options (including “incentive stock options” and “nonqualified stock options”), stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.
2.
Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:
(a)
“Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award granted under the Plan.

(b)
“Award Agreement” means any written agreement, contract, notice or other instrument or document evidencing an Award.

(c)
“Board” means the Board of Directors of the Company.

(d)
A “Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(i)
any Person is or becomes the Beneficial Owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)
the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the Directors then still in office who either were Directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for a sale or disposition by the Company of all or substantially all of the Company’s assets, other than (a) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (b) a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
Notwithstanding the foregoing or anything to the contrary herein, (i) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) to the extent required to avoid the imposition of accelerated taxation and/or tax penalties under Section 409A of the Code, no Change in Control shall be deemed to occur unless such event constitutes a change in control event (as determined in accordance with Section 409A of the Code and the regulations thereunder).
(e)
“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)
“Committee” shall mean, at the discretion of the Board, a Committee of the Board, which shall consist of two or more persons, each of whom, unless otherwise determined by the Board, is a “non-employee director” within the meaning of Rule 16b-3.

(g)
“Company” means CF INDUSTRIES HOLDINGS, INC., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(h)
“Consultant” means any person, including any adviser, engaged by the Company or a Subsidiary of the Company to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company or the Subsidiary; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

(i)
“Continuous Service” means that the Grantee’s service with the Company or a Subsidiary of the Company, whether as an Employee, Consultant, or Director is not interrupted or terminated. A change in the capacity in which the Grantee renders service to the Company or a Subsidiary of the Company as an Employee, Consultant, or Director, provided that there is no interruption or termination of the Grantee’s services with the Company or a Subsidiary of the Company in any of the foregoing capacities, shall not terminate a Grantee’s Continuous Service.

(j)
“Director” means a member of the Board.

(k)
“Effective Date” means the date the Effective Time occurs.

(l)
“Effective Time” means the date the Plan is approved by the stockholders of the Company, at 12:01 a.m. Central Time on such date.

(m)
“Employee” means any person, including Officers and Directors, who are employed by the Company or any Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(n)
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

(o)
“Fair Market Value” means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean (i) the closing reported sales price per share of Stock on the national securities exchange on which the Stock is principally traded, for the relevant date (or, if there is no such closing sales price reported on the relevant date, then on the first day thereafter on which a closing sales price is reported), or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing reported bid and asked prices for the shares of Stock in such over-the-counter market for the relevant date (or, if there are no such closing bid and asked prices reported on the relevant date, then on the first day thereafter on which closing bid and asked prices are reported), or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

(p)
“Grantee” means an Employee, Consultant or Director that has been granted an Award under the Plan.

(q)
“Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company, as determined in accordance with in Section 424(e) and (f) of the Code, respectively.

(r)
“ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(s)
“Long Term Incentive Program” means the program described in Section 6(b) hereof.

(t)
“Non-Employee Director” means a Director who is not an Employee.

(u)
“NQSO” means any Option that is not designated as an ISO.

(v)
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w)
“Option” means a right, granted to a Grantee under Section 6(b)(i), to purchase shares of Stock. An Option may be either an ISO or an NQSO.

(x)
“Other Stock-Based Award” means a right or other interest granted to a Grantee that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including but not limited to (i) unrestricted Stock awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan, and (ii) a right granted to a Grantee to acquire Stock from the Company containing terms and conditions prescribed by the Committee.

(y)
“Performance Goals” means the performance goals determined by the Committee in its discretion to be applicable to an Award. As determined by the Committee, the Performance Goals may be based on the attainment by the Company or any Subsidiary of the Company (or any division or business unit of such entity) of performance goals pre-established by the Committee based on one or more criteria, including, but not limited to, the following: (1) return on total stockholder equity; (2) earnings per share of Stock; (3) net income (before or after taxes); (4) earnings before any or all of interest, taxes, minority interest, depreciation and amortization; (5) sales or revenues; (6) return on assets, capital or investment; (7) market share; (8) cost management goals; (9) budget comparisons; (10) implementation or completion of critical projects or processes; (11) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions; (12) cost per ton of material; (13) cash flow return on average gross capital employed; (14)

specified strategic objectives; (15) economic value created; (16) objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology or budget comparisons; (17) total shareholder return and (18) any combination of, or a specified increase, decrease or change in, any of the foregoing. The performance goals may be based upon the attainment of specified levels of performance under one or more of the measures (including those described above) relative to the performance of other entities. The Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend the aforementioned business criteria. Performance Goals may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned. The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary of the Company or the financial statements of the Company or any Subsidiary of the Company, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.
(z)
“Period of Restriction” means the period during which the transfer of shares of Restricted Stock are subject to restrictions and, therefore, the shares are subject to a substantial risk of forfeiture.

(aa)
“Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any Subsidiary of the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(bb)
“Plan” means this CF Industries Holdings, Inc. 2022 Equity and Incentive Plan, as amended from time to time.

(cc)
“Prior Award” means, individually or collectively, a grant under the Prior Plan or 2009 Plan of Options, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards.

(dd)
 “Prior Plan” means the CF Industries Holdings, Inc. 2014 Equity and Incentive Plan.

(ee)
“Prior Section 162(m)” means Section 162(m) of the Code as in effect prior to its amendment by the Tax Cuts and Jobs Act, P.L. 115-97, including the regulations and guidance promulgated in respect of Section 162(m) of the Code as in effect prior to such amendment.

(ff)
“Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6(b)(iii) that may be subject to certain restrictions and to a risk of forfeiture.

(gg)
“Restricted Stock Unit” means a right granted to a Grantee under Section 6(b)(iv) to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of specified performance or other criteria.

(hh)
“Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

(ii)
“Section 162(m) Grandfathering” means the regulations or other guidance promulgated in respect of transition rules under Section 162(m) of the Code, as Section 162(m) of the Code is in effect from time to time on or after the adoption of this Plan dated as of the Effective Date, extending the deductibility of each Prior Award intended to be “qualified performance-based compensation” under Prior Section 162(m).

(jj)
“Securities Act” means the Securities Act of 1933, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

(kk)
“Stock” means shares of the common stock, par value $0.01 per share, of the Company.

(ll)
“Stock Appreciation Right” or “SAR” means the right, granted to a Grantee under Section 6(b)(ii), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.

(mm)
“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code (but substituting “the Company” for “employer corporation”), provided that any other entity that would qualify as a “subsidiary corporation” in accordance with the forgoing but for its status as an entity other than a corporation shall also be deemed a Subsidiary.

(nn)
“Substitute Awards” means Awards granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines.

(oo)
“Total Authorized Shares” shall have the meaning set forth in Section 5(a) of the Plan.

(pp)
“2009 Plan” means the CF Industries Holdings, Inc. 2009 Equity and Incentive Plan.

3.
Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine Performance Goals; and to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in the terms and conditions of, and the Performance Goals (if any) included in, Awards; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan. Notwithstanding the foregoing (but without limiting the authority of the Committee under Section 3 hereof), neither the Board, the Committee nor their respective delegates shall have the authority to re-price (or cancel and re-grant) any Option, SAR or, if applicable, other Award at a lower exercise, base or purchase price; to cancel any such Award in exchange for cash; or to exchange any Option or SAR that has been granted to a Grantee for an Award other than an Option or SAR, in each case without first obtaining the approval of the Company’s stockholders, provided that this restriction shall not be construed to apply to “issuing or assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code.

All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan, provided that the Committee shall not delegate its authority to grant, and determine the terms of, Awards granted to any Officer. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including but not limited to the Company, any Subsidiary of the Company, or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder.
No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.
4.
Eligibility.

Awards may be granted to Employees, Consultants and Non-Employee Directors, provided that ISOs may be granted only to Employees. In determining the persons to whom Awards shall be granted and the number of shares of Stock to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company or its Subsidiaries and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.
5.
Stock Subject to the Plan, Adjustments, Minimum Vesting Requirement and Non-Employee Director Awards.

(a)
Stock Subject to the Plan.   Subject to adjustment as provided in Section 5(b), the maximum number of shares of Stock reserved for the grant of Awards under the Plan (“Total Authorized Shares”) shall be equal to the sum of:

(i)
2,500,000 shares of Stock, plus

(ii)
the number of shares of Stock that remain available for additional award grant purposes under the Prior Plan as of the Effective Time, plus

(iii)
the number of shares of Stock subject to stock options granted under the Prior Plan or the 2009 Plan that are outstanding as of the Effective Time, but only to the extent such stock options terminate or expire after the Effective Time without the delivery of shares of Stock, plus

(iv)
the number of shares of Stock subject to restricted stock or restricted stock unit awards (including, for the avoidance of doubt, performance restricted stock unit awards) granted under the Prior Plan that are outstanding as of the Effective Time, but only to the extent such awards terminate or expire after the Effective Time without the delivery of shares of Stock (in each case, with each such share increasing the shares of Stock available for issuance under the Plan by 1.61 shares of Stock), provided that in no event shall the Total Authorized Shares exceed 10,615,515 shares of Stock (which is the sum of (1) the 2,500,000 shares set forth above, plus (2) the number of shares of Stock that remain available under the Prior Plan for additional award grant purposes as of March 10, 2022 (the date this Plan was approved by the Board), plus (3) the aggregate number of shares of Stock subject to stock options previously granted and outstanding under the Prior Plan or the 2009 Plan as of March 10, 2022 plus (4) 1.61 times the aggregate number of shares of Stock subject to restricted stock and restricted stock unit awards previously granted and outstanding under the Prior Plan as of March 10, 2022).
For purposes of determining the number of shares of Stock available for grant under the Plan, each share of Stock subject to or issued in respect of an Award shall be counted against the Total Authorized Shares as one (1) share. Total Authorized Shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award under this Plan are forfeited, cancelled, exchanged, or surrendered (including shares tendered or withheld in payment of the exercise price of an Award and shares withheld by the Company or otherwise received by the Company to satisfy tax withholding obligations related to an Award) or if an Award terminates or expires without a distribution of shares to the Grantee, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan, with the Total Authorized Shares being credited with one share for each such share that is returned to the Plan. For the avoidance of doubt, the Total Authorized Shares shall not be increased by any shares of Stock repurchased by the Company with Option proceeds. Upon the exercise of any Award granted in tandem with any other Award, such related Award shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and such number of shares shall no longer be available for Awards under the Plan. All shares of Stock covered by a Stock Appreciation Right shall be counted against the Total Authorized Shares. Notwithstanding anything to the contrary herein except adjustments in accordance with Section 5(b), no more than 5,000,000 shares of Stock may be issued pursuant to the exercise of ISOs.
(b)
Adjustments.  In the event of a dividend (other than a normal cash dividend) or other distribution (whether in the form of cash, Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, or share exchange, or other similar corporate transaction or event which affects the Stock, the Committee shall appropriately adjust the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with new Awards and shall also adjust, in each case, in order to prevent dilution or enlargement of the rights of Grantees under the Plan, (i) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (ii) the exercise price, grant price, or purchase price relating to any outstanding Award, provided, that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code; and (iii) if applicable and to the extent the Committee determines to be appropriate, the Performance Goals applicable to outstanding Awards. The Committee shall have the authority to determine the specific adjustments that shall be made in each case in order to achieve the objectives stated in the preceding sentence. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

(c)
Minimum Vesting Requirements.  Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the Total Authorized Shares (subject to adjustment under Section 5(b)); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award in connection with a Grantee’s termination of Continuous Service to the extent otherwise permitted by the Plan or in accordance with Section 7.

(d)
Maximum Awards to Non-Employee Directors.  Notwithstanding anything in the Plan to the contrary, a Non-Employee Director may not be granted equity Awards during any single calendar year that, taken together with any cash fees paid to such Non-Employee Director in respect of the Non-Employee Director’s services as a member of the Board during such calendar year, exceeds $900,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial accounting purposes).

(e)
Substitute Awards.  In connection with an entity’s merger or consolidation with the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Total Authorized Shares (nor shall shares of Stock subject to a Substitute Award be added to the shares of Stock available for Awards under the Plan), except that shares of Stock acquired by exercise of substitute ISOs will count against the maximum number of shares of Stock that may be issued pursuant to the exercise of ISOs under the Plan.
6.
Specific Terms of Awards.

(a)
General.   The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Subsidiary of the Company upon the grant, vesting, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, which may include, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (consistent with Section 8(d)). The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b)
Long Term Incentive Program.   Under the Long Term Incentive Program, the Committee is authorized to grant the Awards described in this Section 6(b), under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon the attainment of Performance Goals. Each Award granted under the Long Term Incentive Program shall be evidenced by an Award Agreement containing such terms and conditions applicable to such Award as the Committee shall determine at the date of grant or thereafter.

(i)
Options.   The Committee is authorized to grant Options to Grantees on the following terms and conditions:

(A)
Type of Award.   The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

(B)
Exercise Price.   The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, but in no event shall the exercise price of any Option be less than the Fair Market Value of a share of Stock on the date of grant of such Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of the shares of Stock subject to such Option may be less than the Fair Market Value per share of Stock on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee (subject to such conditions as may be imposed by the Committee), through a “broker cashless exercise” procedure approved by the Committee, a combination of the above, or any other method approved the Committee, in any case in an amount having a combined value equal to such exercise price.

(C)
Term and Exercisability of Options.   Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by such procedures as the Committee may adopt or authorize.
(D)
Termination of Continuous Service.    An Option may not be exercised unless the Grantee is a Director, Employee or Consultant at the time of exercise and unless the Grantee remained in Continuous Service since the date of grant of the Option; provided, that the Award Agreement may contain provisions extending the exercisability of Options, in the event of specified terminations, to a date not later than the expiration date of such Option.

(E)
Dividends.   No dividend or dividend equivalents shall be payable in respect of outstanding Options. A Grantee shall have no rights to dividends, dividend equivalents or any other rights of a stockholder with respect to the shares of Stock subject to an Option until the Grantee has given written notice of the exercise thereof, has paid in full for such shares and has satisfied the requirements of Section 6(b)(i)(B) and 8(c) hereof, and the shares are delivered to the Grantee. No adjustment shall be made for a dividend or other right for which the record date is prior to the date when such shares are issued.

(F)
Additional Terms of ISOs.  If an ISO is granted to a Greater Than 10% Stockholder, the exercise price shall not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option shall not exceed five years. All ISOs (and Award Agreements related thereto) shall be subject to and construed consistently with Section 422 of the Code. By accepting an ISO, the Grantee agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of shares of Stock acquired under the Option made within (a) two years from the grant date of the Option or (b) one year after the transfer of such shares of Stock to the Grantee, specifying the date of the disposition or other transfer and the amount the Grantee realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Committee shall be liable to a Grantee, or any other party, if an ISO fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any ISO or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to shares of Stock having a Fair Market Value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, shall be a NQSO.

(G)
Other Provisions.   Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares of Stock acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law.

(ii)
SARs.   The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

(A)
In General.   SARs may be granted independently or in tandem with an Option. Unless the Committee determines otherwise, a SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO. A SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable. Payment of a SAR may be made in cash, Stock, or property as specified in the Award Agreement or determined by the Committee. The maximum term of any SAR shall be ten years from the date of grant.

(B)
SARs.   A SAR shall confer on the Grantee a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine, which shall not be less than the Fair Market Value of one share of Stock on the date of grant). Notwithstanding the foregoing, in the case of a SAR that is a Substitute Award, the grant price per share of the shares of Stock subject to such SAR may be less than the Fair Market Value per share of Stock on the date of grant; provided that the grant price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

(C)
Dividends.   No dividend or dividend equivalents shall be payable in respect of outstanding SARS. A Grantee shall have no rights to dividends, dividend equivalents or any other rights of a stockholder with respect to the shares of Stock subject to a SAR until the Grantee has given written notice of the exercise thereof, has satisfied the requirements of Section 8(c) hereof, and payment for such exercised SARs has been delivered to the Grantee. No adjustment shall be made for a dividend or other right for which the record date is prior to the date when such payment is delivered.

(iii)
Restricted Stock.   The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

(A)
Issuance and Restrictions.   Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. The Committee may place restrictions on Restricted Stock that lapse, in whole or in part, upon the attainment of Performance Goals.

(B)
Forfeiture.   Upon a Grantee’s termination of Continuous Service, during the applicable restriction period, Restricted Stock shall be forfeited; provided, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes.

(C)
Certificates for Stock.   Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.
(D)
Dividends.   Dividends paid on Restricted Stock shall, at the discretion of the Committee, be paid at the dividend payment date either in cash or in shares of Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or a stock dividend, Stock distributed in connection with a special dividend, and any property other than Stock or cash distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed. Notwithstanding the foregoing, dividends with respect to performance-based Restricted Stock for which the applicable performance period has not yet concluded will be accrued during the applicable performance period and will not be paid unless and until the Restricted Stock becomes earned based on the achievement of the performance goals applicable to such Restricted Stock.

(iv)
Restricted Stock Units.   The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

(A)
Award and Restrictions.   Delivery of Stock or cash, as determined by the Committee, will occur upon expiration of the deferral or vesting period specified for Restricted Stock Units by the Committee. The Committee may place restrictions on Restricted Stock Units that lapse, in whole or in part, upon the attainment of Performance Goals.

(B)
Dividend Equivalents.   The Committee may authorize the payment of dividend equivalents with respect to Restricted Stock Units. Dividend equivalents paid on Restricted Stock Units shall, at the discretion of the Committee, be paid at the dividend payment date either in cash or in shares of Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or a stock dividend, Stock distributed in connection with a special dividend, and any property other than Stock or cash distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Units with respect to which such Stock or other property has been distributed. Notwithstanding the foregoing, dividend equivalents with respect to performance-based Restricted Stock Units for which the applicable performance period has not yet concluded will be accrued during the applicable performance period and will not be paid unless and until the Restricted Stock Units become earned based on the achievement of performance goals applicable to such Restricted Stock Units.

(C)
Forfeiture.   Upon a Grantee’s termination of Continuous Service, during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and any accrued but unpaid dividend equivalents that are then subject to deferral or restriction shall be forfeited; provided, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes.

(v)
Other Stock-Based Awards.   The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this paragraph may be granted with value and payment contingent upon Performance Goals, so long as such goals relate to periods of performance in excess of one calendar year. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. Payments earned hereunder may be decreased or increased in the sole discretion of the Committee based on such factors as it deems appropriate. The Committee may establish such other rules applicable to the Other Stock-Based Awards to the extent not inconsistent with the Plan.
7.
Change in Control Provisions.

Unless otherwise determined by the Committee and evidenced in an Award Agreement, in the event of a Change in Control:
(a)
any outstanding Award carrying a right to exercise that was not previously vested and exercisable shall become fully vested and exercisable, provided that, if a Grantee does not exercise such Awards prior to the Change in Control, the Company will pay such Grantee in exchange for the cancellation of each such unexercised Award the difference between the exercise price or grant price for such Award and the per share of Stock consideration provided to other similarly situated stockholders in such Change in Control; provided further, however, that if the exercise price or grant price of such Award exceeds the aforementioned consideration provided, then such unexercised Award will be canceled and terminated without any payment;

(b)
the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other time-based outstanding Award granted under the Plan shall lapse and such Awards shall be deemed fully vested to the extent not then vested, and any shares of Stock underlying such Awards shall be delivered, provided, however, that the Committee may in its discretion provide such holders the consideration provided to similarly situated stockholders in such Change in Control; and

(c)
the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any performance-based outstanding Award granted under the Plan shall lapse and such Awards shall be deemed fully vested to the extent not then vested, and any shares underlying such Awards shall be delivered, provided, however, that the Committee may in its discretion provide such holders the consideration provided to similarly situated stockholders in such Change in Control, and any performance conditions imposed with respect to Awards shall be deemed to be fully achieved. Fully achieved is defined as the higher of target or actual performance to-date.

8.
General Provisions.

(a)
Nontransferability.   Unless otherwise determined by the Committee, Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative. No Award may transferred for value prior to the vesting, exercise or delivery of Stock with respect to such Award, as the case may be.

(b)
No Right to Continued Employment, etc.   Nothing in the Plan or in any Award, any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Company or Subsidiary of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee’s employment or service relationship.

(c)
Taxes.   The Company or any Subsidiary of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations. The Committee may provide in the Award Agreement that in the event that a Grantee is required to pay any amount to be withheld in connection with the issuance of shares of Stock in settlement or exercise of an Award, the Grantee shall or may satisfy such obligation (in whole or in part) by electing to have withheld a portion of the shares of Stock otherwise to be received upon settlement or exercise of such Award equal to an amount no greater than the maximum statutory tax rate applicable to such Grantee in all relevant jurisdictions, and in all cases reduced by the amount of any withholding obligation a Grantee satisfies by cash payment to the Company. The Company shall not be required to make any payment or distribution under or relating to the Plan or any Award until any tax withholding obligations are satisfied or such arrangements are made, as determined by the Committee in its discretion.
(d)
Compliance with Section 409A of the Code.   The terms of the Plan and all Awards made under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with, the requirements of Section 409A of the Code and any regulations or guidance promulgated thereunder, and accordingly, to the maximum extent permitted, the Plan and such Awards shall be interpreted in a manner consistent with such interpretation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Grantee shall not be considered to have terminated employment or service with the Company or any of its Subsidiaries for purposes of the Plan and no payment shall be due to the Grantee under the Plan or any Award until the Grantee would be considered to have incurred a “separation from service” from the Company or its Subsidiary within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

(e)
Stockholder Approval; Successor to Prior Plan; Amendment and Termination.

(i)
The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is approved by the Board. Such stockholder approval will be obtained in the manner and to the degree required under applicable law and no Awards shall be granted under the Plan until such approval is obtained.

(ii)
The Plan is intended as the successor to the Prior Plan. The Plan shall take effect on the Effective Date. On and following the Effective Date, no additional awards may be granted under the Prior Plan. In addition, from and after the Effective Time, all outstanding awards granted under the Prior Plan will remain subject to the terms of the Prior Plan and all outstanding awards granted under the 2009 Plan will remain subject to the terms of the 2009 Plan. All Awards granted on or after 12:01 a.m. Central Time on the Effective Date will be subject to the terms of the Plan.
(iii)
The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that unless otherwise determined by the Board, an amendment that requires stockholder approval in order for the Plan to continue to comply with any applicable law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. Without limiting the generality of the foregoing, stockholder approval shall be required for any amendment to the Plan which (a) increases the maximum number of shares of Stock available under the Plan, (b) changes the conditions for eligibility to participate in the Plan, (c) otherwise materially increases the benefits accruing to Plan participants, (d) permits the Committee to waive vesting requirements (other than in connection with a Change in Control or a change in the participant’s employment or service relationship) or (e) amends the provisions of this Section 8(e)(iii). Notwithstanding the foregoing, no amendment to or termination of the Plan shall affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan. All changes described in this paragraph are at the sole discretion of the Board and/or the Committee (except to the extent stockholder approval is required), may be made at any time, and may have a retroactive effective date.

(f)
Clawback Policy.   Any Award granted under this Plan is subject to any applicable recoupment or “clawback” policies of the Company, as amended from time to time, or as may be set forth in an Award Agreement.

(g)
Expiration of Plan.   Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall expire on the tenth anniversary of the Effective Date. No Awards shall be granted under the Plan after such expiration date; provided, however, that no ISO may be granted under the Plan on or after March 10, 2032 (the tenth anniversary of the date the Plan was adopted by the Board). The expiration of the Plan shall not affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted.

(h)
Deferrals.   The Committee shall have the authority to establish such procedures and programs that it deems appropriate to provide Grantees with the ability to defer receipt of cash, Stock or other property payable with respect to Awards granted under the Plan in a manner that is compliant with Section 409A of the Code.

(i)
No Rights to Awards; No Stockholder Rights.   No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares of Stock covered by the Award until the date of the issuance of a stock certificate to Grantee for such shares or the issuance of shares to Grantee in book-entry form.

(j)
Unfunded Status of Awards.   The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

(k)
No Fractional Shares.   No fractional shares of Stock shall be required to be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(l)
Regulations and Other Approvals.

(i)
The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(ii)
Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(iii)
In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

(iv)
The Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to enter into a stockholder agreement or “lock-up” agreement in such form as the Committee shall determine is necessary or desirable to further the Company’s interests.

(m)
Prior Section 162(m).   Notwithstanding anything to the contrary herein, no provision of this Plan is intended to result in non-deductibility of Prior Awards that were intended to be deductible in accordance with Prior Section 162(m), and any Prior Awards that are outstanding as of the Effective Date shall remain subject to the Prior Plan or the 2009 Plan (as applicable) to the extent necessary to comply with Section 162(m) of the Code. The Company intends to avail itself of transition relief applicable to such Prior Awards, if any, in connection with Section 162(m) of the Code (including, without limitation, in accordance with the Section 162(m) Grandfathering) to the maximum extent permitted by regulations and other guidance promulgated to implement such transition relief. The determination by the Company regarding whether transition relief is available shall be made in its sole discretion and shall be binding on all Grantees, as applicable.

(n)
Limitations Applicable to Officers.   Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

(o)
Governing Law.   The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

SCAN TO
VIEW MATERIALS & VOTE

D72939-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

CF INDUSTRIES HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Javed Ahmed	☐	☐	☐
1b. Robert C. Arzbaecher	☐	☐	☐
1c. Deborah L. DeHaas	☐	☐	☐
1d. John W. Eaves	☐	☐	☐
1e. Stephen J. Hagge	☐	☐	☐
1f. Jesus Madrazo Yris	☐	☐	☐
1g. Anne P. Noonan	☐	☐	☐
1h. Michael J. Toelle	☐	☐	☐
1i. Theresa E. Wagler	☐	☐	☐
1j. Celso L. White	☐	☐	☐
1k. W. Anthony Will	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	**For**	**Against**	**Abstain**
2. Approval of an advisory resolution regarding the compensation of CF Industries Holdings, Inc.'s named executive officers.	☐	☐	☐
3. Approval of CF Industries Holdings, Inc.'s new 2022 Equity and Incentive Plan.	☐	☐	☐
4. Ratification of the selection of KPMG LLP as CF Industries Holdings, Inc.'s independent registered public accounting firm for 2022.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 5:	**For**	**Against**	**Abstain**
5. Shareholder proposal regarding the ownership threshold required to call a special meeting of shareholders, if properly presented at the meeting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

CF INDUSTRIES HOLDINGS, INC. 4 PARKWAY NORTH DEERFIELD, IL 60015-2590SCAN TOVIEW MATERIALS & VOTEVOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 10, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/CF2022You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 10, 2022. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D72939-TBDKEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice of Annual Meeting of Shareholders and Proxy Statement for the 2022 Annual Meeting of Shareholders and the 2021 Annual Report are available at www.proxyvote.com.D72940-TBDCF INDUSTRIES HOLDINGS, INC.Annual Meeting of Shareholders May 11, 2022, 10:00 a.m. Central TimeThis proxy is solicited by the Board of DirectorsThe undersigned hereby constitutes and appoints Douglas C. Barnard and Christopher D. Bohn, and each of them, as proxies, each with the power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side of this proxy card and in their discretion upon such other business as may properly come before the meeting, all the shares of common stock of CF Industries Holdings, Inc., registered in the name of the undersigned, as of March 18, 2022, at the Annual Meeting of Shareholders of CF Industries Holdings, Inc., to be held May 11, 2022 at 10:00 a.m., Central Time, via the Internet at www.virtualshareholdermeeting.com/CF2022, and any and all adjournments or postponements of that meeting. Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees listed in proposal 1, FOR proposals 2, 3 and 4, and AGAINST proposal 5.Continued and to be signed on reverse side